     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 27, 1998
                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            FLOWERS INDUSTRIES, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                        GEORGIA                                                 58-0244940
            (State or other jurisdiction of                                  (I.R.S. Employer
             incorporation or organization)                               Identification Number)

                              1919 FLOWERS CIRCLE
                           THOMASVILLE, GEORGIA 31757
                                 (912) 226-9110
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                            ------------------------
                           G. ANTHONY CAMPBELL, ESQ.
                         GENERAL COUNSEL AND SECRETARY
                              1919 FLOWERS CIRCLE
                           THOMASVILLE, GEORGIA 31757
                                 (912) 226-9110
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------
                                   COPIES TO:

                 ROBERT W. SMITH, ESQ.                                   JOHN J. KELLEY III, ESQ.
                  LIZANNE THOMAS, ESQ.                                       KING & SPALDING
               JONES, DAY, REAVIS & POGUE                               191 PEACHTREE STREET, N.E.
                  3500 SUNTRUST PLAZA                                  ATLANTA, GEORGIA 30303-1763
               303 PEACHTREE STREET, N.E.                                     (404) 572-4600
              ATLANTA, GEORGIA 30308-3242
                     (404) 521-3939

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of a prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

================================================================================================================================
                                                                    PROPOSED MAXIMUM     PROPOSED MAXIMUM
          TITLE OF EACH CLASS OF                AMOUNT TO BE       OFFERING PRICE PER   AGGREGATE OFFERING       AMOUNT OF
       SECURITIES TO BE REGISTERED               REGISTERED             SECURITY              PRICE           REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.625 per share,
  and Preferred Share Purchase Rights.....  11,500,000 shares(1)      $24.0625(2)        $276,718,750(2)         $81,632.03
--------------------------------------------------------------------------------------------------------------------------------
    % Debentures due 2028.................      $200,000,000              100%             $200,000,000        $59,000.00(3)
================================================================================================================================

(1) Includes 1,500,000 shares of Common Stock (attaching Preferred Share Purchase Rights) which the Underwriters have the option to purchase solely to cover over-allotments, if any. The Preferred Share Purchase Rights will be issued for no additional consideration; no additional registration fee is required.
(2) Estimated pursuant to Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee based on the average of the reported high and low sales prices of the Common Stock of the Registrant on the New York Stock Exchange ("NYSE") on March 24, 1998.
(3) Calculated pursuant to Rule 457(o) under the Securities Act.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                                EXPLANATORY NOTE

     This Registration Statement contains three forms of Prospectus, one to be used in connection with the offering (the "U.S. Stock Offering") of 8,000,000 shares of Common Stock by the Company in the United States and Canada (the "U.S. Stock Prospectus"), one to be used in connection with a concurrent offering of 2,000,000 shares of Common Stock by the Company outside the United States and Canada (together with the U.S. Offering, the "Common Stock Offering") (the "International Stock Prospectus," and together with the U.S. Stock Prospectus, the "Stock Prospectuses"), and one to be used in connection with the offering
(the "Debentures Offering") by the Company of   % Debentures due 2028 (the
"Debentures Prospectus"). The Common Stock Offering pursuant to the Stock Prospectuses and the Debentures Offering pursuant to the Debentures Prospectus are not conditioned upon each other.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PRELIMINARY PROSPECTUS (Subject to Completion)

Issued March 27, 1998
                               10,000,000 Shares
                            Flowers Industries, Inc.

                                  COMMON STOCK
                            ------------------------
ALL OF THE SHARES OF COMMON STOCK OFFERED HEREBY ARE BEING SOLD BY THE COMPANY.
 OF THE 10,000,000 SHARES OF COMMON STOCK OFFERED HEREBY, 8,000,000 SHARES ARE BEING OFFERED INITIALLY IN THE UNITED STATES AND CANADA BY THE U.S. UNDERWRITERS
 AND 2,000,000 SHARES ARE BEING OFFERED INITIALLY OUTSIDE THE UNITED STATES AND CANADA BY THE INTERNATIONAL UNDERWRITERS. SEE "UNDERWRITERS." THE COMMON STOCK
OF THE COMPANY IS LISTED ON THE NEW YORK STOCK EXCHANGE UNDER THE SYMBOL "FLO."
 ON MARCH 25, 1998, THE LAST REPORTED SALE PRICE OF THE COMMON STOCK ON THE NEW
                   YORK STOCK EXCHANGE WAS $23 1/8 PER SHARE.

   CONCURRENTLY WITH THIS OFFERING OF COMMON STOCK, THE COMPANY IS OFFERING,
   PURSUANT TO A SEPARATE PROSPECTUS, $200,000,000 PRINCIPAL AMOUNT OF     %
     DEBENTURES DUE 2028. CONSUMMATION OF THE COMMON STOCK OFFERING AND THE DEBENTURES OFFERING ARE NOT CONDITIONED UPON EACH OTHER. SEE "USE OF PROCEEDS."
                            ------------------------
             SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR INFORMATION
              THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------

                            PRICE $          A SHARE
                            ------------------------

                                                                  UNDERWRITING
                                                    PRICE TO     DISCOUNTS AND    PROCEEDS TO
                                                     PUBLIC      COMMISSIONS(1)   COMPANY(2)
                                                    --------     --------------   -----------
Per Share........................................  $                $             $
Total(3).........................................  $                $             $

------------

    (1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriters."
    (2) Before deducting expenses payable by the Company estimated at
        $1,700,000.
    (3) The Company has granted to the U.S. Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an aggregate of 1,500,000 additional shares of Common Stock at the price to public less underwriting discounts and commissions, for the purpose of covering over-allotments, if any. If the U.S. Underwriters exercise such option in full, the total price to public, underwriting discounts and
        commissions and proceeds to Company will be $        , $        and
        $        , respectively. See "Underwriters."
                            ------------------------

     The Shares are offered, subject to prior sale, when, as and if accepted by the Underwriters named herein and subject to approval of certain legal matters by King & Spalding, counsel for the Underwriters. It is expected that delivery
of the Shares will be made on or about           , 1998 at the office of Morgan
Stanley & Co. Incorporated, New York, N.Y. against payment therefor in immediately available funds.
                            ------------------------
            MORGAN STANLEY DEAN WITTER  SBC WARBURG DILLON READ INC.
               , 1998

     NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREBY SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.
                            ------------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Incorporation of Certain Documents by Reference.............     i
Available Information.......................................    ii
Summary.....................................................     1
The Offering................................................     6
Forward Looking Statements..................................     9
Risk Factors................................................     9
Use of Proceeds.............................................    12
Price Range of Common Stock and Dividends...................    12
Capitalization..............................................    14
Unaudited Pro Forma Condensed Consolidated Financial
  Statements................................................    15
Selected Consolidated Historical Financial Data.............    21
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................    22
Business....................................................    29
Management..................................................    40
Description of Capital Stock................................    42
Certain United States Federal Tax Considerations for
  Non-U.S. Holders of Common Stock..........................    43
Underwriters................................................    46
Legal Matters...............................................    49
Experts.....................................................    49
Index to Consolidated Financial Statements..................   F-1

                            ------------------------

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, SHARES OF THE COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITERS."

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference:

          (i) The Company's Transition Report on Form 10-K for the transition period ended January 3, 1998;

          (ii) The Company's Current Report on Form 8-K dated February 18, 1998 (as amended by Form 8-K/A dated March 13, 1998); and

          (iii) The description of the Company's securities set forth under the heading "Description of the Securities to be Registered" in the Company's Registration Statement on Form 8-B dated December 7, 1987, for the registration of the Common Stock under the Exchange Act, and the Company's

     Registration Statement on Form 8-A dated March 21, 1989, for the registration of the Rights to purchase Series A Junior Participating Preferred Stock of the Company.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or was deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The information relating to the Company contained in this Prospectus should be read together with the information in the documents incorporated by reference.

     This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. Such documents (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference) are available without charge to any person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request. Requests for such documents should be directed to Flowers Industries, Inc., 1919 Flowers Circle, Thomasville, Georgia 31757, Attention: G. Anthony Campbell, telephone: (912) 226-9110.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, Suite 1200, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also may be obtained by mail from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Additionally, the Commission maintains a Web site on the Internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission and that is located at http://www.sec.gov. In addition, information concerning the Company is available for inspection at the offices of the New York Stock Exchange ("NYSE"), 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a Registration Statement on Form S-3 (including the exhibits and amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to this offering of Common Stock (the "Common Stock Offering") and
the offering of $200,000,000 principal amount of      % Debentures due 2028 of
the Company (the "Debentures Offering"). This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain portions of which are omitted in accordance with the rules and regulations of the Commission and to which reference is hereby made. Statements contained in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission, reference is made to the exhibit or other filing for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Copies of the Registration Statement together with exhibits may be inspected at the office of the Commission in Washington, D.C., as indicated above, without charge, and copies thereof may be obtained therefrom upon payment of a prescribed fee.

                                    SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the consolidated financial statements and notes thereto included elsewhere or incorporated by reference in this Prospectus. As used in this Prospectus, unless the context otherwise indicates, (i) "Flowers" means Flowers Industries, Inc., a Georgia corporation and its consolidated subsidiaries, excluding Keebler Foods Company, a Delaware corporation, and its consolidated subsidiaries ("Keebler"); and (ii) the "Company" means Flowers and Keebler, collectively. Unless stated otherwise, figures provided for market share percentages and rank in any market are based on retail sales (measured in dollars) in 1997 as reported by Information Resources, Inc. ("IRI"), which tracks retail sales through scanner data in United States grocery stores with annual revenue greater than $2.0 million. The IRI data excludes sales through other channels in which the Company operates and, therefore, may overstate or understate the Company's share of particular product lines in the baked foods market. See "Business -- Products." All information in this Prospectus assumes no exercise of the U.S. Underwriters' over-allotment option described under the caption "Underwriters." In January 1998, the Company changed its fiscal year end from the Saturday nearest June 30 to the Saturday nearest December 31. Unless stated otherwise, all references to (i) "fiscal year 1997" shall mean Flowers' full fiscal year ended June 28, 1997, (ii) "fiscal year 1998" shall mean Flowers' full fiscal year ending January 2, 1999, and (iii) "transition period 1998" shall mean Flowers' 27 week transition period from June 29, 1997 through January 3, 1998.

                                  THE COMPANY

     The Company is the largest nationally branded producer and marketer of a full line of baked foods in the United States, with products which include Flowers Bakeries' fresh breads and rolls, Mrs. Smith's Bakeries' fresh and frozen baked desserts, snacks, breads and rolls, as well as Keebler's cookies and crackers. Since its founding in 1919 in Thomasville, Georgia, the Company has dramatically expanded the diversity and geographic scope of its operations and is now a leader in the market for baked foods throughout the United States.

     The Company's core strategy is to be the country's leading low-cost producer and marketer of a full line of branded fresh and frozen baked products on a national and super-regional basis, serving all possible customers, through all channels of distribution. This strategy is focused on responding to current market trends for the Company's products and changing consumer preferences, which now increasingly favor purchases of ready-made convenience food products as opposed to traditional home-prepared foods. To assist in accomplishing this core strategy, the Company has aggressively invested capital to modernize and expand its plant and equipment capacity and has acquired nationally branded businesses which complement its traditional strengths. It has also continually improved its distribution systems and has established a presence in all distribution channels where baked foods are sold, including restaurants, fast-food chains, food wholesalers, institutions and vending machines, as well as grocery stores.

     In the fresh baked product line (Flowers Bakeries), the Company focuses on the production and marketing of baked foods to customers in the super-regional 19 state area in and surrounding the southeastern United States. In this effort, the Company has devoted significant resources to modernizing production facilities and improving its distribution capabilities, as well as actively marketing well-recognized brands such as Nature's Own and Cobblestone Mill bread. Since 1980, the Company has acquired 24 local bakery operations which are generally within or contiguous to its existing region and which can be served with its extensive direct-to-store sales and distribution system (a "DSD system"). The Company's strategy is to use acquisitions to better serve new and existing customers, principally by increasing the productivity and efficiency of newly acquired plants, establishing reciprocal baking arrangements among its bakeries, and by extending its DSD system. Flowers Bakeries' DSD system utilizes approximately 3,100 independent distributors who own the right to sell the Company's fresh baked products within their respective territories.

     The Company's frozen baked foods operations (Mrs. Smith's Bakeries) began in the mid-1970s with the acquisition of the Stilwell business, with frozen products initially marketed to customers in the southeastern and southwestern United States. In 1989, the Company entered the frozen bread and dough market in the southeastern United States with its acquisition of the bakery operations of Winn-Dixie, Inc. In 1991, the Company undertook its first significant entry into the national market for frozen baked dessert products with the acquisition of Pies, Inc., a midwest-based producer of premium pies for the restaurant and foodservice markets, and further expanded its national presence by acquiring the Oregon Farms branded frozen carrot cake line. In May 1996, the Company obtained a leading presence in the frozen baked dessert category with the acquisition of the business of Mrs. Smith's Inc., which is the leading national brand of frozen pies sold at retail. In January 1998, the Company launched "Operation 365," a strategy aimed at significantly expanding year-round sales in the frozen dessert baked product category through product line extensions designed to take advantage of nationwide consumer recognition of the Mrs. Smith's brand name. Examples of significant product line extensions that are underway include Mrs. Smith's retail frozen fruit cobblers and Mrs. Smith's "Restaurant Classics" retail frozen pies.

     The Company entered the cookies and crackers marketplace in January 1996 by acquiring for $62.5 million an approximate 45% stake in Keebler, the number two producer and marketer of cookies and crackers in the United States with net sales of approximately $2.1 billion for the fiscal year ended January 3, 1998. In June 1996, Keebler acquired Sunshine Biscuits, Inc. ("Sunshine"), the third largest cookie and cracker producer in the United States. By the end of 1996, Keebler completed its planned integration of Sunshine's operations, achieving efficiencies in administration, purchasing, production, marketing, sales and distribution. Under the control of Flowers and its co-investors, Keebler's results of operations have improved from a net loss of $158.3 million for its fiscal year ended December 30, 1995, to a net income of $57.0 million for its fiscal year ended January 3, 1998. On February 3, 1998, Keebler completed its initial public offering in which Flowers' co-investors sold a portion of their shares to the public. Concurrent with that offering, Flowers purchased an additional 11% of Keebler from its co-investors for approximately $309 million, thereby increasing its ownership to approximately 55% of the total Keebler shares outstanding (the "Keebler Acquisition").

     The Company has a leading presence in each of the major product categories in which it competes. Flowers Bakeries' fresh baked branded bread and roll sales rank first in ten of its 15 major metropolitan markets and second in its remaining five such markets, and its Nature's Own brand is the number one volume brand of wheat/variety bread in the country despite being marketed solely in the super-regional 19 state area in and surrounding the southeastern United States. Mrs. Smith's Bakeries is one of the leading frozen baked dessert producers and marketers in the United States, and its Mrs. Smith's pies are the leading national brand of frozen pies sold at retail. Keebler is the number two producer and marketer of branded cookies and crackers, the number one producer and marketer of private label cookies and the number one producer and marketer of cookies and crackers for the foodservice market. The Company's major branded products include, among others, the following:

    FLOWERS BAKERIES              MRS. SMITH'S BAKERIES                  KEEBLER
  FRESH BAKED PRODUCTS       FRESH AND FROZEN BAKED PRODUCTS       COOKIES AND CRACKERS
  --------------------       -------------------------------       --------------------
Flowers                   Mrs. Smith's                           Keebler Brands:
Nature's Own              Mrs. Smith's Restaurant Classics       - Chips Deluxe
Whitewheat                Mrs. Smith's Special Recipe            - Pecan Sandies
Cobblestone Mill          Mrs. Freshley's                        - Fudge Shoppe
Dandee                    Oregon Farms                           - Town House
Evangeline Maid           European Bakers, Ltd.                  - Club
Betsy Ross                Stilwell                               - Graham Selects
ButterKrust               Our Special Touch                      - Wheatables
BlueBird                  Danish Kitchen                         - Zesta
Licensed Brands:          Pour-A-Quiche                          Cheez-It
- Sunbeam                                                        Carr's
- Roman Meal                                                     Vienna Fingers
- Country Hearth                                                 Hydrox
- Bunny                                                          Sunshine Krispy
- Holsum                                                         Hi-Ho
                                                                 Ready Crust

     The Company is committed to being the low cost producer in all of its operations and has made significant capital investments in recent years to modernize, automate and expand its production and distribution capabilities. Flowers has invested approximately $377 million over the past six years, of which approximately $227 million was used to expand and modernize existing production facilities for Flowers Bakeries, including the addition of twelve new highly-automated production lines in nine facilities. The remaining approximately $150 million was used primarily to build a state-of-the-art distribution facility, and to add 13 highly-automated production lines in nine facilities for Mrs. Smith's Bakeries. Since Flowers' initial investment in Keebler in January 1996, Keebler has invested approximately $78 million to streamline and rationalize its production operations in order to better support its national DSD system.

     In order to provide prompt and responsive service to its consumers, the Company tailors its distribution systems to the marketing and production aspects of its major product lines. Flowers Bakeries distributes its fresh baked foods through an extensive DSD system of approximately 3,100 independent distributors who, as owners of their territories, are motivated to maintain and build shelf space and to monitor product freshness, which is essential in the marketing of short shelf life products such as fresh bread, rolls and buns. These distributors make an aggregate of approximately 70,000 stops per day. Mrs. Smith's Bakeries' frozen foods are distributed through its two strategically-located frozen distribution facilities, as well as through additional commercial frozen warehouse space throughout the United States, in order to accommodate inventory growth in seasonal products and to provide staging to expedite distribution throughout the year. Keebler's cookies and crackers are distributed through a DSD system designed to maximize customer service and Keebler's control over the availability and presentation of products. Keebler's DSD system employees distribute products to approximately 30,000 retail locations, principally supermarkets. Keebler is one of only two cookie and cracker companies that own and operate a national DSD system.

INDUSTRY OVERVIEW

     The United States baked foods industry is comprised of a number of distinct product lines, including fresh baked foods (fresh breads, rolls and buns), refrigerated and frozen baked foods (desserts, snacks, breads and doughs) and cookies and crackers. Changes in consumer preferences have shifted food purchases away from the traditional grocery store aisles for home preparation and consumption, and toward home meal replacement purchases, either in supermarkets' in-store deli/bakeries or in non-supermarket channels, such as mass merchandisers, convenience stores, club stores, restaurants and other convenience channels. Non-supermarket channels of distribution are becoming increasingly important throughout the baked foods industry.

  Fresh Baked Foods

     In 1997, retail bread sales in the United States were approximately $5 billion, according to IRI, which tracks retail sales through scanner data in United States grocery stores with annual revenue greater than $2.0 million. In the last decade, retail sales of fresh breads have experienced modest growth, with expansion occurring primarily in a variety of premium and specialty breads.

     In addition to Flowers Bakeries, several large baking and diversified food companies market fresh baked foods in the United States. Competitors in this category include Interstate Bakeries Corporation ("Interstate"), The Earthgrains Company ("Earthgrains"), Bestfoods, formerly CPC International Inc. ("Bestfoods") and Pepperidge Farm Inc. ("Pepperidge Farm"). There are also a number of smaller, regional baking companies. The Company believes that the larger companies enjoy several competitive advantages over smaller operations, due principally to economies of scale in areas such as purchasing, production, advertising, marketing and distribution, as well as through greater brand awareness.

     A significant trend in the fresh baked foods industry over the last several years has been the consolidation of smaller bakeries into larger baking businesses. Consolidation, which has reduced industry capacity, continues to be driven by factors such as capital constraints on smaller bakeries, which limit their ability to avoid technological obsolescence, to increase productivity or to develop new products, generational changes at family-owned businesses, and the need to serve super-regional grocery store chains. The Company believes that the consolidation trend in the fresh baked foods industry will continue to present opportunities for strategic acquisitions that complement its existing businesses and that extend its regional presence.

  Frozen Baked Foods

     The United States frozen and refrigerated baked foods industry, including desserts, breads, rolls and doughs, had 1997 sales of approximately $7 billion, according to estimates compiled for the February 1998 edition of Refrigerated and Frozen Foods, an industry trade publication. While retail sales of frozen baked desserts have declined by approximately 9% since 1992, sales of frozen baked foods to other distribution channels, including restaurants and other foodservice institutions, have grown significantly over the same period, including a cumulative 23% increase in sales of foodservice desserts and a 50% increase in sales at in-store deli/bakeries. Primary competitors in the frozen baked desserts category include The Pillsbury Co. ("Pillsbury"), Sara Lee Bakery ("Sara Lee"), Rich Products Corp. ("Rich Products"), Edwards Baking Co. ("Edwards") and Pepperidge Farm.

  Cookies and Crackers

     The United States cookie and cracker industry had 1997 retail sales of approximately $8.3 billion. Since 1992, consumption per person of cookies and crackers in the United States has remained stable. The cookie and cracker industry is comprised of distinct product segments. Cookie segments include, among others, sandwich cookies, chocolate chip cookies and fudge-covered cookies. Cracker segments include among others, saltine crackers, graham crackers and snack crackers.

     Supermarkets accounted for approximately 78% of 1996 retail sales in the cookie and cracker industry with mass merchandisers, convenience stores, and drug stores accounting for most of the balance. Since 1992, United States annual dollar supermarket sales of cookies and crackers have increased an average of 1.5% per year.

     Keebler and Nabisco, Inc. ("Nabisco") are the two largest national participants in the cookie and cracker industry. Keebler and Nabisco have a combined market share of approximately 58%, with Keebler having approximately 24% and Nabisco having approximately 34%. Other participants in the industry generally operate only in certain regions of the United States or only participate in a limited number of segments of the industry.

BUSINESS STRATEGY

     The Company's strategy is to be the country's leading low-cost producer and marketer of a full-line of branded fresh and frozen baked foods products on a national and super-regional basis serving all possible customers through all channels of distribution. Flowers Bakeries, Mrs. Smith's Bakeries and Keebler each develop separate strategies based on the production, distribution and marketing requirements of its particular baked foods category. The Company employs the following five overall strategies:

     - Strong Brand Recognition. The Company intends to capitalize on the success of its well-recognized brand names, which communicate product consistency and high quality, through extending those brand names to additional products and categories. Among other strategies, the Company will continue to extend the Mrs. Smith's brand to additional frozen baked products, expand the use of the Cheez-It brand name and develop new products under the Keebler brand name. Many of the Company's products, including its Nature's Own bread, Mrs. Smith's retail frozen baked pies and Cheez-It snack crackers, are the top-selling brands in their categories. Flowers Bakeries' fresh baked branded bread and roll sales rank first in ten of its 15 major metropolitan markets and second in its remaining five such markets. Keebler brand cookies rank second overall in the United States, with eight of the 25 best-selling cookies and ten of the 25 best-selling crackers in the United States based on dollar sales.

     - State-of-the-Art Production and Distribution Facilities. The Company intends to maintain a continuing level of capital improvements that will permit it to fulfill its commitment to remain among the most modern and efficient baked foods producers in the United States. Toward this goal, Flowers has invested approximately $377 million in Flowers Bakeries and Mrs. Smith's Bakeries in the six-year period ended June 28, 1997 to build several modern and highly efficient production facilities and a state-of-the-art distribution facility, as well as to automate and modernize its existing facilities. Since Flowers' initial investment in Keebler in January 1996, Keebler has spent approximately $78 million to keep its operations modern and efficient and has lowered its operating costs by closing plants, consolidating production and reducing overhead.

     - Efficient and Customer Service-Oriented Distribution. The Company intends to expand and refine its distribution systems to allow it to respond quickly and efficiently to changing customer service needs, consumer preferences and seasonal demands. In the last decade, the Company has developed distribution systems that are tailored to the nature of each of its three baked food product categories and are designed to provide the highest levels of service to retail and foodservice customers. Flowers Bakeries has developed a DSD network of approximately 3,100 independent distributors for its fresh baked products, who make an aggregate of approximately 70,000 stops per day. Mrs. Smith's Bakeries operates a network of strategically located storage and distribution facilities for its frozen baked products and a centralized distribution facility for its fresh baked snack products. Keebler operates its own national DSD system for its cookie and cracker products, enabling it to provide frequent service to over 30,000 retail customers.

     - Broad Range of Products and Sales Channels. In recognition that consumers are increasingly seeking home meal replacements and other convenience food products, the Company intends to continue to emphasize expansion of its product lines and sales channels to meet those preferences. The Company's product lines now include virtually every category of baked foods, including fresh and frozen bread, buns, rolls, pies, cakes, and other baked snacks and desserts, as well as cookies and crackers. The Company's products generally can be found in all baked food distribution channels, including traditional supermarkets and their in-store deli/bakeries, convenience stores, mass merchandisers, club stores, wholesalers, restaurants, fast food outlets, schools, hospitals and vending machines. The Company intends to continue to increase its focus on non-supermarket channels, such as restaurants, mass merchandisers and convenience stores.

     - Strategic Acquisitions. The Company intends to continue to pursue growth through strategic acquisitions and investments that will complement and expand its existing markets, product lines and product categories. The Company has consistently pursued growth in sales, geographic markets and products through strategic acquisitions and has completed over 75 acquisitions in 30 years. Most recently, Flowers continued its regional expansion in fresh baked foods with its January 1998 acquisition of Franklin Baking Company, a regional bakery based in North Carolina. The Company expanded its frozen baked foods product line with the 1996 acquisition of Mrs. Smith's, Inc. and the well-recognized Mrs. Smith's national brand. In February 1998, the Company obtained a controlling interest in Keebler, the second largest cookie and cracker producer and marketer in the United States.

                                  THE OFFERING

Common Stock offered hereby...........     10,000,000 shares

Common Stock to be outstanding
  after the Offering..................     100,809,227 shares(1)

Use of proceeds.......................     Repayment of a portion of the
                                           Company's outstanding indebtedness

New York Stock Exchange Symbol........     FLO

Concurrent Debentures Offering........     Concurrently with the Common Stock
                                           Offering, the Company intends to
                                           issue $200 million aggregate
                                           principal amount of      % Debentures
                                           due 2028. The Company intends to use
                                           the net proceeds of the Debentures
                                           Offering to repay indebtedness and
                                           for general corporate purposes. See
                                           "Use of Proceeds." Consummation of
                                           the Common Stock and the Debentures
                                           Offerings are not conditioned upon
                                           each other.
---------------

(1) Based upon 90,809,227 shares outstanding on March 27, 1998. Does not include 12,350,000 shares of Common Stock reserved for issuance under the Company's stock incentive plans, of which awards for 5,262,788 shares of Common Stock have been granted and were outstanding as of March 27, 1998.

                      SUMMARY CONSOLIDATED HISTORICAL AND
               SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following summary consolidated historical financial information (the "Historical Financial Information") at and for the 27 week transition period ended January 3, 1998, and fiscal years ended June 28, 1997, June 29, 1996, and July 1, 1995, has been derived from audited financial statements of Flowers filed with the Commission. The Historical Financial Information at and for the 27 weeks ended January 4, 1997 and the 52 weeks ended January 3, 1998 has been derived from the unaudited financial statements of Flowers. The results of operations below are not necessarily indicative of results to be expected for any future period. The Historical Financial Information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes thereto incorporated by reference or included elsewhere in this Prospectus. See "Available Information" and "Incorporation of Certain Documents by Reference."

     The following summary unaudited pro forma consolidated financial information (the "Pro Forma Financial Information") for the 52 weeks ended January 3, 1998 is based on the historical financial statements of Flowers and Keebler during such period. The Pro Forma Financial Information gives effect to certain pro forma adjustments related to (i) the Keebler Acquisition, (ii) the Common Stock Offering, and (iii) the Debentures Offering, as if such transactions had occurred on January 5, 1997. The adjustments are described in the accompanying notes and are based upon available information and certain assumptions that management of the Company believes are reasonable. The Pro Forma Financial Information does not purport to represent what the Company's results of operations would actually have been had the Keebler Acquisition, the Common Stock Offering and the Debentures Offering in fact occurred on such date or to project the Company's results of operations for any future period. The Pro Forma Financial Information should be read in conjunction with the consolidated financial statements and related notes thereto incorporated by reference or included elsewhere in this Prospectus. See "Available Information" and "Incorporation of Certain Documents by Reference."

   SUMMARY CONSOLIDATED HISTORICAL AND SUMMARY UNAUDITED PRO FORMA FINANCIAL
                                  INFORMATION
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                        52 WEEKS ENDED                           27 WEEKS ENDED
                         --------------------------------------------   ---------------------------------
                         JULY 1, 1995   JUNE 29, 1996   JUNE 28, 1997   JANUARY 4, 1997   JANUARY 3, 1998
                         ------------   -------------   -------------   ---------------   ---------------
CONSOLIDATED STATEMENT
  OF INCOME DATA:
Sales..................   $1,129,203     $1,238,564      $1,437,713        $774,767          $784,097
Gross profit(1)........      529,787        563,802         649,914         334,618           365,171
Income before income
  taxes................       68,015         48,340          87,794          50,335            25,019
Income (loss) from
  investment in
  unconsolidated
  affiliate............            0            613           7,721            (195)           18,061
Income before
  cumulative effect of
  changes in accounting
  principles and
  minority interest....       42,301         30,768          62,324          31,113            33,448
Minority interest......            0              0               0               0                 0
Net income.............       42,301         30,768          62,324          31,113            33,448(3)
OTHER DATA:
EBITDA(4)..............      111,705        102,192         158,873          86,813            63,745
EARNINGS PER COMMON
  SHARE:
BASIC:
Net income per common
  share................          .49            .35             .71             .35               .38(5)
Weighted average shares
  outstanding..........       86,229         86,933          88,000          87,892            88,368
DILUTED:
Net income per common
  share................          .49            .35             .71             .35               .38(5)
Weighted average shares
  outstanding..........       86,438         87,211          88,401          88,285            88,773

                              52 WEEKS ENDED
                              JANUARY 3, 1998
                         -------------------------
                           ACTUAL       PRO FORMA
                         ----------     ----------
CONSOLIDATED STATEMENT
  OF INCOME DATA:
Sales..................  $1,442,481     $3,507,665
Gross profit(1)........     647,273      1,824,426
Income before income
  taxes................      62,478        156,999
Income (loss) from
  investment in
  unconsolidated
  affiliate............      24,813              0
Income before
  cumulative effect of
  changes in accounting
  principles and
  minority interest....      63,495         90,228
Minority interest......           0        (28,071)(2)
Net income.............      63,495(3)      62,157(6)
OTHER DATA:
EBITDA(4)..............     134,653        329,429
EARNINGS PER COMMON
  SHARE:
BASIC:
Net income per common
  share................         .72(5)         .63(6)
Weighted average shares
  outstanding..........      88,263         98,263
DILUTED:
Net income per common
  share................         .72(5)         .63(6)
Weighted average shares
  outstanding..........      88,696         98,696

                                                                                                                   AS OF
                                                                               AS OF                          JANUARY 3, 1998
                                                            --------------------------------------------   ---------------------
                                                            JULY 1, 1995   JUNE 29, 1996   JUNE 28, 1997    ACTUAL    PRO FORMA
                                                            ------------   -------------   -------------   --------   ----------
BALANCE SHEET DATA:
Total assets..............................................   $  655,921     $  849,443      $  898,187     $899,381   $2,137,779
Long-term notes payable...................................       99,251        254,355         259,884      259,249      611,013

---------------

(1) Gross profit is defined as sales less materials, supplies, labor and other production costs.
(2) Adjusted to reflect the 45% interest in Keebler held other than by Flowers.
(3) Represents net income before cumulative effect of changes in accounting principles of $9.9 million, or $.11 per share.
(4) EBITDA is defined as income before interest, taxes, depreciation and amortization, income from investment in unconsolidated affiliate and cumulative effect of changes in accounting principles. EBITDA is presented because the Company believes it to be a useful indicator of a company's ability to meet debt service and capital expenditure requirements. It is not, however, intended as an alternative measure of operating results or cash flow from operations (as determined in accordance with generally accepted accounting principles).
(5) Before cumulative effect of changes in accounting principles of $9.9 million, or $.11 per share, for the 27 weeks and the 52 weeks ended January 3, 1998.
(6) Before cumulative effect of changes in accounting principles of $9.9 million, or $.10 per share.

                           FORWARD-LOOKING STATEMENTS

     Certain statements incorporated by reference or made in this Prospectus under the captions "Summary," "Risk Factors," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," and elsewhere in this Prospectus are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to the safe harbor provisions of that Act. Such forward-looking statements include, without limitation, the future availability and prices of raw materials, the availability of capital on acceptable terms, the competitive conditions in the baked foods industry, potential regulatory obligations, the Company's strategies and other statements contained herein that are not historical facts. Because such forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, changes in general economic and business conditions (including in the baked foods markets), the Company's ability to recover its raw material costs in the pricing of its products, the availability of capital on acceptable terms, actions of competitors, the extent to which the Company is able to develop new products and markets for its products, the time required for such development, the level of demand for such products, changes in the Company's business strategies and other factors discussed under "Risk Factors" and elsewhere in this Prospectus.

                                  RISK FACTORS

ABILITY OF THE COMPANY TO COMPETE EFFECTIVELY IN THE HIGHLY COMPETITIVE BAKED FOODS INDUSTRY

     The baked foods industry is highly competitive. The Company faces competition in all of its markets from large, national bakeries and smaller, regional operators, as well as from supermarket chains with their own bakeries or private label products and grocery stores with their own in-store bakeries. Some of the Company's competitors, including other diversified food companies, are larger and may have greater financial resources than the Company. The Company from time to time experiences price pressure in certain of its markets as a result of competitors' promotional pricing practices as well as market conditions generally. Competition is based on product quality, brand loyalty, price, effective promotional activities and the ability to identify and satisfy emerging consumer preferences. Customer service, including frequency of deliveries and maintenance of fully stocked shelves, is also an important competitive factor and is central to the competition for retail shelf space among baked foods distributors. See "Business -- Competition."

RISK OF PRICE INCREASES AND SHORTAGES OF RAW MATERIALS

     The principal baking ingredients used by the Company are flour, sugar, shortening and fruit, all of which are subject to price fluctuations. Any substantial increase in the prices of raw materials would, if not offset by product price increases or effectively placed commodities hedging, have an adverse impact on the profitability of the Company. Historically, the Company has been able to recover the majority of its commodity cost increases through increasing prices, switching to a higher-margin revenue mix and obtaining additional operating efficiencies. There can be no assurance, however, that the Company will continue to be able to offset raw material price increases to the same extent in the future. From time to time the Company enters into contracts, generally not longer than one year in duration, for the purchase of baking ingredients at fixed prices, which are designed to protect the Company against raw material price increases during their term. These contracts could result in the Company paying higher prices for its raw materials than would otherwise be available in the spot markets. The Company also uses paper products, such as corrugated cardboard, aluminum products, such as pie plates, and films and plastics to package its baked foods. In addition, the Company is also dependent upon natural gas and propane as a fuel for firing ovens. Substantial future increases in prices or shortages of packaging materials or fuels could have a material adverse effect on the Company. See "Business -- Raw Materials."

LIMITED ACCESS TO KEEBLER CASH FLOW

     The Company owns a majority of the outstanding capital stock of Keebler. As a result, Keebler's operations will be reported on a consolidated basis with the Company and its other subsidiaries; however, the Company is limited in its ability to gain access to Keebler's cash flows due to restrictions on the payment of dividends in Keebler's existing credit facilities. In addition, the Company's partial ownership of Keebler creates an economic disincentive to effect any such distribution since those distributions must be shared ratably with Keebler's other stockholders.

TRADEMARKS AND OTHER PROPRIETARY RIGHTS

     The Company believes that its trademarks and other proprietary rights are important to its success and its competitive position. Accordingly, the Company devotes substantial resources to the establishment and protection of its trademarks and proprietary rights. However, the actions taken by the Company to establish and protect its trademarks and other proprietary rights may be inadequate to prevent imitation of its products by others or to prevent others from claiming violations of their trademarks and proprietary rights by the Company. In addition, others may assert rights in the Company's trademarks and other proprietary rights. See "Business -- Intellectual Property."

DEPENDENCE ON KEY CUSTOMERS

     During transition period 1998, the largest purchaser of Flowers' products, Winn-Dixie, Inc., ("Winn-Dixie") accounted for approximately 10.7% of its sales. The Company expects that sales to Winn-Dixie will continue to constitute a significant percentage of its revenues. The loss of Winn-Dixie as an outlet for the Company's products could have a material adverse effect on the financial condition or results of operations of the Company. See "Business -- Customers."

AVAILABILITY AND INTEGRATION OF FUTURE ACQUISITIONS

     Historically, the Company's growth has depended, in large part, on its ability to acquire and, thereafter, integrate and operate additional baked foods businesses. The Company's strategy includes pursuing acquisition candidates that complement its existing product lines, its geographic presence, or both, and leverage its purchasing power, brand management capabilities and operating efficiencies. The Company presently has no material acquisitions under active consideration. Potential competitors for acquisition opportunities include larger companies which may have greater financial resources. Competition for acquisition of baked foods businesses may result in acquisitions on terms that prove to be less advantageous to the Company than have been attainable in the past or may increase acquisition prices to levels unacceptable to the Company. In addition, there can be no assurance that the Company will find attractive acquisition candidates in the future. There also can be no assurance that the Company will be successful in integrating future acquisitions into its existing operations or succeed in reducing the costs and increasing the profitability of any businesses acquired in the future. See "Business -- Strategies."

LACK OF MANAGEMENT EMPLOYMENT AGREEMENTS AND DEPENDENCE ON KEY PERSONNEL

     The business of Flowers requires managerial, financial and operational expertise. Flowers does not have employment agreements with any members of its current management. Flowers has no reason to believe that any of its key management personnel will not continue to be active in Flowers' business, but there can be no assurance that Flowers will be able to continue to retain and attract key management personnel in the future. See "Management."

IMPACT OF GOVERNMENTAL REGULATION ON THE COMPANY'S OPERATIONS

     The Company's operations are subject to regulation by various federal, state and local government entities and agencies. As a producer of baked foods for human consumption, the Company's operations are subject to stringent production, packaging, quality, labeling and distribution standards, including the Federal Food and Drug Act. The operations of the Company's production and distribution facilities are subject to various federal, state and local environmental laws and workplace regulations, including the Occupational Safety and Health Act, the Fair Labor Standards Act, the Clean Air Act and the Clean Water Act. Although the Company believes that its current legal and environmental compliance programs adequately address such concerns and that it is in substantial compliance with such applicable laws and regulations, there can be no assurance that future regulation by various federal, state and local governmental entities and agencies would not have a material adverse effect on the Company's results of operations. See
"Business -- Regulation."

PRODUCT LIABILITY; PRODUCT RECALLS

     The Company may be liable if the consumption of any of its products cause injury, illness or death. The Company also may be required to recall certain of its products that become contaminated or are damaged. The Company's current management is not aware of any material product liability judgment against the Company or product recall by the Company. However, a product liability judgment against the Company or a product recall could have a material adverse effect on the Company's business or financial results.

DIVIDENDS

     In transition period 1998 and fiscal year 1997, the Company paid cash dividends on its Common Stock of $.2225 and $.4125 per share, respectively. Although the Company presently intends to continue to pay quarterly cash dividends on its Common Stock, the payment of such dividends will depend on its financial condition, results of operations and such other factors as the Board of Directors of the Company may, in its discretion, consider relevant, and no assurance can be given that the Company will pay any dividends in the future or that the amount of such dividends will not be reduced from prior periods. See "Price Range of Common Stock and Dividends."

DIFFICULTY IN EFFECTING CHANGES IN CONTROL DUE TO ANTI-TAKEOVER PROVISIONS

     Certain provisions of the Company's Second Restated Articles of Incorporation (the "Articles") and Bylaws, Georgia corporate law and actions taken by the Board of Directors of the Company could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. The Company's Articles require the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of its outstanding shares of stock to approve, among other matters: (i) any plan of merger, share exchange or consolidation of the Company with another corporation; (ii) any sale, lease, transfer, exchange or other disposition of all or substantially all of the property and assets of the Company; or (iii) any dissolution of the Company, unless recommended by a majority of the Continuing Directors (as therein defined), in which event, the vote required would be the affirmative vote of a majority of the outstanding shares of stock. The Company's Articles provide for a classified board of directors with staggered three-year terms, a provision that increases the difficulty of removing all of the incumbent directors at one time which, in turn, could discourage a proxy contest. The authorized but unissued shares of Common Stock and Preferred Stock of the Company are generally available for future issuance without stockholder approval. The existence of authorized but unissued Common Stock and Preferred Stock may enable the Board of Directors of the Company to issue shares to persons friendly to current management, which could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the Company's incumbent management. In addition, in 1989, the Company adopted a Shareholder Rights Plan, which would make substantially more expensive any takeover attempt not approved by the Company's Board of Directors. The Company has also adopted a Bylaw electing to be covered by the Fair Price Requirements of the Georgia Business Corporation Code, which is designed to protect shareholders against two-tier, front-end loaded transactions. See "Description of Capital Stock."

YEAR 2000 CONVERSION

     Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, in less than two years, computer systems and/or software used by many companies may need to be upgraded to comply with such "Year 2000" requirements.

Significant uncertainty exists concerning the potential effects associated with such compliance. There can be no assurance that the Company's software contains or will contain all necessary date code changes. The Company, its customers and its suppliers may be affected by Year 2000 issues. The Company may also incur certain unexpected expenditures in connection with Year 2000 compliance. Any of the foregoing could result in a material adverse effect on the Company's business, financial condition and results of operations.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 10,000,000 shares of Common Stock offered by the Company are estimated to be approximately
$          million (approximately $     million if the U.S. Underwriters'
over-allotment option is exercised in full). The net proceeds to the Company from the Debentures Offering are estimated to be approximately $197 million. The Company intends to apply the aggregate net proceeds of the Common Stock Offering and the Debentures Offering to repay indebtedness, principally incurred in connection with the Keebler Acquisition, under the Amended and Restated Credit Agreement dated as of January 30, 1998 among the Company, Wachovia Bank, N.A., as Agent, The Bank of Nova Scotia, as Documentation Agent, NationsBank, N.A., as Syndications Agent, and the banks (the "Banks") named therein (the "Revolving Credit Facility"), and the prepayment of other miscellaneous indebtedness (the "Miscellaneous Indebtedness") and for general corporate purposes. The Revolving Credit Facility permits the Company to borrow from time to time up to $500 million and terminates on January 29, 2003, unless extended by the Banks in their sole discretion. Amounts drawn as of March 26, 1998, under the Revolving Credit Facility aggregated approximately $422 million in principal amount and bear interest that is generally payable monthly at a current annual rate of 6.1% based on a performance grid using a choice of LIBOR plus .475%, or money market rates. The Revolving Credit Facility contains certain financial covenants, including minimum consolidated net worth, a maximum leverage ratio and a minimum fixed charges coverage ratio. The aggregate principal amount of the Miscellaneous Indebtedness is approximately $13 million with a weighted average annual interest rate of 7.41%. The Company intends to use any remaining aggregate net proceeds of the Common Stock Offering and of the Debentures Offering for general corporate purposes. Pending such uses, the Company will invest the proceeds in marketable, investment grade debt instruments of the United States Government.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

     The Common Stock is listed on the NYSE and is traded under the symbol "FLO." The table below presents, for each of the quarterly calendar periods indicated, the high and low sales prices for the Common Stock, as reported on the NYSE, and cash dividends paid.

                                                           HIGH          LOW         DIVIDENDS
                                                           -----        -----        ---------
Calendar 1996
  First Quarter..........................................  $  10        $   8 1/4     $.0967
  Second Quarter.........................................     12            8 1/2      .0983
  Third Quarter..........................................     13 1/4       10 5/8      .1000
  Fourth Quarter.........................................     15 7/8       12 5/8      .1017
Calendar 1997
  First Quarter..........................................  $  16 1/8    $  13 1/4     $.1033
  Second Quarter.........................................     18           15          .1075
  Third Quarter..........................................     20 11/16     16 1/2      .1100
  Fourth Quarter.........................................     21 1/2       16 5/8      .1125
Calendar 1998
  First Quarter (through March 25, 1998).................  $  25 5/8    $  23 1/8     $.1150

     On March 25, 1998, the last reported sale price of the Common Stock on the NYSE was $23 1/8 per share. On March 25, 1998, the Common Stock was held by approximately 8,000 holders of record.

     The declaration of dividends is at the discretion of the Board of Directors of the Company. While the Company intends to continue to pay quarterly cash dividends on its Common Stock, the declaration and payment of future dividends and the amount thereof will be dependent upon the Company's financial condition, results of operations, cash requirements for its business, future prospects and other factors deemed relevant by the Board of Directors. In addition, the existing debt agreements of Keebler contain covenants which limit Keebler's ability to, among other things, pay dividends.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company at January 3, 1998 (i) on an actual basis, (ii) on a pro forma basis to give effect to the Keebler Acquisition, (iii) on a pro forma basis as further adjusted to give effect to the Common Stock Offering and the Debentures Offering and the application of the estimated aggregate net proceeds therefrom, and (iv) on a pro forma basis as adjusted to give effect to the Common Stock Offering and the Debentures Offering and reflecting Keebler on a deconsolidated basis. This table should be read in conjunction with and is qualified by reference to the consolidated financial statements and related notes thereto incorporated by reference or included elsewhere in this Prospectus.

                                                                   JANUARY 3, 1998
                                            --------------------------------------------------------------
                                                          PRO FORMA
                                                           FOR THE           PRO FORMA        PRO FORMA
                                            ACTUAL   KEEBLER ACQUISITION   AS ADJUSTED(1)   AS ADJUSTED(2)
                                            ------   -------------------   --------------   --------------
                                                       (DOLLARS IN MILLIONS, EXCEPT OTHER DATA)
Current portion of long-term debt.........  $  4.3        $   30.7            $   26.4         $    0.0
                                            ------        --------            --------         --------
Commercial paper..........................    53.5            53.5                53.5             53.5
                                            ------        --------            --------         --------
Long-term debt, excluding current portion:
  Flowers' long-term debt.................   276.2           590.8               359.8            359.8
  Keebler's long-term debt................      --           272.4               272.4               --
                                            ------        --------            --------         --------
          Total long-term debt(3).........   276.2           863.2               632.2            359.8
                                            ------        --------            --------         --------
Minority Interest.........................      --            99.9                99.9               --
                                            ------        --------            --------         --------
Stockholders' Equity:
  Preferred Stock, par value $100 per
     share, 10,467 shares authorized; none
     issued and outstanding...............
  Preferred Stock, par value $100 per
     share, 249,533 shares authorized,
     none issued and outstanding..........
  Common Stock, par value $.625 per share,
     350,000,000 shares authorized,
     88,636,089 shares issued and
     outstanding and 98,636,089 shares
     issued and outstanding, as
     adjusted(4)..........................    55.4            55.4                61.7             61.7
  Capital in excess of par................    45.2            45.2               277.2            277.2
  Retained earnings.......................   266.7           266.7               266.7            266.7
  Less:
     Common stock in treasury.............    (2.4)           (2.4)               (2.4)            (2.4)
     Restricted Stock Award and Equity
       Incentive Award....................   (16.3)          (16.3)              (16.3)           (16.3)
                                            ------        --------            --------         --------
                                             348.6           348.6               586.9            586.9
                                            ------        --------            --------         --------
          Total Capitalization............  $682.6        $1,395.9            $1,398.9         $1,000.2
                                            ======        ========            ========         ========
OTHER DATA:
Long-term debt/Total capitalization.......    40.5%           61.8%               45.2%            36.0%
Total debt(5)/Total capitalization........    48.9%           67.9%               50.9%            41.3%

---------------

(1) Gives effect to the Keebler Acquisition, the Common Stock Offering and the Debentures Offering.
(2) Gives effect to the Keebler Acquisition, the Common Stock Offering and the Debentures Offering, and reflecting Keebler on a deconsolidated basis.
(3) Long-term debt includes long-term notes payable, obligations under capital leases and Industrial Revenue Bonds.
(4) Does not include 12,350,000 shares of Common Stock reserved for issuance under the Company's stock incentive plans, of which awards for 5,262,788 shares of Common Stock have been granted and were outstanding as of March 27, 1998.
(5) Includes current portion of long-term debt, commercial paper, and total long-term debt.

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS

     The Unaudited Pro Forma Condensed Consolidated Financial Statements are based on the historical presentation of the consolidated financial statements of Flowers. The Unaudited Pro Forma Condensed Consolidated Statements of Income for the 27 weeks ended January 3, 1998, the 52 weeks ended June 28, 1997, and the 52 weeks ended January 3, 1998 gives effect to certain pro forma adjustments related to (i) the Keebler Acquisition (ii) the Common Stock Offering, and (iii) the Debentures Offering, as if such transactions had occurred as of June 30, 1996. The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of January 3, 1998 gives effect to these pro forma adjustments as if the transactions occurred on January 3, 1998.

     The Unaudited Pro Forma Condensed Consolidated Financial Statements do not purport to be indicative of the results that actually would have been obtained if the combined operations had been conducted during the periods presented and they are not necessarily indicative of operating results to be expected in future periods. The Unaudited Pro Forma Condensed Consolidated Financial Statements and notes thereto should be read in conjunction with the consolidated financial statements and the related notes thereto of Flowers and Keebler incorporated by reference or included elsewhere in this Prospectus.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                             (dollars in thousands)

                                                    HISTORICAL
                                             ------------------------
                                              FLOWERS       KEEBLER
                                             JANUARY 3,    JANUARY 3,     PRO FORMA       PRO FORMA
                                                1998          1998       ADJUSTMENTS     CONSOLIDATED
                                             ----------    ----------    -----------     ------------
                                               ASSETS
Current Assets:
  Cash and cash equivalents................   $  3,866     $   27,188     $               $   31,054
  Accounts receivable......................    118,147         98,963                        217,110
  Inventories..............................    105,431        112,462                        217,893
  Prepaid expenses and other...............      9,421         20,303                         29,724
  Deferred income taxes....................     16,024         42,730                         58,754
                                              --------     ----------                     ----------
                                               252,889        301,646                        554,535
                                              --------     ----------                     ----------
Net Property, Plant and Equipment..........    438,321        478,121                        916,442
                                              --------     ----------                     ----------
Other Assets and Deferred Charges:
  Investment in unconsolidated affiliate...    100,663             --      (100,663)(1)           --
  Other long-term assets...................     32,620         61,879         3,050(2)        97,549
                                              --------     ----------     ---------       ----------
                                               133,283         61,879       (97,613)          97,549
                                              --------     ----------     ---------       ----------
Cost in Excess of Net Tangible Assets......     74,888        201,205       293,160(3)       569,253
                                              --------     ----------     ---------       ----------
                                              $899,381     $1,042,851     $ 195,547       $2,137,779
                                              ========     ==========     =========       ==========

                                LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Commercial paper.........................   $ 53,506     $       --     $               $   53,506
  Current portion of long-term debt........      1,581         26,365                         27,946
  Obligations under capital leases.........      2,651             --                          2,651
  Accounts payable.........................     72,311        126,213                        198,524
  Accrued taxes other than income taxes....      5,230             --                          5,230
  Income taxes.............................         --         13,784                         13,784
  Other accrued liabilities................     97,333        201,823                        299,156
                                              --------     ----------                     ----------
                                               232,612        368,185                        600,797
                                              --------     ----------                     ----------
                                                                            200,000(2)
Long-Term Debt.............................    276,211        272,390      (120,626)(2)      627,975
                                              --------     ----------     ---------       ----------
Deferred Taxes.............................     39,686         69,417                        109,103
                                              --------     ----------                     ----------
Postretirement/Postemployment
  obligations..............................         --         60,605                         60,605
                                              --------     ----------                     ----------
Other......................................      2,305         50,203                         52,508
                                              --------     ----------                     ----------
Minority Interest..........................         --             --        99,924(4)        99,924
                                              --------     ----------     ---------       ----------
Stockholders' Equity:
  Common stock.............................     55,398            776          (776)(5)
                                                                              6,250(6)        61,648
  Capital in excess of par value...........     45,200        148,538      (148,538)(5)
                                                                            232,050(6)       277,250
  Retained earnings........................    266,734         72,737       (72,737)(5)      266,734
  Less: Treasury stock.....................     (2,452)            --                         (2,452)
        Restricted Stock Award and Equity
        Incentive Award....................    (16,313)            --                        (16,313)
                                              --------     ----------     ---------       ----------
                                               348,567        222,051        16,249          586,867
                                              --------     ----------     ---------       ----------
                                              $899,381     $1,042,851     $ 195,547       $2,137,779
                                              ========     ==========     =========       ==========

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                 (dollars in thousands, except per share data)

                                              HISTORICAL
                                ---------------------------------------
                                      FLOWERS               KEEBLER
                                  52 WEEKS ENDED        52 WEEKS ENDED       PRO FORMA        PRO FORMA
                                JANUARY 3, 1998(7)      JANUARY 3, 1998     ADJUSTMENTS      CONSOLIDATED
                                -------------------     ---------------     -----------      ------------
Sales.........................      $1,442,481            $2,065,184         $                $3,507,665
Other income..................           8,613                    --                               8,613
                                    ----------            ----------                          ----------
                                     1,451,094             2,065,184                           3,516,278
                                    ----------            ----------                          ----------
Materials, supplies, labor and
  other production costs......         795,208               888,031                           1,683,239
Selling, delivery and
  administrative expenses.....         570,439             1,035,756            7,329(8)       1,613,524
Interest......................          22,969                33,847            5,700(9)          62,516
                                    ----------            ----------         --------         ----------
                                     1,388,616             1,957,634           13,029          3,359,279
                                    ----------            ----------         --------         ----------
Income before income taxes....          62,478               107,550          (13,029)           156,999
Federal and state income tax
  expense (benefit)...........          23,796                45,169           (2,194)(10)        66,771
Income from investment in
  unconsolidated affiliate....          24,813                    --          (24,813)(11)            --
                                    ----------            ----------         --------         ----------
Income before minority
  interest....................          63,495                62,381          (35,648)            90,228
Minority interest.............              --                    --          (28,071)(4)        (28,071)
                                    ----------            ----------         --------         ----------
Net income....................      $   63,495(12)        $   62,381         $(63,719)        $   62,157(13)
                                    ==========            ==========         ========         ==========
Net income per common share:
  Basic.......................      $      .72(12)                                            $      .63(13)
                                    ==========                                                ==========
  Weighted average shares
     outstanding..............          88,263                                                    98,263
                                    ==========                                                ==========
  Diluted.....................      $      .72(12)                                            $      .63(13)
                                    ==========                                                ==========
  Weighted average shares
     outstanding..............          88,696                                                    98,696
                                    ==========                                                ==========

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

                 (dollars in thousands, except per share data)

                                                   HISTORICAL
                                      -------------------------------------
                                          FLOWERS             KEEBLER
                                      27 WEEKS ENDED      24 WEEKS ENDED       PRO FORMA        PRO FORMA
                                      JANUARY 3, 1998   JANUARY 3, 1998(14)   ADJUSTMENTS      CONSOLIDATED
                                      ---------------   -------------------   -----------      ------------
Sales...............................     $784,097           $1,008,322         $                $1,792,419
Other income........................        2,442                   --                               2,442
                                         --------           ----------                          ----------
                                          786,539            1,008,322                           1,794,861
                                         --------           ----------                          ----------
Materials, supplies, labor and other
  production costs..................      435,286              427,930                             863,216
Selling, delivery and administrative
  expenses..........................      314,438              495,543            3,805(8)         813,786
Interest............................       11,796               14,440            2,960(9)          29,196
                                         --------           ----------         --------         ----------
                                          761,520              937,913            6,765          1,706,198
                                         --------           ----------         --------         ----------
Income before income taxes..........       25,019               70,409           (6,765)            88,663
Federal and state income tax expense
  (benefit).........................        9,632               29,570           (1,140)(10)        38,062
Income from investment in
  unconsolidated affiliate..........       18,061                   --          (18,061)(11)            --
                                         --------           ----------         --------         ----------
Income before minority interest.....       33,448               40,839          (23,686)            50,601
Minority interest...................           --                   --          (18,378)(4)        (18,378)
                                         --------           ----------         --------         ----------
Net income..........................     $ 33,448(12)       $   40,839         $(42,064)        $   32,223(13)
                                         ========           ==========         ========         ==========
Net income per common share:
Basic...............................     $    .38(12)                                           $      .33(13)
                                         ========                                               ==========
Weighted average shares
  outstanding.......................       88,368                                                   98,368
                                         ========                                               ==========
Diluted.............................     $    .38(12)                                           $      .33(13)
                                         ========                                               ==========
Weighted average shares
  outstanding.......................       88,773                                                   98,773
                                         ========                                               ==========

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

                 (dollars in thousands, except per share data)

                                                    HISTORICAL
                                         ---------------------------------
                                            FLOWERS
                                           52 WEEKS           KEEBLER
                                             ENDED        52 WEEKS ENDED      PRO FORMA        PRO FORMA
                                         JUNE 28, 1997   JULY 12, 1997(15)   ADJUSTMENTS      CONSOLIDATED
                                         -------------   -----------------   -----------      ------------
Sales..................................   $1,437,713        $1,983,369        $                $3,421,082
Gain on sale of distributor notes
  receivable...........................       43,244                                               43,244
Other income...........................        3,540                                                3,540
                                          ----------        ----------                         ----------
                                           1,484,497         1,983,369                          3,467,866
                                          ----------        ----------                         ----------
Materials, supplies, labor and other
  production costs.....................      815,864           890,928                          1,706,792
Selling, delivery and administrative
  expenses.............................      555,730           987,762           7,329(8)       1,550,821
Interest...............................       25,109            39,073           5,700(9)          69,882
                                          ----------        ----------        --------         ----------
                                           1,396,703         1,917,763          13,029          3,327,495
                                          ----------        ----------        --------         ----------
Income before income taxes.............       87,794            65,606         (13,029)           140,371
Federal and state income tax expense
  (benefit)............................       33,191            27,475          (2,195)(10)        58,471
Income from investment in
  unconsolidated affiliate.............        7,721                --          (7,721)(11)            --
                                          ----------        ----------        --------         ----------
Income before minority interest........       62,324            38,131         (18,555)            81,900
Minority interest......................           --                --         (17,159)(4)        (17,159)
                                          ----------        ----------        --------         ----------
Net income.............................   $   62,324        $   38,131        $(35,714)        $   64,741
                                          ==========        ==========        ========         ==========
Net income per common share:
Basic..................................   $      .71                                           $      .66
                                          ==========                                           ==========
Weighted average shares outstanding....       88,000                                               98,000
                                          ==========                                           ==========
Diluted................................   $      .71                                           $      .66
                                          ==========                                           ==========
Weighted average shares outstanding....       88,401                                               98,401
                                          ==========                                           ==========

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET AND STATEMENTS
                                   OF INCOME

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     1. Represents the elimination of Flowers' investment in Keebler.

     2. Represents the change in debt and equity as follows:

Proceeds from Common Stock Offering, net of fees and
  expenses of $11,700.......................................  $ 238,300
Proceeds from Debentures Offering, net of fees and expenses
  of $3,050.................................................    196,950
                                                              ---------
          Total proceeds....................................    435,250
Less purchase price of Keebler Acquisition and related
  costs.....................................................   (314,624)(a)
                                                              ---------
Proceeds applied to repayment of existing debt..............   (120,626)
Increase in debt attributable to Debentures Offering........    200,000
                                                              ---------
          Net increase in debt..............................  $  79,374
                                                              =========

     --------------------

           (a) The purchase price for the Keebler Acquisition was determined as follows:

Purchase price............................................  $308,624
Transaction costs.........................................     6,000
                                                            --------
                                                            $314,624
                                                            ========

     3. Represents the portion of the purchase price that has been ascribed to Cost in Excess of Net Tangible Assets. For pro forma purposes, Flowers estimates that Keebler's historical net assets approximate fair value, based on the fact that Keebler's assets and liabilities were adjusted to fair value in 1996 as part of the acquisition of Keebler by the entity formed by Flowers and its co-investors.

     4. Represents the 45% interest in Keebler held other than by Flowers.

     5. Represents the elimination of Keebler's historical equity.

     6. Represents the allocation of $238,300 between common stock ($6,250) and capital in excess of par ($232,050).

     7. Derived from the unaudited financial information of Flowers.

     8. Represents the amortization of the Cost in Excess of Net Tangible Assets of $293,160 over 40 years.

     9. Represents interest on net increase of approximately $80,000 in debt at an assumed rate of 7% plus amortization of deferred loan costs of $3,050 relating to the Debentures.

     10. To record the tax benefit for the increased interest expense, at an estimated effective income tax rate of 38.5%.

     11. To eliminate Flowers' historical equity in income from investment in Keebler.

     12. Represents net income before cumulative effect of changes in accounting principles of $9,900, or $.11 per share.

     13. Before cumulative effect of changes in accounting principles of $9,900, or $.10 per share.

     14. Derived from unaudited financial statements of Keebler for the third and fourth quarters ended October 4, 1997 and January 3, 1998, respectively.

     15. Derived from unaudited financial information of Keebler.

                SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

     The selected consolidated historical financial data presented below as of and for the fiscal years 1993, 1994, 1995, 1996 and 1997, and for transition period 1998, have been derived from the consolidated financial statements of Flowers which have been audited by Price Waterhouse LLP, independent accountants. The selected consolidated historical financial data for the 27 weeks ended January 4, 1997 have been derived from the unaudited financial statements of Flowers. The results of operations presented below are not necessarily indicative of results to be expected for any future period. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes thereto incorporated by reference or included elsewhere in this Prospectus. See "Available Information" and "Incorporation of Certain Documents by Reference."

                                                                  52 WEEKS ENDED                              27 WEEKS ENDED
                                            ----------------------------------------------------------   ------------------------
                                            JULY 3,    JULY 2,     JULY 1,      JUNE 29,     JUNE 28,    JANUARY 4,    JANUARY 3,
                                              1993       1994        1995         1996         1997         1997          1998
                                            --------   --------   ----------   ----------   ----------   -----------   ----------
                                                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
Sales.....................................  $962,132   $989,782   $1,129,203   $1,238,564   $1,437,713    $774,767      $784,097
Other income..............................     4,395      4,690       10,751       12,020       46,784      41,347         2,442
Materials, supplies, labor and other
  production costs........................   493,997    525,731      599,416      674,762      787,799     440,149       418,926
Selling, delivery and administrative
  expenses................................   375,360    383,073      428,833      468,695      537,825     289,152       303,868
Depreciation and amortization.............    33,137     34,110       36,604       40,848       45,970      22,542        26,930
Interest..................................     4,001      4,318        7,086       13,004       25,109      13,936        11,796
Accrual for litigation settlement.........        --         --           --        4,935           --          --            --
Income before income taxes................    60,032     47,240       68,015       48,340       87,794      50,335        25,019
Federal and state income taxes............    20,871     17,744       25,714       18,185       33,191      19,027         9,632
Income (loss) from investment in
  unconsolidated affiliate................        --         --           --          613        7,721        (195)       18,061
Income before cumulative effect of changes
  in accounting principles................    39,161     29,496       42,301       30,768       62,324      31,113        33,448
Cumulative effect of changes in accounting
  principles, net of tax benefit..........        --         --           --           --           --          --        (9,888)
Net income................................    39,161     29,496       42,301       30,768       62,324      31,113        23,560
EARNINGS PER COMMON SHARE -- BASIC:
  Income before cumulative effect of
    changes in accounting principles......  $    .47   $    .35   $      .49   $      .35   $      .71    $    .35      $    .38
  Cumulative effect of changes in
    accounting principles.................        --         --           --           --           --          --          (.11)
  Net income per common share.............       .47        .35          .49          .35          .71         .35           .27
  Weighted average shares outstanding.....    83,222     84,521       86,229       86,933       88,000      87,892        88,368
EARNINGS PER COMMON SHARE -- DILUTED:
  Income before cumulative effect of
    changes in accounting principles......  $    .47   $    .35   $      .49   $      .35   $      .71    $    .35      $    .38
  Cumulative effect of changes in
    accounting principles.................        --         --           --           --           --          --          (.11)
  Net income per common share.............       .47        .35          .49          .35          .71         .35           .27
  Weighted average shares outstanding         83,648     84,784       86,438       87,211       88,401      88,285        88,773
OTHER DATA:
  EBITDA(1)...............................    97,170     85,668      111,705      102,192      158,873      86,813        63,745
  Ratio of earnings to fixed charges(2)...      6.23       5.10         6.08         3.59         3.65        3.50          2.45
  Cash dividends paid per common share....  $   .327   $   .344   $     .362   $     .383   $     .413    $  .2017      $   .223

                                                                                    AS OF
                                             ------------------------------------------------------------------------------------
                                             JULY 3,    JULY 2,     JULY 1,      JUNE 29,     JUNE 28,                 JANUARY 3,
                                               1993       1994        1995         1996         1997                      1998
                                             --------   --------   ----------   ----------   ----------                ----------
                                                                            (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Total assets...............................  $490,948   $559,682   $  655,921   $  849,443   $  898,187                 $899,381
Long-term notes payable....................    22,307     77,422       99,251      254,355      259,884                  259,249
Stockholders' equity.......................   280,154    275,731      303,981      305,324      340,012                  348,567

---------------

(1) EBITDA is defined as income before interest, taxes, depreciation and amortization, income from investment in unconsolidated affiliate and cumulative effect of changes in accounting principles. EBITDA is presented because the Company believes it to be a useful indicator of a company's ability to meet debt service and capital expenditure requirements. It is not, however, intended as an alternative measure of operating results or cash flow from operations (as determined in accordance with generally accepted accounting principles).
(2) For purposes of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes and income from investment in unconsolidated affiliate plus fixed charges. Fixed charges consist of interest expense and interest portion of rent expense.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with "Selected Consolidated Historical Financial Data" included herein and the consolidated financial statements and the related notes thereto of the Company incorporated by reference or included elsewhere in this Prospectus. The following information contains forward-looking statements which involve certain risks and uncertainties. See "Forward-Looking Statements."

OVERVIEW

  General

     The Company produces and markets fresh baked breads, rolls and snack foods, frozen baked breads, desserts and snack foods, and cookies and crackers. Sales are principally affected by pricing, quality, brand recognition, new product introductions and product line extensions, marketing and service. The Company manages these factors to achieve a sales mix favoring its higher margin branded products while using high volume products to control costs and maximize use of capacity.

     The principal elements comprising the Company's production costs are ingredients, packaging materials, labor and overhead. The major ingredients used in the production of the Company's products are flour, sugar, shortening and fruit. The Company also uses paper products, such as corrugated cardboard, aluminum products, such as pie plates, and plastic to package its products. The prices of these materials are subject to significant volatility. The Company has mitigated the effects of such price volatility in the past through its hedging programs, but may not be successful in protecting itself from fluctuations in the future. In addition to the foregoing factors, production costs are affected by the efficiency of production methods and capacity utilization.

     The Company's selling, delivery and administrative expenses are comprised mainly of distribution, logistics and advertising expenses. Distribution and logistics costs represent the largest component of the Company's cost structure, other than production costs, and are principally influenced by changes in sales volume.

     Depreciation and amortization expenses for the Company is comprised of depreciation of property, plant and equipment and amortization of costs in excess of net tangible assets associated with acquisitions. The Company's interest expenses are primarily associated with the Company's Revolving Credit Facility, senior notes outstanding in the aggregate principal amount of $125 million and the Company's commercial paper program. See "-- Liquidity and Capital Resources."

  Matters Affecting Analysis

     The Keebler Acquisition closed on February 3, 1998. Accordingly, the results of operations of Flowers are not consolidated with those of Keebler for the transition period 1998 or for any prior fiscal year. From January 26, 1996, the date of the Company's initial investment in Keebler, through February 3, 1998, the Company accounted for its investment in Keebler using the equity method of accounting. For reporting periods ending after February 3, 1998, the Company will consolidate Keebler for financial reporting purposes.

     As a result of the Company's change in fiscal year end, the Company's quarterly reporting periods for fiscal year 1998 shall be as follows: first quarter ending April 25, 1998, second quarter ending July 18, 1998, third quarter ending October 10, 1998, and fourth quarter and fiscal year ending January 2, 1999 (the Saturday nearest December 31).

     The Company's results of operations, expressed as a percentage of sales, for the 27 week transition period ended January 3, 1998, the corresponding 27 week period ended January 4, 1997, and for the 52 week periods ended June 28, 1997, June 29, 1996 and July 1, 1995 are set forth below:

                                                   52 WEEKS ENDED               27 WEEKS ENDED
                                            -----------------------------   -----------------------
                                            JULY 1,   JUNE 29,   JUNE 28,   JANUARY 4,   JANUARY 3,
                                             1995       1996       1997        1997         1998
                                            -------   --------   --------   ----------   ----------
Sales.....................................  100.00%    100.00%    100.00%     100.00%      100.00%
Other income..............................     .95        .97       3.26        5.34          .31
                                            ------     ------     ------      ------       ------
                                            100.95     100.97     103.26      105.34       100.31
                                            ------     ------     ------      ------       ------
Materials, supplies, labor and other
  production costs........................   53.08      54.48      54.80       56.81        53.43
Selling, delivery and administrative
  expenses................................   37.98      38.24      37.41       37.32        38.75
Depreciation and amortization.............    3.24       3.30       3.20        2.91         3.43
Interest..................................     .63       1.05       1.75        1.80         1.50
                                            ------     ------     ------      ------       ------
Income before income taxes................    6.02       3.90       6.10        6.50         3.20
Federal and state income taxes............    2.28       1.47       2.31        2.46         1.23
Income (loss) from investment in
  unconsolidated affiliate................      --        .05        .54        (.03)        2.30
Income before cumulative effect of changes
  in accounting principles................    3.74       2.48       4.33        4.01         4.27
Cumulative effect of changes in accounting
  principles, net of tax benefit..........      --         --         --          --        (1.26)
                                            ------     ------     ------      ------       ------
Net income................................    3.74%      2.48%      4.33%       4.01%        3.01%
                                            ======     ======     ======      ======       ======

TWENTY-SEVEN WEEKS ENDED JANUARY 3, 1998 COMPARED TO TWENTY-SEVEN WEEKS ENDED JANUARY 4, 1997

     Sales. For the 27 weeks ended January 3, 1998, sales were $784.1 million, or 1% higher than sales for the comparable period in the prior year, which were $774.8 million. Sales from businesses acquired in 1997 contributed most of the increase, and were offset somewhat by lost sales attributable to businesses divested by Flowers Bakeries in 1997. The Company's sales for the current period also were favorably impacted by a change in promotional practices at Mrs. Smith's Bakeries implemented in 1997.

     Other Income. For the 27 weeks ended January 4, 1997, the Company recognized approximately $43 million in income attributable to the gain on the sale of the Company's distributor notes receivable, which occurred in September 1996. The sale of these notes was necessitated by the Company's decision to settle claims by the United States Internal Revenue Service ("IRS") that the notes constituted current rather than deferred income. Other income for the period was offset by approximately $5 million attributable to the write-down of certain idle facilities.

     Materials, Supplies, Labor and Other Production Costs. The Company's production costs for the 27 weeks ended January 3, 1998, were $418.9 million, or 5% lower than its costs of $440.1 million for the prior year's period. The improvement is attributable to decreased ingredient costs, primarily flour, and continued emphasis on cost controls and operating efficiencies.

     Selling, Delivery and Administrative Expenses. Selling, delivery and administrative expenses were $303.9 million, or 5% higher for the 27 weeks ended January 3, 1998, compared to $289.2 million for the same period in the prior year. For the 27 weeks ended January 3, 1998, the Company experienced higher advertising and promotional expenses to support new product introductions, primarily for Mrs. Smith's Bakeries, than in the prior year, as well as increased logistics expenses at Mrs. Smith's Bakeries to service increased sales volume. In addition, the Company accrued administrative and other expenses associated with the change in its fiscal year.

     Depreciation and Amortization. Depreciation and amortization expense was $26.9 million, or 20% higher for the 27 weeks ended January 3, 1998, than for the comparable period in the prior year, which was $22.5 million. The increase was due primarily to the effect of depreciation attributable to capital improvements implemented in 1997.

     Interest. Interest expense for the 27 weeks ended January 3, 1998 was $11.8 million, or 15% lower than interest expense of $13.9 million for the same period in 1997, due primarily to interest of $2.5 million paid pursuant to the IRS settlement discussed above during the 27 weeks ended January 4, 1997.

     Income Before Income Taxes. Income before income taxes for the 27 weeks ended January 3, 1998 was $25.0 million. The decrease from the prior year's corresponding period is primarily attributable to the one-time gain in the prior period that was generated by the sale of the Company's distributor notes receivable, discussed above.

     Federal and State Income Taxes. Income taxes for the 27 weeks ended January 3, 1998 were $9.6 million, a decrease from the corresponding period in the prior year, due primarily to the difference in pre-tax income for such periods.

     Net Income from Keebler Investment. In the 27 weeks ended January 3, 1998, the Company recorded net income from its investment in Keebler of $18.1 million, compared to a net loss of $.2 million for the comparable period for the prior year. The increase in net income from Keebler is primarily attributable to sales volume increases associated with certain of Keebler's branded cookie and cracker products, the inclusion of the business of Sunshine following its acquisition in June 1996 by Keebler, improved gross margins and a more efficient fixed cost structure at Keebler.

     Net Income. Net income of $23.6 million for the 27 weeks ended January 3, 1998 was 24% lower than the $31.1 million net income for the comparable prior year's period. In addition to the factors described above, the difference in net earnings was primarily attributable to the effect of one-time charges of $9.9 million for the cumulative effect (net of tax benefit) of changes in accounting principles taken in the more recent period, expenses accrued by the Company for administrative and other costs associated with the change in its fiscal year, as compared to the impact in 1996 of the Company's recognition of the gain on the sale of its distributor notes receivable.

FISCAL YEAR ENDED JUNE 28, 1997 COMPARED TO FISCAL YEAR ENDED JUNE 29, 1996

     Sales. Sales for fiscal year 1997 were $1.438 billion, or 16% higher than sales of $1.239 billion for fiscal year 1996. The increase in sales was primarily attributable to sales from businesses acquired during the fourth quarter of fiscal year 1996 and in fiscal year 1997. The Company also experienced increased sales volume in the Company's existing businesses, primarily in Mrs. Smith's Bakeries.

     Other Income. In fiscal year 1997, the Company recognized a gain of approximately $43.2 million on the sale of the Company's distributor notes, as discussed above.

     Materials, Supplies, Labor and Other Production Costs. The Company's production costs for fiscal year 1997 were $787.8 million, or 17% higher than costs of $674.8 million for fiscal year 1996. The increase in such costs was due primarily to increased sales volume, and was offset by decreased ingredient and packaging costs during the fourth quarter of fiscal 1997.

     Selling, Delivery and Administrative Expenses. Selling, delivery and administrative expenses increased by 15% to $537.8 million for fiscal year 1997 from $468.7 million for fiscal year 1996. The increase was due primarily to increased sales volume and increased advertising and promotional expenditures, particularly for Mrs. Smith's Bakeries. Selling, delivery and administrative expenses as a percentage of sales remained relatively constant with the prior fiscal year as a result of increased volume and a more efficient cost structure, particularly in selling and distribution at Flowers Bakeries.

     Depreciation and Amortization. Depreciation and amortization expense increased by 13% to $46.0 million for fiscal year 1997 from $40.8 million for fiscal year 1996, due primarily to increased capital spending and the amortization of the Mrs. Smith's trademarks and costs in excess of net tangible assets.

     Interest. Interest expense for fiscal year 1997 increased by 93% to $25.1 million from $13.0 million for fiscal year 1996. The increase was attributable to higher overall borrowings to partially fund fiscal year 1997 capital spending, to finance frozen inventory at Mrs. Smith's Bakeries, and to finance the Company's initial investment in Keebler. Interest expense for fiscal year 1997 also reflects the payment of $2.5 million on the IRS settlement as described above and a higher average interest rate as compared to the prior year.

     Income Before Income Taxes. Fiscal year 1997 income before income taxes increased by 82% to $87.8 million from $48.3 million for fiscal year 1996, due primarily to the gain on the sale of the Company's distributor notes receivable.

     Federal and State Income Taxes. Federal and state income taxes for fiscal year 1997 increased to $33.2 million from $18.2 million for fiscal year 1996 due to increased pre-tax income for fiscal year 1997. The effective income tax rate for the Company was 37.8% in fiscal year 1997 and 37.6% for fiscal year 1996.

     Net Income from Keebler Investment. For fiscal year 1997, the Company reported net income from its investment in Keebler of $7.7 million, as compared to $.6 million for fiscal 1996. The increase was due primarily to the Company's investment in Keebler extending over the full fiscal year 1997, as opposed to fiscal year 1996, when the Company made its initial investment in Keebler in the third fiscal quarter. In addition, Keebler's net income for the time period covered in the Company's fiscal year 1997 increased substantially due to volume increases, the inclusion of the Sunshine business and improved cost controls at Keebler.

     Net Income. For fiscal year 1997, the Company's net income increased by 102% to $62.3 million from $30.8 million for fiscal year 1996. The increase in net income was due primarily to the inclusion of the Company's after-tax income from its investment in Keebler, as well as the gain on the sale of the distributor notes receivable and the other factors described above.

FISCAL YEAR ENDED JUNE 29, 1996 COMPARED TO FISCAL YEAR ENDED JULY 1, 1995

     Sales. Sales for fiscal year 1996 were $1.239 billion, or 10% higher than sales of $1.129 billion for fiscal year 1996. Approximately one-half of the increase in sales was attributable to sales from businesses acquired during fiscal year 1995 and early in fiscal year 1996. The Company also experienced increased sales volume in the Company's existing businesses, as well as increased selling prices and the addition of 160 new DSD routes at Flowers Bakeries.

     Other Income. The Company experienced a decrease of 26% in other income for fiscal year 1996 compared to fiscal year 1995, due to a gain of approximately $12 million on the sale of certain fixed assets in fiscal year 1995.

     Materials, Supplies, Labor and Other Production Costs. The Company's production costs for fiscal year 1996 were $674.8 million, or 13% higher than costs of $599.4 million for fiscal year 1995. The increase in such costs was due primarily to increased ingredient costs, particularly flour, which was at a 21 year high during the year.

     Selling, Delivery and Administrative Expenses. Selling, delivery and administrative expenses increased by 9% to $468.7 million for fiscal year 1996 from $428.8 million for fiscal year 1995. The increase was due primarily to increased sales volume, as well as start-up costs associated with the addition of 160 new DSD routes at Flowers Bakeries. Additionally, winter weather in the eastern United States negatively impacted sales and distribution costs.

     Depreciation and Amortization. Depreciation and amortization expense increased by 12% to $40.8 million for fiscal year 1996 from $36.6 million for fiscal year 1995, due primarily to increased capital spending.

     Interest. Interest expense for fiscal year 1996 increased by 84% to $13.0 million from $7.1 million for fiscal year 1995. The increase was attributable to higher overall borrowings to finance the Company's initial investment in Keebler.

     Income Before Income Taxes. Fiscal year 1996 income before income taxes decreased by 29% to $48.3 million from $68.0 million for fiscal year 1995, due primarily to the factors described above, as well as the impact of a reserve of $4.9 million recorded to reflect the estimated costs of a final settlement of litigation involving subsidiary operations in Texas. Income was favorably impacted by the recognition of a gain of $4.1 million on the sale of Keebler stock to certain former shareholders of Sunshine in connection with Keebler's acquisition of Sunshine.

     Federal and State Income Taxes. Federal and state income taxes for fiscal year 1996 decreased to $18.2 million from $25.7 million for fiscal year 1995 due to decreased pre-tax income for fiscal year 1996. The effective income tax rate for the Company was 37.6% in fiscal year 1996 and 37.8% for fiscal year 1995.

     Net Income from Keebler Investment. For fiscal year 1996, the Company reported net income from its investment in Keebler of $.6 million. The Company made its initial investment in Keebler in fiscal year 1996.

     Net Income. For fiscal year 1996, the Company's net income decreased by 27% to $30.8 million from $42.3 million for fiscal year 1995 due to the factors described above.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's primary source of cash to fund its liquidity needs is net cash provided by operating activities and availability under its Revolving Credit Facility.

     During the transition period 1998, the Company's working capital decreased $8.8 million to $20.3 million, with cash and cash equivalents decreasing to $3.9 million from $31.1 million at the end of fiscal year 1997. The working capital decrease and the decrease in cash and cash equivalents in the 27 weeks ended January 3, 1998 were primarily due to cash expended for capital improvements throughout the Company.

     Cash and cash equivalents increased during fiscal year 1997 from $25.0 million to $31.1 million, and working capital decreased during that fiscal year from $48.5 million to $29.1 million. The decrease in working capital is primarily due to the recording of purchase accounting reserves of $35.5 million relating to acquisitions consummated during fiscal years 1996 and 1997. Cash flows from operating activities increased in fiscal year 1997 to $79.5 million from $59.4 million. This increase was the net result of increased profits and decreased working capital.

     During fiscal year 1997 and the 27 weeks ended January 3, 1998, the Company spent approximately $78 million and $33 million, respectively, for capital expenditures to expand production facilities and increase efficiencies in both production and distribution. Since 1992, expenditures have totaled approximately $377 million with an additional $41 million of expenditures attributable to acquisitions during that period. Capital expenditures for fiscal year 1998 are expected to be approximately $40 million for Flowers Bakeries and Mrs. Smith's Bakeries combined and to be approximately $50 million for Keebler. These expenditures are targeted to further improve the efficiency of the Company's production and distribution capabilities.

     At January 3, 1998, the Company had borrowed a total of $122 million under a five year $300 million syndicated loan facility. On January 30, 1998, the Company entered into the Revolving Credit Facility, which, among other changes, amended the loan facility to increase available funds to $500 million. In connection with the Keebler Acquisition, the Company borrowed an additional $309 million and the Company separately repaid $10 million, so that amounts outstanding under the Revolving Credit Facility as of March 26, 1998 aggregated $422 million. Also currently outstanding are $125 million of long-term senior notes issued through a private placement completed during fiscal year 1996. The Company has in place a $75 million commercial paper program to finance inventory. Borrowings outstanding under this program at January 3, 1998 were $53.5 million. The Company also has a $50 million ten-year master lease agreement to finance the automated production lines at certain of its facilities. At January 3, 1998, $38.7 million had been used under this agreement. Certain of the Company's credit facilities contain covenants and restrictions on actions by the Company and its subsidiaries, other than Keebler, requirements that the Company comply with a minimum cash flow test, a maximum leverage ratio, a fixed charges coverage ratio and a minimum consolidated net worth test. As of January 3, 1998, the Company was in compliance with respect to all covenants under its credit facilities.

     Cash dividends have grown at a compound annual rate of 6% since 1992, increasing from an annual payout of $.309 in calendar 1992 to $.433 in calendar 1997.

     The Company owns a majority of the outstanding stock of Keebler and, commencing with all reporting periods ending subsequent to February 3, 1998, the Company will consolidate Keebler for financial reporting purposes. The Company is limited in its ability to access the cash flows of Keebler to support the Company's other operations due to the fact that Keebler is not wholly-owned by the Company and due to restrictions on the payment of dividends in Keebler's existing credit facilities.

     The Company believes that cash flow from operations, and funds available under the Company's existing credit facilities, will be sufficient to fund its operating expenses, working capital, capital expenditures and debt service requirements through fiscal year 1998.

     The Company from time to time reviews and will continue to review acquisition and joint venture opportunities as well as changes in the capital markets. If the Company were to consummate a significant acquisition or elect to take advantage of favorable opportunities in the capital markets, the Company may supplement availability or revise the terms under its credit facilities or complete public or private offerings of equity or debt securities.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information," which is effective for the Company's fiscal year 1998. This new statement revises standards for public companies to report information about segments of their business and also requires disclosure of selected segment information in quarterly financial reports. The statement also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company has not yet determined the impact this new statement may have on disclosures in the consolidated financial statements.

     The FASB also issued certain other disclosure-related accounting pronouncements during 1997. While these new statements are effective for future reporting periods, the Company does not anticipate they will have any significant impact on the consolidated financial statements.

SEASONALITY

     The Company's sales, net income and cash flows are affected by the timing of new product introductions, promotional activities, price increases, and a seasonal sales bias toward the second half of the calendar year due to events such as back-to-school, and the Thanksgiving and Christmas holidays. Sales for Mrs. Smith's Bakeries are highly seasonal since, historically, pie sales have been concentrated in the year-end holiday season. In January 1998, the Company commenced a program entitled Operation 365 to promote increased pie consumption during the remainder of the year.

YEAR 2000 CONVERSION

     Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, in less than two years, computer systems and/or software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. Significant uncertainty exists concerning the potential effects associated with such compliance. The Company is currently analyzing the Year 2000 computer systems issue and has completed the conversion of certain of its computerized operations. There can be no assurance that the Company's software contains or will contain all necessary date code changes. The Company, its customers and its suppliers may be affected by Year 2000 issues. The Company has plans to communicate with significant customers, vendors and other third parties with whom it does significant business to determine their Year 2000 compliance readiness. However, there can be no guarantee that the systems of other entities will be timely converted, or that their failure to convert, or a conversion that is incompatible with the Company's system, will not have an adverse effect on the Company's business, financial condition and results of operations.

     On November 20, 1997, the Emerging Issues Task Force ("EITF"), a subcommittee of FASB, issued EITF 97-13, which requires the cost of business process reengineering activities that are part of an information systems development project, including Year 2000 compliance, be expensed as those costs are incurred. Any unamortized costs that were previously capitalized are required to be written off as a cumulative adjustment in the quarter that included November 20, 1997. During the twenty-seven week period ended January 3, 1998, the Company recorded a cumulative after-tax charge of $8.8 million, or $.10 per share, as a result of its adoption of this pronouncement. These costs were attributable to a state-of-the-art management information system, which is being implemented at Mrs. Smith's Bakeries.

                                    BUSINESS

     The following information contains forward-looking statements which involve certain risks and uncertainties. See "Forward-Looking Statements."

THE COMPANY

     The Company is the largest nationally branded producer and marketer of a full line of baked foods in the United States, with products which include Flowers Bakeries' fresh breads and rolls, Mrs. Smith's Bakeries' fresh and frozen baked desserts, snacks, breads and rolls, as well as Keebler's cookies and crackers. Since its founding in 1919 in Thomasville, Georgia, the Company has dramatically expanded the diversity and geographic scope of its operations and is now a leader in the market for baked foods throughout the United States.

     The Company's core strategy is to be the country's leading low-cost producer and marketer of a full line of branded fresh and frozen baked products on a national and super-regional basis, serving all possible customers, through all channels of distribution. This strategy is focused on responding to current market trends for the Company's products and changing consumer preferences, which now increasingly favor purchases of ready-made convenience food products as opposed to traditional home-prepared foods. To assist in accomplishing this core strategy, the Company has aggressively invested capital to modernize and expand its plant and equipment capacity and has acquired nationally branded businesses which complement its traditional strengths. It has also continually improved its distribution systems and has established a presence in all distribution channels where baked foods are sold, including restaurants, fast-food chains, food wholesalers, institutions and vending machines, as well as grocery stores.

     In the fresh baked product line (Flowers Bakeries), the Company focuses on the production and marketing of baked foods to customers in the super-regional 19 state area in and surrounding the southeastern United States. In this effort, the Company has devoted significant resources to modernizing production facilities and improving its distribution capabilities, as well as actively marketing well-recognized brands such as Nature's Own and Cobblestone Mill bread. Since 1980, the Company has acquired 24 local bakery operations which are generally within or contiguous to its existing region and which can be served with its extensive DSD system. The Company's strategy is to use acquisitions to better serve new and existing customers, principally by increasing the productivity and efficiency of newly acquired plants, establishing reciprocal baking arrangements among its bakeries, and by extending its DSD system. Flowers Bakeries' DSD system utilizes approximately 3,100 independent distributors who own the right to sell the Company's fresh baked products within their respective territories.

     The Company's frozen baked foods operations (Mrs. Smith's Bakeries) began in the mid-1970s with the acquisition of the Stilwell business, with frozen products initially marketed to customers in the southeastern and southwestern United States. In 1989, the Company entered the frozen bread and dough market in the southeastern United States with its acquisition of the bakery operations of Winn-Dixie, Inc. In 1991, the Company undertook its first significant entry into the national market for frozen baked dessert products with the acquisition of Pies, Inc., a midwest-based producer of premium pies for the restaurant and foodservice markets, and further expanded its national presence by acquiring the Oregon Farms branded frozen carrot cake line. In May 1996, the Company obtained a leading presence in the frozen baked dessert category with the acquisition of the business of Mrs. Smith's Inc., which is the leading national brand of frozen pies sold at retail. In January 1998, the Company launched "Operation 365," a strategy aimed at significantly expanding year-round sales in the frozen dessert baked product category through product line extensions designed to take advantage of nationwide consumer recognition of the Mrs. Smith's brand name. Examples of significant product line extensions that are underway include Mrs. Smith's retail frozen fruit cobblers and Mrs. Smith's "Restaurant Classics" retail frozen pies.

     The Company entered the cookies and crackers marketplace in January 1996 by acquiring for $62.5 million an approximate 45% stake in Keebler, the number two producer and marketer of cookies and crackers in the United States with net sales of approximately $2.1 billion for the fiscal year ended January 3, 1998. In June 1996, Keebler acquired Sunshine, the third largest cookie and cracker producer in the United

States. By the end of 1996, Keebler completed its planned integration of Sunshine's operations, achieving efficiencies in administration, purchasing, production, marketing, sales and distribution. Under the control of Flowers and its co-investors, Keebler's results of operations have improved from a net loss of $159.3 million for its fiscal year ended December 30, 1995, to a net income of $57.0 million for its fiscal year ended January 3, 1998. On February 3, 1998, Keebler completed its initial public offering in which Flowers' co-investors sold a portion of their shares to the public. Concurrently with that offering, Flowers purchased an additional 11% of Keebler from its co-investors for approximately $309 million in cash, thereby increasing its ownership to approximately 55% of the total Keebler shares outstanding.

     The Company has a leading presence in each of the major product categories in which it competes. Flowers Bakeries' fresh baked branded bread and roll sales rank first in ten of its 15 major metropolitan markets and second in its remaining five such markets, and its Nature's Own brand is the number one volume brand of wheat/variety bread in the country despite being marketed solely in the super-regional 19 state area in and surrounding the southeastern United States. Mrs. Smith's Bakeries is one of the leading frozen baked dessert producers and marketers in the United States, and its Mrs. Smith's pies are the leading national brand of frozen pies sold at retail. Keebler is the number two producer and marketer of branded cookies and crackers, the number one producer and marketer of private label cookies and the number one producer and marketer of cookies and crackers for the foodservice market. The Company's major branded products include, among others, the following:

    FLOWERS BAKERIES              MRS. SMITH'S BAKERIES                  KEEBLER
  FRESH BAKED PRODUCTS       FRESH AND FROZEN BAKED PRODUCTS       COOKIES AND CRACKERS
  --------------------       -------------------------------       --------------------
Flowers                   Mrs. Smith's                           Keebler Brands:
Nature's Own              Mrs. Smith's Restaurant Classics       - Chips Deluxe
Whitewheat                Mrs. Smith's Special Recipe            - Pecan Sandies
Cobblestone Mill          Mrs. Freshley's                        - Fudge Shoppe
Dandee                    Oregon Farms                           - Town House
Evangeline Maid           European Bakers, Ltd.                  - Club
Betsy Ross                Stilwell                               - Graham Selects
ButterKrust               Our Special Touch                      - Wheatables
BlueBird                  Danish Kitchen                         - Zesta
Licensed Brands:          Pour-A-Quiche                          Cheez-It
- Sunbeam                                                        Carr's
- Roman Meal                                                     Vienna Fingers
- Country Hearth                                                 Hydrox
- Bunny                                                          Sunshine Krispy
- Holsum                                                         Hi-Ho
                                                                 Ready Crust

     The Company is committed to being the low cost producer in all of its operations and has made significant capital investments in recent years to modernize, automate and expand its production and distribution capabilities. Flowers has invested approximately $377 million over the past six years, of which approximately $227 million was used to expand and modernize existing production facilities for Flowers Bakeries, including the addition of twelve new highly-automated production lines in nine facilities. The remaining approximately $150 million was used primarily to build a state-of-the-art distribution facility, and to add 13 highly-automated production lines in nine facilities for Mrs. Smith's Bakeries. Since Flowers' initial investment in Keebler in January 1996, Keebler has invested approximately $78 million to streamline and rationalize its production operations in order to better support its national DSD system.

     In order to provide prompt and responsive service to consumers, the Company tailors its distribution systems to the marketing and production aspects of its major product lines. Flowers Bakeries distributes its fresh baked foods through an extensive DSD system of approximately 3,100 independent distributors who, as owners of their territories, are motivated to maintain and build shelf space and to monitor product freshness, which is essential in the marketing of short shelf life products such as fresh bread, rolls and buns. These distributors make an aggregate of approximately 70,000 stops per day. Mrs. Smith's Bakeries' frozen foods are

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

distributed through its two strategically-located frozen distribution facilities, as well as through additional commercial frozen warehouse space throughout the United States, in order to accommodate inventory growth in seasonal products and to provide staging to expedite distribution throughout the year. Keebler's cookies and crackers are distributed through a DSD system designed to maximize customer service and Keebler's control over the availability and presentation of products. Keebler's DSD system employees distribute products to approximately 30,000 retail locations, principally supermarkets. Keebler is one of only two cookie and cracker companies that own and operate a national DSD system.

INDUSTRY OVERVIEW

     The United States baked foods industry is comprised of a number of distinct product lines, including fresh baked foods (fresh breads, rolls and buns), refrigerated and frozen baked foods (desserts, snacks, breads and doughs) and cookies and crackers. Changes in consumer preferences have shifted food purchases away from the traditional grocery store aisles for home preparation and consumption, and toward home meal replacement purchases, either in supermarkets' in-store deli/bakeries or in non-supermarket channels, such as mass merchandisers, convenience stores, club stores, restaurants and other convenience channels. Non-supermarket channels of distribution are becoming increasingly important throughout the baked foods industry.

  Fresh Baked Foods

     In 1997, retail bread sales in the United States were approximately $5 billion, according to IRI, which tracks retail sales through scanner data in United States grocery stores with annual revenue greater than $2.0 million. In the last decade, retail sales of fresh breads have experienced modest growth, with expansion within the category occurring primarily in a variety of premium and specialty breads.

     In addition to Flowers Bakeries, several large baking and diversified food companies market fresh baked food products in the United States. Competitors in this category include Interstate, Earthgrains, Bestfoods and Pepperidge Farm. There are also a number of smaller, regional baking companies. The Company believes that the larger companies enjoy several competitive advantages over smaller operations due principally to economies of scale in areas such as purchasing, production, advertising, marketing and distribution, as well as through greater brand awareness.

     A significant trend in the fresh baked foods industry over the last several years has been the consolidation of smaller bakeries into larger baking businesses. Consolidation, which has reduced industry capacity, continues to be driven by factors such as capital constraints on smaller bakeries, which limit their ability to avoid technological obsolescence, to increase productivity or to develop new products, generational changes at family-owned businesses, and the need to serve super-regional grocery store chains. The Company believes that the consolidation trend in the fresh baked foods industry will continue to present opportunities for strategic acquisitions that complement its existing businesses and that extend its regional presence.

  Frozen Baked Foods

     The United States frozen and refrigerated baked foods industry, including desserts, breads, rolls and doughs, had 1997 sales of approximately $7 billion, according to estimates compiled for the February 1998 edition of Refrigerated and Frozen Foods, an industry trade publication. While retail sales of frozen baked desserts have declined by approximately 9% since 1992, sales of frozen baked foods to other distribution channels, including restaurants and other foodservice institutions, have grown significantly over the same period, including a cumulative 23% increase in sales of foodservice desserts and a 50% increase in sales at in-store deli/bakeries. Primary competitors in the frozen baked desserts category include Pillsbury, Sara Lee, Rich Products, Edwards and Pepperidge Farm.

  Cookies and Crackers

     The United States cookie and cracker industry had 1997 retail sales of approximately $8.3 billion. Since 1992, consumption per person of cookies and crackers in the United States has remained stable. The cookie
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

and cracker industry is comprised of distinct product segments. Cookie segments include, among others, sandwich cookies, chocolate chip cookies and fudge-covered cookies. Cracker segments include among others, saltine crackers, graham crackers and snack crackers.

     Supermarkets accounted for approximately 78% of 1996 retail sales in the cookie and cracker industry with mass merchandisers, convenience stores, and drug stores accounting for most of the balance. Since 1992, United States annual dollar supermarket sales of cookies and crackers have increased an average of 1.5% per year.

     Keebler and Nabisco are the two largest national participants in the cookie and cracker industry. Keebler and Nabisco have a combined market share of approximately 58%, with Keebler having approximately 24% and Nabisco having approximately 34%. Other participants in the industry generally operate only in certain regions of the United States or only participate in a limited number of segments of the industry.

BUSINESS STRATEGY

     The Company's strategy is to be the country's leading low-cost producer and marketer of a full-line of branded fresh and frozen baked foods products on a national and super-regional basis serving all possible customers through all channels of distribution. Flowers Bakeries, Mrs. Smith's Bakeries and Keebler each develop separate strategies based on the production, distribution and marketing requirements of its particular baked foods category. The Company employs the following five overall strategies:

     - Strong Brand Recognition. The Company intends to capitalize on the success of its well-recognized brand names, which communicate product consistency and high quality, through extending those brand names to additional products and categories. Among other strategies, the Company will continue to extend the Mrs. Smith's brand to additional frozen baked products, expand the use of the Cheez-It brand name and develop new products under the Keebler brand name. Many of the Company's products, including its Nature's Own bread, Mrs. Smith's retail frozen baked pies and Cheez-It snack crackers, are the top-selling brands in their categories. Flowers Bakeries' fresh baked branded bread and roll sales rank first in ten of its 15 major metropolitan markets and second in its remaining five such markets. Keebler brand cookies rank second overall in the United States, with eight of the 25 best-selling cookies and ten of the 25 best-selling crackers in the United States based on dollar sales.

     - State-of-the-Art Production and Distribution Facilities. The Company intends to maintain a continuing level of capital improvements that, while lower than its level of capital improvements in recent years, will permit the Company to fulfill its commitment to remaining among the most modern and efficient baked foods producers in the United States. Toward this goal, Flowers has invested approximately $377 million in Flowers Bakeries and Mrs. Smith's Bakeries in the six-year period ended June 28, 1997 to build several modern and highly efficient production facilities and a state-of-the-art distribution facility, as well as to automate and modernize its existing facilities. Since Flowers' initial investment in Keebler in January 1996, Keebler has spent approximately $78 million to keep its production operations modern and efficient and has lowered its operating costs by closing plants, consolidating production and reducing overhead.

     - Efficient and Customer Service-Oriented Distribution. The Company intends to expand and refine its distribution systems to allow it to respond quickly and efficiently to changing customer service needs, consumer preferences and seasonal demands. In the last decade, the Company has developed distribution systems that are tailored to the nature of each of its three baked food product categories and are designed to provide the highest levels of service to the Company's retail and foodservice outlets. Flowers Bakeries has developed a DSD network of approximately 3,100 independent distributors for its fresh baked products, who make an aggregate of approximately 70,000 stops per day. Mrs. Smith's Bakeries operates a network of strategically located storage and distribution facilities for its frozen baked products and a centralized distribution facility for its fresh baked snack products. Keebler operates its own national DSD system for its cookie and cracker products, enabling it to provide frequent service to over 30,000 retail outlets.

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

     - Broad Range of Products and Sales Channels. In recognition that consumers are increasingly seeking home meal replacements and other convenience food products, the Company intends to continue to emphasize expansion of its product lines and sales channels to meet those preferences. The Company's product lines now include virtually every category of breads, buns, rolls and baked foods, including fresh bread, buns, rolls, cakes and other baked snacks and frozen desserts, as well as cookies and crackers. These products generally can be found anywhere baked foods are sold, including traditional supermarkets and their in-store deli/bakeries, convenience stores, mass merchandisers, club stores, wholesalers, restaurants, fast food outlets, schools, hospitals and vending machines. The Company intends to continue to increase its focus on non-supermarket channels, such as restaurants, mass merchandisers and convenience stores.

     - Strategic Acquisitions. The Company intends to continue to pursue growth through strategic acquisitions and investments that will complement and expand its existing markets, product lines and product categories. The Company has consistently pursued growth in sales, geographic markets and products through strategic acquisitions and has completed over 75 acquisitions in 30 years. Most recently, Flowers continued its regional expansion in fresh baked foods with its January 1998 acquisition of Franklin Baking Company, a regional bakery based in North Carolina. The Company expanded its frozen baked foods product line with the 1996 acquisition of Mrs. Smith's, Inc. and the well-recognized Mrs. Smith's national brand. In February 1998, the Company obtained a controlling interest in Keebler, the second largest cookie and cracker manufacturer in the United States.

PRODUCTS

     The Company produces baked foods in three product lines: fresh baked foods, frozen baked foods and cookies and crackers.

  Fresh Baked Foods -- Flowers Bakeries

     In 1997, Flowers Bakeries was the leading producer of fresh baked foods in ten of its major markets and second in five of its major markets and was developing its presence in the other markets it has recently entered. The Company's fresh baked foods market includes 19 states in the eastern, southeastern and south central United States.

     The Company markets its fresh soft variety and white breads under numerous brand names, including Flowers, Nature's Own, Whitewheat, Cobblestone Mill, Dandee, Evangeline Maid, Betsy Ross, ButterKrust and Purity, among others. Within licensed geographic territories, the Company also markets fresh bread under the Sunbeam, Roman Meal, Country Hearth, Bunny and Holsum trademarks. Nature's Own is the best selling brand by volume of soft variety bread in the United States, despite being marketed solely in the 19 state super-region in and surrounding the southeastern United States. Rolls and buns are marketed under the Cobblestone Mill, European Bakers, Ltd., Breads International and other brand names. Flowers Bakeries has used its strong brand recognition to expand to new product lines, such as the successful introduction of Cobblestone Mill Breakfast Breads. Fresh baked snack cakes, doughnuts, pastries and other sweet snacks are sold primarily under the BlueBird brand, as well as ButterKrust, Sunbeam, and Holsum.

     In addition to its branded products, Flowers Bakeries also packages baked foods under private labels for such retailers as Winn-Dixie. While private label products carry lower margins than its branded products, Flowers Bakeries is able to use its private label offerings to expand its total shelf space and to effectively maximize capacity utilization.

     The Company also supplies numerous restaurants, institutions and foodservice companies with fresh bread products, including Burger King, Krystal, Arby's, Outback Steakhouse, Olive Garden, Dairy Queen and Chili's. In May 1995, the Company became a preferred supplier to Burger King and currently supplies baked products to approximately 1,700 Burger King restaurants in the Southeast. The Company also sells fresh baked products to wholesale distributors for ultimate sale to a wide variety of food outlets.

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

  Frozen Baked Foods -- Mrs. Smith's Bakeries

     Mrs. Smith's Bakeries and Sara Lee each have an approximately 25% market share of the frozen baked dessert market, representing the two largest shares of that market. Mrs. Smith's frozen baked pies were the number one retail frozen brand pies in the U.S. for 1997 with an approximate 53% market share, according to IRI. The Company's frozen baked foods are marketed throughout the United States, and, based on consumer surveys commissioned by the Company, Mrs. Smith's enjoys a 94% brand awareness in United States households.

     The Company's frozen pies, cakes, cobblers and other baked desserts are sold under the Mrs. Smith's, Mrs. Smith's Restaurant Classics, Mrs. Smith's Special Recipe, Oregon Farms and Stilwell brand names in the frozen foods sections of supermarkets, as are the Company's frozen pie shells, mixed fruits and quiche fillings. The Company has also introduced a line of frozen baked desserts and cobblers that feature low fat crusts and no-sugar-added fruit fillings. The Company's frozen baked products also include specialty baked and parbaked (partially baked) breads, buns, and rolls marketed under the European Bakers, Ltd. and Our Special Touch brands, which are sold at retail. The Company also co-packs these and other fresh bakery snack food products on behalf of other industry participants who sell these products under their own proprietary brand names.

     The Company produces frozen pies, cakes and desserts as well as bread, rolls and buns for sale to foodservice customers, wholesalers, such as Sysco, and markets fresh and frozen hearth-baked specialty bread, breadsticks and rolls to chain restaurants such as Outback Steakhouse and Olive Garden.

     Traditionally, frozen pie sales are heavily concentrated throughout the year-end holiday season. The Company has recently launched "Operation 365," a strategy aimed at significantly expanding non-seasonal sales in the frozen baked product line by introducing new products under the Mrs. Smith's brand, thereby extending the well-recognized Mrs. Smith's brand name to existing and related products. The Company's newest introduction is Mrs. Smith's Restaurant Classics, which are frozen premium, restaurant-quality cream pies sold at retail.

     Mrs. Smith's Bakeries also produces fresh baked snack products under the Mrs. Freshley's brand, such as donuts, honeybuns, cream horns, pecan spins, jelly rolls and cinnamon buns for sale as single packs in vending machines and in multi-packs marketed through grocery stores and mass merchandisers as center aisle promotions. In addition, Mrs. Smith's Bakeries sells these same products to Flowers, which distributes them under its BlueBird brand. Mrs. Smith's Bakeries produces fresh baked snack foods at some of its production facilities in order to maximize the use of capacity.

  Cookies and Crackers -- Keebler

     Keebler is the second largest cookie and cracker producer in the United States with annual net sales of approximately $2.0 billion and an approximate 24% share of the United States cookie and cracker market. In the United States, Keebler is the number two producer and marketer of branded cookies and crackers, the number one producer of private label cookies and the number one producer of cookies and crackers for the foodservice market. Keebler produces eight of the 25 best-selling cookies and ten of the 25 best-selling crackers in the United States based on dollar sales. Keebler's branded cookie and cracker products include, among others, Chips Deluxe cookies, Pecan Sandies cookies, Fudge Shoppe cookies, Town House crackers, Club crackers, Graham Selects crackers, Wheatables crackers, Zesta crackers, Cheez-It crackers, Cheez-It party mix, Nacho Cheez-It crackers, Carr's biscuits, Vienna Fingers cookies, Hydrox cookies, Sunshine Krispy crackers and Hi-Ho crackers. In addition, Keebler is the number one producer and marketer of retail branded ice cream cones in the United States, and a major producer of retail branded pie crusts. Keebler also produces custom-baked products, such as Nutri-Grain breakfast bars, for other marketers of branded food products, and private label cookies and crackers to be sold by retailers under their own brands.

MANUFACTURING AND DISTRIBUTION

     The Company designs its production facilities and distribution systems to meet the marketing and production demands of its major product lines. Through a significant program of capital improvements and

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

careful planning of plant locations, which, among other things, allows the Company to establish reciprocal baking arrangements among its bakeries, the Company seeks to remain the country's leading low cost producer and marketer of branded fresh and frozen baked products on a national and super-regional basis and to provide the highest quality customer service. In addition to the independent distributor system for its fresh baked products and the DSD system used for Keebler, the Company also uses both owned and public warehouses and distribution centers in central locations for the distribution of certain of its frozen and other shelf stable products.

  Fresh Baked Foods -- Flowers Bakeries

     Flowers owns and operates 27 fresh bread and bun bakeries in 10 states. Flowers has invested approximately $227 million over the past six years, primarily to build new state-of-the-art baking facilities and to significantly upgrade existing facilities. During this period, Flowers has added twelve new highly-automated production lines in nine of its facilities. The Company believes that these investments, undertaken at a time when many competitors were minimizing capital improvements due to leverage or earnings pressure, have made Flowers the most efficient major producer of fresh baked foods in the United States. Flowers believes that its capital investment yields long-term benefits in the form of more consistent product quality, highly sanitary processes, and greater production volume at a lower cost per unit. While its major capital improvement program is largely complete, Flowers intends to continue to invest in its plant and equipment to maintain the highest levels of efficiency.

     Distribution of fresh baked foods involves determining appropriate order levels, delivering the product from the plant to the customer, stocking the product on the shelves, visiting the customer one to three times daily to ensure that inventory levels remain adequate, and removing stale goods. In 1986, Flowers Bakeries began converting its bakery sales routes from employees operating company-owned vehicles to a DSD system of exclusive independent distributors. The Company effected this change by selling its sales routes primarily to its sales employees. The Company initially financed these purchases over ten years, which obligations were sold to a financial institution in 1996. Currently, all distributor purchase arrangements are made directly with a financial institution, and, pursuant to an agreement, the Company manages and services these arrangements.

     The distributors lease hand-held computers from the Company, which contain software proprietary to the Company. The software permits distributors to track and communicate inventory data to the production facilities and to calculate recommended order levels based on historical sales data and recent trends. These orders are electronically transmitted to the appropriate production facility on a nightly basis. This system, which management believes is more sophisticated than comparable tracking programs currently used in the industry, is designed to ensure that adequate product, and the right mix of products, are available to meet the retail and foodservice customer's immediate needs. Management believes the system minimizes returns of unsold goods. In addition to the hand-held distributor units, the Company's main computer system permits tracking of sales, product returns and profitability by customer location, plant, day and other bases. Managers receive sales and profitability reports on a weekly basis, allowing prompt operational adjustments when appropriate.

     Management believes that the Company's independent distributor system is unique in the industry as to its size, with approximately 3,100 distributors, and with respect to its super-regional scope. In Flowers Bakeries' DSD System, an aggregate of over 70,000 stops are made each day. The program is designed to provide the Company's retailers with superior service because distributors, highly motivated by route ownership, strive to increase sales by maximizing service. In turn, distributors have the opportunity to benefit directly from the enhanced value of their routes resulting from higher sales volume.

  Frozen Baked Foods -- Mrs. Smith's Bakeries

     Mrs. Smith's Bakeries operates 13 production facilities with 67 production lines for its pies, cakes, breads, rolls and snack foods. The Company maintains maximum operating efficiency by producing high volume fresh snack products on long runs to complement its branded frozen baked products, sales of which are seasonal in nature. In the past six years, the Company has invested approximately $150 million to upgrade its frozen baked foods production and distribution facilities, primarily by adding 13 highly-automated production lines in nine facilities and to construct its 225,000 square foot highly-automated frozen distribution facility in Suwanee, Georgia. In addition, Mrs. Smith's Bakeries is nearing completion of installation of the SAP/R3 operating system, which the Company believes will provide it with competitive advantages in inventory tracking and distribution. The Company plans to invest approximately $40 million over fiscal 1998 and 1999 in renovations to improve efficiencies at several of its frozen food bakeries.

     Mrs. Smith's Bakeries' distribution facilities are strategically located near its production facilities to simplify distribution logistics and shorten delivery times. The plant in Stilwell, Oklahoma is an efficient facility which serves as a principal point of distribution for the Company's products throughout the central, southwestern and western United States. The state-of-the-art Suwanee distribution facility is located on a major interstate corridor near four of Mrs. Smith's Bakeries' frozen dessert production facilities. This facility opened in 1995 and contains such innovations as five 78-foot tall, laser-guided cranes specifically designed for the facility, a six million cubic foot freezer, and computer-controlled bar-coding and inventorying. The automation of this facility enables Mrs. Smith's Bakeries to move extremely large volumes of product without a significant labor component and enables the facility to operate with extremely cold temperatures that preserve high product quality. In addition to cost efficiencies, these features allow the Suwanee facility to better serve customers by processing customer orders much more quickly than conventional freezer facilities. This facility's frozen storage capacity will be expanded in 1998 and production capacity is intended to be added on-site to expand Mrs. Smith's Bakeries' production capacity and to enhance operating efficiencies by having contiguous production and frozen storage.

     In addition to Mrs. Smith's Bakeries' two strategically-located freezer and distribution facilities in Suwanee and Stilwell, the Company leases additional freezer and distribution facilities on the West Coast to facilitate distribution of its products nationwide. These owned and leased facilities allow the Company to build and store necessary inventory in seasonal products, and to expedite the national distribution of both its seasonal and non-seasonal products.

     Mrs. Smith's Bakeries distributes its fresh baked snack products from a centralized distribution facility located near Knoxville, Tennessee. Centralized distribution allows the Company to achieve both production and distributing efficiencies. The production facilities are able to operate longer, more efficient production runs of a single product, which are then shipped to the centralized distribution facility. Products coming from different production facilities are then cross-docked and shipped directly to customer warehouses.

  Cookies and Crackers -- Keebler

     Keebler attempts to meet the changing demands of its customers by planning appropriate stock levels and optimal delivery times. To achieve these objectives, Keebler has developed a network of modern and efficient production facilities with contiguous or strategically located shipping centers and distribution warehouses. Keebler owns and operates eleven production facilities located throughout the United States. Keebler also owns and operates a dairy in Fremont, Ohio that produces cheese under a proprietary formula which is used as an ingredient in Cheez-It crackers. Keebler's distribution facilities consist of eleven shipping centers attached to the production facilities, nine separate shipping centers (two owned and seven leased) and 67 distribution centers (twelve owned and 55 leased, 14 of which are idle or subleased) throughout the United States. Keebler also leases 30 warehouses and 17 depots that are located throughout the United States and are utilized by the sales force in the distribution of Keebler's products.

     Keebler directly services approximately 30,000 retail customers through its DSD distribution system, which system employs more than 3,200 persons. Keebler's DSD distribution system distributes its retail branded cookie and cracker products directly to the retail location, where these products are then merchandised by Keebler's own sales force. Members of Keebler's sales force visit retail outlets an average of 2.8 times per week per store, meeting directly with and taking orders from store managers and arranging for extra in-store display space. Keebler's trucks then deliver the orders directly to such retail outlets, where members of Keebler's sales force, rather than store employees, stock and arrange its products on the retailers' shelves and build end-aisle and free standing displays within the stores. While strengthening relationships with retailers, the frequent store presence of Keebler's sales force also allows it to oversee and execute Keebler's in-store promotional programs. In addition, it provides Keebler with the ability to monitor competitors' in-store product promotions.

     Keebler uses its DSD distribution system exclusively to serve supermarkets and mass merchandisers. In the case of club stores and foodservice distributors, Keebler uses a dedicated sales force and ships its products directly to the customers' warehouses. Convenience stores and vending distributors are served using a network of independent distributors.

CUSTOMERS

  Fresh Baked Foods -- Flowers Bakeries

     The Company's fresh baked foods have a highly diversified customer base, which includes grocery retailers, restaurants, fast-food chains, food wholesalers, institutions, and vending companies. Flowers Bakeries also sells returned and surplus product through a system of independently operated thrift outlets.

     The Company also supplies numerous restaurants, institutions and foodservice companies with fresh bread products, including buns for fast-food outlets such as Burger King, Krystal, Arby's, Outback Steakhouse, Olive Garden, Dairy Queen and Chili's. In May 1995, the Company became a preferred supplier to Burger King and currently supplies baked products to approximately 1,700 Burger King restaurants in the Southeast. The Company also sells fresh baked products to wholesale distributors such as Sysco for ultimate sale to a wide variety of food outlets. Winn-Dixie is Flowers Bakeries' largest customer for fresh baked foods.

  Frozen Baked Foods -- Mrs. Smith's Bakeries

     The Company's frozen baked foods are marketed to traditional retail outlets, such as grocery stores, as well as non-traditional outlets, ranging from club stores and mass merchandisers to wholesalers, foodservice distributors and restaurants. Mrs. Smith's Bakeries' branded frozen baked desserts are sold primarily through grocery retailers. Its non-branded frozen baked desserts and specialty breads and rolls are sold to foodservice distributors, such as Sysco, institutions, retail in-store bakeries and restaurants, including Olive Garden and Outback Steakhouse. Its fresh baked snack products under the Mrs. Freshley's brand are sold primarily through vending outlets. Mrs. Smith's Bakeries is in the second year of a long-term exclusive contract with a major food wholesaler to supply non-branded frozen premium pies.

     To fully utilize capacity in its facilities, Mrs. Smith's Bakeries produces fresh baked snack products for its own distribution under the Mrs. Freshley's brand and for Flowers Bakeries, which markets these products under its BlueBird brand. The Company, in certain circumstances, enters into co-packing arrangements with some of its competitors. Through co-packing, the Company produces and packages baked foods for popular brands such as Weight Watchers, Stouffer, Lance, Pepperidge Farm and Little Debbie.

  Cookies and Crackers -- Keebler

     Keebler sells its retail branded cookies and crackers through supermarkets, mass merchandisers, convenience stores, drug stores and club stores to over 30,000 retail customers and manufactures private label products to be sold by retailers under their own brands. In addition, Keebler supplies cookies and crackers and ice cream cones for foodservice markets and produces ice cream cones for various restaurants and ice cream retailers, such as McDonald's and TCBY. Keebler also produces a variety of custom-baked products for other marketers of branded food products, such as Kellogg, Oscar Mayer, Starkist, Kraft, Gerber and McDonald's. No single customer accounted for more than 5% of Keebler's net sales.

COMPETITION

  Fresh Baked Foods -- Flowers Bakeries

     The United States fresh baked foods segment is intensely competitive and is comprised of large food companies, large independent bakeries with national distribution, and smaller regional and local bakeries. Primary national competitors include Interstate, Earthgrains, Bestfoods and Pepperidge Farm. Competition is
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

based on product quality, brand loyalty, price effective promotions and the ability to target changing consumer preferences. Customer service, including frequent delivery and well-stocked shelves, is an increasingly important competitive factor. While the Company experiences price pressure from time to time, primarily as a result of competitors' promotional efforts, the Company believes that its status as the low cost producer and consumer brand loyalty, as well as the Company's diversity within its region in terms of geographic markets, products, and sales channels, limit the effects of such competition. Recent consolidation in the baked foods industry has reduced prior excess capacity and has further enhanced the ability of the larger firms to compete with small regional bakeries. The Company believes that it enjoys significant competitive advantages over smaller regional bakeries due to economies of scale in areas such as purchasing, production, advertising, marketing and distribution, and its lower production costs.

  Frozen Baked Foods -- Mrs. Smith's Bakeries

     According to Refrigerated and Frozen Foods, an industry trade publication, the frozen baked foods industry is led by Pillsbury, Sara Lee, and Mrs. Smith's Bakeries, which together account for approximately 46% of sales volume in the broad category. Other significant competitors in the frozen baked dessert category include Rich Products, Edwards and Pepperidge Farm. According to IRI, Mrs. Smith's Bakeries had a 53% market share, the number one position, for retail branded frozen pies in 1997. Competitors for the Mrs. Freshley's brand products produced by Mrs. Smith's Bakeries include Interstate (Hostess) and McKee (Little Debbie). Mrs. Freshley's is the country's number three fresh pastry brand sold through vending machines.

     Competition for branded frozen baked products depends primarily on brand recognition and loyalty, perceived product quality, effective promotions and, to a lesser extent, price. Based on consumer surveys obtained by the Company, Mrs. Smith's has an approximate 94% brand awareness in United States households. For the nonbranded products manufactured by Mrs. Smith's Bakeries, competition is based upon high-quality products requested by foodservice customers, excellent service and price.

  Cookies and Crackers -- Keebler

     The United States branded cookie and cracker industry is led by Keebler and Nabisco, which together account for approximately 58% of total sales volume. Keebler has an approximate 24% share of the retail cookie and cracker market, while Nabisco, the largest manufacturer in the United States cookie and cracker industry, has an approximate 34% share. The remaining industry participants primarily target certain segments of the industry or focus on certain regions of the United States. Smaller competitors include numerous national, regional and local manufacturers of both branded and private label products. Competition in Keebler's markets takes many forms including establishing favorable brand recognition, developing products sought by consumers, implementing appropriate pricing, providing strong marketing support and obtaining access to retail outlets and sufficient shelf space.

INTELLECTUAL PROPERTY

     The Company owns a number of trademarks and trade names, as well as certain patents and licenses. Flowers Bakeries' principal brand names include Flowers, Nature's Own, Whitewheat, Cobblestone Mill, Dandee, Evangeline Maid, Betsy Ross, ButterKrust, Purity, and BlueBird, among others, and its licensed trademarks include Sunbeam, Roman Meal, Country Hearth, Bunny and Holsum. Mrs. Smith's Bakeries' principal brand names are Mrs. Smith's, Mrs. Smith's Restaurant Classics, Mrs. Smith's Special Recipe, Stilwell, Oregon Farms, European Bakers, Ltd., Our Special Touch, Mrs. Freshley's, Danish Kitchen and Pour-a-Quiche. Keebler's principal trademarks and trade names include Keebler, Ernie the Keebler Elf, the Hollow Tree logo, Cheez-It, Chips Deluxe, Club, Fudge Shoppe, Graham Selects, Hi-Ho, Hydrox, Sunshine Krispy, Munch'ems, Ready Crust, Pecan Sandies, Soft Batch, Sunshine, Toasteds, Town House, Vienna Fingers, Wheatables, and Zesta. Keebler is the exclusive licensee of the Carr's crackers brand name in the United States. Such trademarks and trade names are considered to be important to the business of the Company since they have the effect of developing brand identification and maintaining consumer loyalty.

Management is not aware of any fact that would negatively impact the continuing use of any of its trademarks, trade names, patents or licenses.

RAW MATERIALS

     The Company's primary baking ingredients are flour, sugar, shortening and fruit. The Company also uses paper products, such as corrugated cardboard, aluminum products, such as pie plates, and films and plastics to package its baked foods. In addition, the Company is also dependent upon natural gas and propane as a fuel for firing ovens. On average, baking ingredients constitute approximately 10% to 15%, and packaging represents approximately 1% to 5%, of the wholesale selling price of the Company's baked foods. The Company maintains diversified sources for all of its baking ingredients and packaging products.

     Commodities, such as the Company's baking ingredients, periodically experience price fluctuations and, for that reason, the market for these commodities is continuously monitored. From time to time, the Company enters into forward purchase agreements and derivative financial instruments to reduce the impact of volatility in raw materials prices.

REGULATION

     As a producer and marketer of food items, the Company's operations are subject to regulation by various federal governmental agencies, including the Food and Drug Administration, the Department of Agriculture, the Federal Trade Commission (the "FTC"), the Environmental Protection Agency, and the Department of Commerce, as well as various state agencies, with respect to production processes, product quality, packaging, labeling, storage and distribution. Under various statutes and regulations, such agencies prescribe requirements and establish standards for quality, purity, and labeling. The finding of a failure to comply with one or more regulatory requirements can result in a variety of sanctions, including monetary fines or compulsory withdrawal of products from store shelves.

     In addition, advertising of the Company's businesses is subject to regulation by the FTC, and the Company is subject to certain health and safety regulations, including those issued under the Occupational Safety and Health Act.

     The operations of the Company, like those of similar businesses, are subject to various Federal, state, and local laws and regulations with respect to environmental matters, including air and water quality, underground fuel storage tanks, and other regulations intended to protect public health and the environment. The operations and the products of the Company's businesses also are subject to state and local regulation through such measures as licensing of plants, enforcement by state health agencies of various state standards and inspection of the facilities. The Company believes that it is currently in material compliance with applicable laws and regulations.

EMPLOYEES

     Flowers employs approximately 7,200 persons, approximately 1,000 of whom are covered by collective bargaining agreements. Keebler employs approximately 9,700 persons, of whom approximately 5,300 are covered by collective bargaining agreements. The Company believes that it has good relations with its employees.

EXECUTIVE OFFICES

     The address and telephone number of the principal executive offices of the Company are 1919 Flowers Circle, Thomasville, Georgia 31757, (912) 226-9110.

                                   MANAGEMENT

     The following individuals are the Directors and Executive Officers of the
Company:

NAME                                                                  POSITION
----                                                                  --------
Amos R. McMullian....................................  Chairman of the Board and Chief
                                                         Executive Officer
Robert P. Crozer.....................................  Vice Chairman of the Board
C. Martin Wood III...................................  Senior Vice President, Chief Financial
                                                         Officer and Director
G. Anthony Campbell..................................  Secretary, General Counsel and
                                                       Director
Edward L. Baker......................................  Director
Joe E. Beverly.......................................  Director
Franklin L. Burke....................................  Director
Langdon S. Flowers...................................  Director
Joseph L. Lanier, Jr.................................  Director
J.V. Shields, Jr.....................................  Director
Heeth Varnedoe III...................................  Director
George E. Deese......................................  President and Chief Operating Officer,
                                                         Flowers Bakeries, Inc.
Gary L. Harrison.....................................  President and Chief Operating Officer,
                                                         Mrs. Smith's Bakeries, Inc.
Jimmy M. Woodward....................................  Treasurer and Chief Accounting Officer
Marta Jones Turner...................................  Vice President of Public Affairs

     Amos R. McMullian, age 60, has served as Chairman of the Board of Directors of the Company since January 1985, Chairman of the Executive Committee since January 1984, and Chief Executive Officer of the Company since April 1981. He served as Vice Chairman of the Board of Directors of the Company from 1984 to 1985 and Co-Chairman of the Executive Committee from 1983 to 1984. Mr. McMullian served as President and Chief Operating Officer of the Company from 1976 to 1984. Mr. McMullian has been a Director of the Company since 1975. He joined the Company's predecessor corporation in 1963. Mr. McMullian has served as a director of Keebler since January 1996.

     Robert P. Crozer, age 51, has served as Vice Chairman of the Board of Directors of the Company since 1989. Mr. Crozer served as Vice
President -- Marketing from 1985 to 1989, as President and Chief Operating Officer, Convenience Products Group from 1979 to 1989 and as Corporate Director of Marketing Planning from 1979 to 1985. Mr. Crozer has been a Director of the Company since 1979. He joined the Company in 1973. Mr. Crozer has served as a director of Keebler since January 1996 and has served as Chairman of the Board of Directors of Keebler since February 1998.

     C. Martin Wood III, age 54, has served as Senior Vice President and Chief Financial Officer of the Company since September 1978. Mr. Wood served as Vice President -- Finance of the Company from 1976 to 1978. Mr. Wood has been a Director of the Company since 1975. He joined the Company in 1970. Mr. Wood has served as a director of Keebler since January 1996.

     G. Anthony Campbell, age 45, has served as Secretary and General Counsel of the Company since January 1985. Mr. Campbell served as Assistant General Counsel of the Company from 1983 to 1985. Mr. Campbell has been a Director of the Company since 1991. He joined the Company in 1983. Mr. Campbell has served as a director of Keebler since February 1998.

     Edward L. Baker, age 62, is Chairman of the Board of Florida Rock Industries, Inc. (AMEX), a construction materials company based in Jacksonville, Florida, which produces and markets sand, gravel, crushed stone, concrete blocks and other building materials throughout the Southeast. He is also a Director of American Heritage Life Insurance Company, the principal subsidiary of American Heritage Life Investment Corporation (NYSE), Regency Realty Corporation (NYSE), and FRP Properties (OTC). He has been a Director of the Company since 1992.

     Joe E. Beverly, age 56, is Chairman of the Board of Commercial Bank in Thomasville, Georgia, a wholly-owned subsidiary of Synovus Financial Corp.
(NYSE) and is the former Vice Chairman of the Board of Synovus Financial Corp. He was President and a Director of Commercial Bank from 1973 to 1989. Mr. Beverly has been a Director of the Company since 1996.

     Franklin L. Burke, age 56, a private investor since 1991, is the former Senior Executive Vice President and Chief Operating Officer of Bank South Corp.
(OTC), Atlanta, Georgia, and the former Chairman and Chief Executive Officer of Bank South, N.A., the principal subsidiary of Bank South Corp. From June 1993 through February 1994, Mr. Burke was employed as an advisor by the J. B. Fuqua Foundation, Inc. He has been a Director of the Company since 1994. Mr. Burke has served as a director of Keebler since February 1998.

     Langdon S. Flowers, age 75, retired as Chairman of the Board of Directors of the Company in 1985. He has been a Director of the Company since 1968. Mr. Flowers also is a Director of American Heritage Life Insurance Company, the principal subsidiary of American Heritage Life Investment Corporation (NYSE).

     Joseph L. Lanier, Jr., age 66, has been Chairman of the Board of Directors and Chief Executive Officer of Dan River Inc. (NYSE), Danville, Virginia, a textile company, since 1989. He is also a Director of Dimon, Inc. (NYSE), SunTrust Banks, Inc. (NYSE), Torchmark Corp. (NYSE) and Waddell & Reed Financial, Inc. (NYSE). Mr. Lanier has been a Director of the Company since 1977.

     J.V. Shields, Jr., age 59, is Managing Director and Chairman of the Board of Directors of Shields & Company, New York, New York, a diversified financial services company and member of the New York Stock Exchange, Inc. Mr. Shields also is the Chairman of the Board of Capital Management Associates, Inc., a registered investment advisor, and the Chairman of the Board of Trustees of The 59 Wall Street Trust, the Brown Brothers Harriman mutual funds group. He has been a Director of the Company since 1989.

     Heeth Varnedoe III, age 60, who joined the Company's predecessor corporation in 1960, retired from the office of President and Chief Operating Officer on June 28, 1997. Mr. Varnedoe is currently employed as a consultant by the Company and serves on the Company's Board of Directors, to which he was first elected in 1980. Mr. Varnedoe also is a Director of Integrity Music, Inc.
(OTC).

     George E. Deese, age 51, has served as President and Chief Operating Officer of Flowers Bakeries, Inc. since January 1997. Prior to that time, Mr. Deese served as President and Chief Operating Officer of the Baked Products Group of the Company from 1983 to January 1997. He served as Regional Vice President of the Baked Products Group from 1981 to 1983. Mr. Deese was President of Atlanta Baking Company from 1980 to 1981. He joined the Company in 1964.

     Gary L. Harrison, age 60, has served as President and Chief Operating Officer of Mrs. Smith's Bakeries, Inc., since January 1997. Prior to that time, Mr. Harrison served as President and Chief Operating Officer of the Specialty Foods Group of the Company from 1989 to January 1997, served as Executive Vice President of the Baked Products Group from 1987 to 1989, served as Regional Vice President of the Baked Products Group from 1977 to 1987, and served as President of Flowers Baking Company of Thomasville from 1976 to 1977. He joined the Company in 1954.

     Jimmy M. Woodward, age 37, has served as Treasurer and Chief Accounting Officer of the Company since October 1997. Mr. Woodward served as Assistant Treasurer of the Company for more than five years prior to that time. Mr. Woodward has served as a director of Keebler since February 1998.

     Marta Jones Turner, age 44, has served as Vice President of Public Affairs of the Company since September 1997. She served as the Director of Public Affairs of the Company for more than five years prior to that time.

     Heeth Varnedoe III is a nephew of Langdon S. Flowers. Robert P. Crozer, J.V. Shields, Jr. and C. Martin Wood III are brothers-in-law, and their spouses are nieces of Langdon S. Flowers.

                          DESCRIPTION OF CAPITAL STOCK

     The following discussion of the Company's Articles, Bylaws and Georgia law is qualified in its entirety by the actual terms of such documents and Georgia law. Copies of the Company's Articles and Bylaws have been filed with the Commission as exhibits to the Registration Statement.

     The Company's Articles provide that the authorized capital of the Company consists of 350,000,000 shares of Common Stock of $.625 par value per share, 10,467 shares of preferred stock, par value $100 per share convertible into Common Stock, and 249,533 shares of preferred stock, par value $100 per share that, at the discretion of the Board of Directors, may be either convertible or nonconvertible, of which 100,000 shares has been designated by the Board of Directors as Series A Junior Participating Preferred Stock ("Series A Preferred Stock").

COMMON STOCK

     The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Subject to preferential rights of any issued and outstanding preferred stock, including the Series A Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors of the Company out of funds legally available therefor. In the event of a liquidation, dissolution or winding-up of the Company, holders of Common Stock are entitled to share ratably in all assets of the Company, if any, remaining after payment of liabilities and the liquidation preferences of any issued and outstanding preferred stock, including the Series A Preferred Stock. Holders of Common Stock have no preemptive rights, no cumulative voting rights and no rights to convert their shares of Common Stock into any other securities of the Company or any other person. The Common Stock is not subject to redemption or sinking fund redemption.

PREFERRED STOCK

     The Board of Directors of the Company has the authority to issue up to 249,533 shares of preferred stock in one or more series and to fix the designations, relative powers, preferences, rights, qualifications, limitations and restrictions of all shares of each such series, including without limitation, dividend rates, conversion rights, voting rights, redemption and sinking fund provisions, liquidation preferences and the number of shares constituting each such series, without any further vote or action by the holders of Common Stock. Pursuant to such authority, the Board of Directors has designated 100,000 shares of preferred stock as Series A Preferred Stock in connection with the adoption of the Company's Shareholders' Rights Plan. The issuance of one or more series of preferred stock will likely decrease the amount of earnings and assets available for distribution to holders of Common Stock as dividends or upon liquidation, respectively, and may adversely affect the rights and powers, including voting rights, of the holders of Common Stock. The issuance of preferred stock also could have the effect of delaying, deterring or preventing a change in control of the Company.

SHAREHOLDERS' RIGHTS PLAN

     In March 1989, the Board of Directors adopted a Shareholders' Rights Plan (the "Rights Plan") pursuant to a Rights Agreement dated as of March 17, 1989. Pursuant to the Rights Plan, the Company declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of Common Stock to the shareholders of record on April 3, 1989. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Preferred Stock, par value $100, of the Company (the "Preferred Shares") at a price of $75.00 per one one-thousandth of a Preferred Share (the "Purchase Price"), subject to adjustment from time to time to prevent dilution in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares, including any reclassification in connection with a consolidation, merger or share exchange in which the Company is the continuing or surviving corporation. The rights are not exercisable until the occurrence of certain triggering events.

     The Rights will become exercisable upon the earlier of (i) the tenth day following a public announcement that an Acquiring Person (as defined in the Rights Plan) acquired, or obtained the right to acquire, beneficial ownership of 10% or more of the outstanding Common Stock (the "Shares Acquisition Date"), or

(ii) the tenth day following the commencement or announcement of an intention to make a tender or exchange offer the consummation of which would result in a Person (other than the Company, any Subsidiary of the Company or any employee benefit plan of the Company or of any Subsidiary of the Company or any entity holding Common Stock for or pursuant to the terms of such plan) becoming the Beneficial Owner of 30% or more of such outstanding Common Stock (the earlier of such dates being called the "Distribution Date").

     The Rights are not exercisable until the Distribution Date. The Rights will expire at the close of business on April 2, 1999 (the "Final Expiration Date"), unless earlier redeemed by the Company.

     At any time prior to 5:00 p.m. on the earlier of (i) the tenth day following the Shares Acquisition Date and (ii) the Final Expiration Date, the Board of Directors of the Company may redeem the Rights in whole, but not in part (the "Redemption Date"), at a price of $.01 per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date of the Rights Agreement (the "Redemption Price"); provided, however, that the Board of Directors of the Company may redeem the Rights after the time at which an Acquiring Person obtains beneficial ownership of 10% or more of the outstanding Common Stock only if a majority of the directors are Continuing Directors (as defined in the Rights Plan). Immediately upon the action of the Board of Directors ordering redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

CERTAIN ARTICLES AND BYLAWS PROVISIONS

     Certain provisions of the Company's Articles and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. The Company's Articles require the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of its outstanding shares of Common Stock to approve, among other matters: (i) any plan of merger, share exchange or consolidation of the Company with another corporation; (ii) any sale, lease, transfer, exchange or other disposition of all or substantially all of the property and assets of the Company; or (iii) any dissolution of the Company, unless recommended by a majority of the Continuing Directors (as therein defined), in which event the vote required would be the affirmative vote of a majority of the outstanding shares of Common Stock. The Company's Articles provide for a classified board of directors with staggered three-year terms. The Company has also adopted a Bylaw electing to be covered by the Fair Price Requirements of the Georgia Business Corporation Code, which is designed to protect shareholders against two-tier, front-end loaded transactions.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Company's Common Stock is Wachovia Bank of Georgia, N.A.

                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS
                      FOR NON-U.S. HOLDERS OF COMMON STOCK

GENERAL

     The following is a general discussion of certain material United States federal income and estate tax consequences of the ownership and disposition of shares of Common Stock applicable to Non-U.S. Holders of such shares of Common Stock. As used herein, the term "Non-U.S. Holder" means a beneficial owner other than (i) an individual citizen or income tax resident, of the United States,
(ii) a corporation created or organized in or under the laws of the United States or of any State thereof, (iii) an estate the income of which is subject to United States federal income tax purposes regardless of its source, (iv) a trust over which a court within the United States is able to exercise primary supervision and as to which one or more United States persons have the authority to control all the substantial decisions of trust, or (v) a partnership or other entity created or organized in or under the laws of the United States or of any State thereof and properly classified as a United States entity. The discussion is based on current law, which is subject to change retroactively or prospectively, and is for general information only. The discussion does not address all aspects of United States federal income and estate taxation and does not address any aspects of state, local or foreign tax laws. The discussion does not consider any specific facts or circumstances that may apply to a particular Non-U.S. Holder. Accordingly, prospective investors are urged to consult their tax advisors regarding the current and possible future United States federal, state, local and non-U.S. income and other tax consequences of holding and disposing of shares of Common Stock.

DIVIDENDS

     In the event that dividends are paid to a Non-U.S. Holder, such dividends will be subject to United States withholding tax at a 30% rate (or a lower rate as may be specified by an applicable tax treaty) unless the dividends are (i) effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States or (ii) if a tax treaty applies, attributable to a United States permanent establishment or, in the case of an individual, a fixed base in the United States, maintained by the Non-U.S. Holder. Dividends effectively connected with such a trade or business or, if a tax treaty applies, attributable to such permanent establishment or fixed base will generally not be subject to withholding (if the Non-U.S. Holder files certain forms as required with the payor of the dividend) but generally will be subject to United States federal income tax on a net income basis at regular graduated individual or corporate rates. In the case of a Non-U.S. Holder that is a corporation, such effectively connected income also may be subject to the branch profits tax (which is generally imposed on a foreign corporation on the deemed repatriation from the United States of effectively connected earnings and profits) at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. The branch profits tax may not apply if the recipient is a qualified resident of certain countries with which the United States has an income tax treaty.

     To determine the applicability of a tax treaty providing for a lower rate of withholding, dividends paid to an address in a foreign country are currently presumed to be paid to a resident of that country, unless the payor has definite knowledge that such presumption is not warranted or an applicable tax treaty (or United States Treasury Regulations thereunder) requires some other method for determining a Non-U.S. Holder's residence. However, under recently finalized United States Treasury Department Regulations, in the case of dividends paid after December 31, 1998, a Non-U.S. Holder generally will be unable to claim the benefits of a reduced rate under an income tax treaty, unless certain certification procedures are complied with, directly or through an intermediary. The Company must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, each Non-U.S. Holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement with the tax authorities of the country in which the Non-U.S. Holder resides.

     A Non-U.S. Holder that is eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

SALE OF COMMON STOCK

     Generally, a Non-U.S. Holder will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of such holder's shares of Common Stock unless: (i) the gain is effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States and, if a tax treaty applies, the gain is attributable to a permanent establishment or a fixed base maintained by the Non-U.S. Holder in the United States; (ii) the Non-U.S. Holder is an individual who holds the shares of Common Stock as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition, and either (a) such Non-U.S. Holder has a "tax home" (as specifically defined for United States federal income tax purposes) in the United States (unless the gain from disposition is attributable to an office or other fixed place of business maintained by such non-U.S. Holder in a foreign country and a foreign tax equal to at least 10% of such gain has been paid to a foreign country), or (b) the gain from the disposition is attributable to an office or other fixed place of business maintained by such Non-U.S. Holder in the United States; (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of United States tax law applicable to certain United States expatriates; or (iv) the Company is or has been during certain periods a "United States real property holding corporation" for United States federal income tax purposes (which the

Company does not believe that is has been, currently is or is likely to become) and, assuming that the Common Stock is deemed for tax purposes to be "regularly traded on an established securities market," the Non-U.S. Holder held, at any time during the five-year period ending on the date of disposition (or such shorter period that such shares were held), directly or indirectly, more than five percent of the Common Stock.

ESTATE TAX

     Shares of Common Stock owned or treated as owned by an individual who is not a citizen or resident (as specially defined for United States federal estate tax purposes) of the United States at the time of death will be includible in the individual's gross estate for United States federal estate tax purposes, unless an applicable tax treaty provides otherwise, and may be subject to United States federal estate tax.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     As a general rule, under current United States federal income tax law, backup withholding tax (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the United States information reporting requirements) and information reporting requirements apply to the actual and constructive payment of dividends. The United States backup withholding tax and information reporting requirements generally, under current regulations, will not apply to dividends paid on Common Stock to a Non-U.S. Holder at an address outside the United States, unless the payor has knowledge that the payee is a United States person. Backup withholding and information reporting generally will apply to dividends paid on Common Stock to addresses inside the United States to beneficial owners that are not entitled to an exemption, as discussed above and that fail to provide in the manner required certain identifying information. However, under recently finalized United States Treasury Regulations, in the case of dividends paid after December 31, 1998, a Non-U.S. Holder generally will be subject to backup withholding at a 31% rate, unless certain certification procedures (or, in the case of payments made outside the United States with respect to an offshore account, certain documentary evidence procedures) are complied with, directly or through an intermediary.

     The payment of the proceeds from the disposition of shares of Common Stock to or through the United States office of a broker will be subject to information reporting and backup withholding unless the holder, under penalties of perjury, certifies, among other things, its status as a Non-U.S. Holder, or otherwise establishes an exemption. Generally, the payment of the proceeds from the disposition of shares of Common Stock to or through a non-U.S. office of a non-U.S. broker will not be subject to backup withholding and will not be subject to information reporting. In the case of the payment of proceeds from the disposition of shares of Common Stock to or through a non-U.S. office of a broker that is a United States person or a "U.S.-related person," United States Treasury Regulations require (i) backup withholding if the broker has actual knowledge that the owner is not a Non-U.S. Holder, and (ii) information reporting on the payment unless the broker receives a statement from the owner, signed under penalties of perjury, certifying, among other things, its status as a Non-U.S. Holder, or the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no actual knowledge to the contrary. For this purpose, a "U.S.-related person" is (i) a "controlled foreign corporation" for United States federal income tax purposes, (ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a United States trade or business, or (iii) in the case of payments made after December 31, 1998, a foreign partnership with certain connections to the United States.

     Backup withholding is not an additional tax. Any amounts withheld from a payment to a Non-U.S. Holder under the backup withholding rules will be allowed as a credit against such holder's United States federal income tax liability, if any, provided that such holder files the required information or appropriate claim for refund with the IRS.

                                  UNDERWRITERS

     Under the terms and subject to the conditions contained in an Underwriting Agreement dated the date hereof, the U.S. Underwriters named below, for whom Morgan Stanley & Co. Incorporated and SBC Warburg Dillon Read Inc. are acting as U.S. Representatives, and the International Underwriters named below, for whom Morgan Stanley & Co. International Limited and Swiss Bank Corporation, acting through its division SBC Warburg Dillon Read, are acting as International Representatives, have severally agreed to purchase, and the Company has agreed to sell to them, the respective number of U.S. Shares (as defined below) set forth opposite the names of such Underwriters below:

                                                              NUMBER OF
NAME                                                            SHARES
----                                                          ----------
U.S. Underwriters:
  Morgan Stanley & Co. Incorporated.........................
  SBC Warburg Dillon Read Inc...............................

                                                              ----------
       Subtotal.............................................   8,000,000
                                                              ----------
International Underwriters:
  Morgan Stanley & Co. International Limited................
  Swiss Bank Corporation, acting through its division
     SBC Warburg Dillon Read................................

                                                              ----------
       Subtotal.............................................   2,000,000
                                                              ----------
          Total.............................................  10,000,000
                                                              ==========

     The U.S. Underwriters and the International Underwriters, and the U.S. Representatives and the International Representatives, are collectively referred to as the "Underwriters" and the "Representatives," respectively. The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the shares of Common Stock offered hereby (other than those covered by the U.S. Underwriters' over allotment option described below) if any such shares are taken.

     Pursuant to the Agreement between U.S. and International Underwriters, each U.S. Underwriter has represented and agreed that, with certain exceptions: (i) it is not purchasing any Shares (as defined herein) for the account of anyone other than a United States or Canadian Person (as defined herein); and (ii) it has not offered or sold, and will not offer to sell, directly or indirectly, any Shares or distribute any prospectus relating to the Shares in the United States or Canada or to anyone other than a United States or Canadian Person. Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has represented and agreed that, with certain exceptions: (i) it is not purchasing any Shares for the account of any United States or Canadian Person; and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Shares or distribute any prospectus relating to the Shares in the United States or Canada or to any United States or Canadian Person. With respect to any Underwriter that is a U.S. Underwriter and an International Underwriter, the foregoing representations and agreements (i) made by it in its capacity as a U.S. Underwriter apply to it only in its capacity as a U.S. Underwriter and (ii) made by it in its capacity as an International Underwriter apply to it only in its capacity as an International Underwriter. The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Agreement between U.S. and International Underwriters. As used herein, "United States or Canadian Person" means any national or resident of the United States or Canada, or any corporation, pension, profit sharing or other trust or other entity organized under the laws of the United States or Canada or of any political subdivision thereof (other than a branch located outside the United States and Canada of any United States or Canadian Person), and includes any United States or Canadian branch of a person who is otherwise not a United States or Canadian Person. All shares of Common Stock to be purchased by the Underwriters under the Underwriting Agreement are referred to herein as the "Shares."

     Pursuant to the Agreement between U.S. and International Underwriters, sales may be made between the U.S. Underwriters and International Underwriters of any number of Shares as may be mutually agreed. The per share price of any Shares so sold shall be the public offering price set forth on the cover page hereof, in United States dollars, less an amount not greater than the per share amount of the concession to dealers set forth below.

     Pursuant to the Agreement between U.S. and International Underwriters, each U.S. Underwriter has represented that it has not offered or sold, and has agreed not to offer or sell, any Shares, directly or indirectly, in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and has represented that any offer or sale of Shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made. Each U.S. Underwriter has further agreed to send to any dealer who purchases from it any of the Shares a notice stating in substance that, by purchasing such Shares, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, directly or indirectly, any of such Shares in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and that any offer or sale of Shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made, and that such dealer will deliver to any other dealer to whom it sells any of such Shares a notice containing substantially the same statement as is contained in this sentence.

     Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has represented and agreed that (i) it has not offered or sold and, prior to the date six months after the closing date for the sale of the Shares to the International Underwriters, will not offer or sell, any Shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Shares in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the offering of the Shares to a person who is of a kind described in
Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on.

     Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has further represented that it has not offered or sold, and has agreed not to offer or sell, directly or indirectly, in Japan or to or for the account of any resident thereof, any of the Shares acquired in connection with the distribution contemplated hereby, except for offers or sales to Japanese International Underwriters or dealers and except pursuant to any exemption from the registration requirements of the Securities and Exchange Law and otherwise in compliance with applicable provisions of Japanese law. Each International Underwriter has further agreed to send to any dealer who purchases from it any of the Shares a notice stating in substance that, by purchasing such Shares, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, any of such Shares, directly or indirectly, in Japan or to or for the account of any resident thereof except for offers or sales to Japanese International Underwriters or dealers and except pursuant to any exemption from the registration requirements of the Securities and Exchange Law and otherwise in compliance with applicable provisions of Japanese law, and that such dealer will send to any other dealer to whom it sells any of such Shares a notice containing substantially the same statement as is contained in this sentence.

     The Underwriters initially propose to offer part of the shares of Common Stock directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession
not in excess of $          per share under the public offering price. Any
Underwriter may allow, and such dealers may reallow, a concession not in excess
of $          per share to other Underwriters or to certain other dealers. After the initial offering of the shares of Common Stock, the offering price and other selling terms may from time to time be varied by the Representatives.

     The Company has granted to the U.S. Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an aggregate of 1,500,000 additional shares of Common Stock at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The U.S. Underwriters may exercise such option to purchase solely for the purpose of covering over-allotments, if any, incurred in the sale of the shares of Common Stock offered hereby. To the extent such option is exercised, each U.S. Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number set forth next to such U.S. Underwriter's name in the preceding table bears to the total number of shares of Common Stock set forth next to the names of all U.S. Underwriters in the preceding table.

     Each of the Company and the Company's officers and directors have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Underwriters, it will not, during the period ending 90 days after the date of this Prospectus (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (ii) enter into any swap or other agreement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to (a) the shares of Common Stock offered hereby, (b) the issuance by the Company of shares of Common Stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof, (c) any options granted or shares of Common Stock issued pursuant to existing benefit plans of the Company, or (d) transactions by any person other than the Company involving shares of Common Stock or other securities acquired in open market transactions after completion of the offering of the Common Stock.

     In order to facilitate the offering of the Common Stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may over-allot in connection with the offering, creating a short position in the Common Stock for their own account. In addition, to cover over-allotments or to stabilize the price of the Common Stock, the Underwriters may bid for, and purchase, shares of the Common Stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing shares of the Common Stock in the Offering, if the syndicate repurchases previously distributed Common Stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Stock above independent market levels. The U.S. Underwriters are not required to engage in these activities, and may end any of these activities at any time.

     The Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

     From time to time, the Representatives have provided, and continue to provide, investment banking services to the Company.

                                 LEGAL MATTERS

     The validity of the Shares of Common Stock offered hereby will be passed upon for the Company by Jones, Day, Reavis & Pogue, Atlanta, Georgia, and for the Underwriters by King & Spalding, Atlanta, Georgia.

                                    EXPERTS

     The consolidated financial statements of Flowers at January 3, 1998, June 28, 1997 and June 29, 1996 and for the 27 weeks ended January 3, 1998, and the 52 weeks ended June 28, 1997, June 29, 1996, and July 1, 1995, included in this Prospectus and incorporated by reference herein from the Company's Transition Report on Form 10-K for the transition period ended January 3, 1998 have been so included and incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Keebler (including its predecessor company) as of and for the fiscal year ended January 3, 1998, the 48-week period ended December 28, 1996, the four week period ended January 26, 1996, and the fiscal year ended December 30, 1995, incorporated by reference in this Prospectus from the Company's Transition Report on Form 10-K for the transition period ended January 3, 1998 and the Company's Current Report on Form 8-K/A dated March 13, 1998, have been audited by Coopers & Lybrand L.L.P., independent accountants, and are incorporated by reference herein in reliance on the report of such firm, given on the authority of that firm as experts in accounting and auditing.

     The financial statements of Sunshine as of March 31, 1995 and 1996 and for each of the three years in the period ended March 31, 1996, incorporated by reference in this Prospectus from the Company's Current Report on Form 8-K/A dated March 13, 1998, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                   FLOWERS INDUSTRIES, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of independent accountants...........................   F-2
Consolidated balance sheet at January 3, 1998, June 28, 1997
  and June 29, 1996.........................................   F-3
Consolidated statement of income for the twenty-seven weeks
  ended January 3, 1998, and the fifty-two weeks ended June
  28, 1997, June 29, 1996 and July 1, 1995..................   F-4
Consolidated statement of changes in stockholders' equity
  for the twenty-seven weeks ended January 3, 1998, and the
  fifty-two weeks ended June 28, 1997, June 29, 1996 and
  July 1, 1995..............................................   F-5
Consolidated statement of cash flows for the twenty-seven
  weeks ended January 3, 1998, and the fifty-two weeks ended
  June 28, 1997, June 29, 1996 and July 1, 1995.............   F-7
Notes to consolidated financial statements..................   F-9

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Flowers Industries, Inc.

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Flowers Industries, Inc. and its subsidiaries at January 3, 1998, June 28, 1997 and June 29, 1996, and the results of their operations and their cash flows for the twenty-seven week transition period ended January 3, 1998 and for each of the three fiscal years in the period ended June 28, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As more fully discussed in Note 1 of the Notes to Consolidated Financial Statements, during the twenty-seven week transition period ended January 3, 1998, the Company changed its method of accounting for business process reengineering costs incurred in connection with an information technology project, pursuant to Emerging Issues Task Force Consensus No. 97-13, "Accounting for Costs Incurred in Connection with a Consulting Contract or an Internal Project that Combines Business Process Reengineering and Information Technology Transformation." In addition, as more fully discussed in Note 1 of the Notes to Consolidated Financial Statements, during the twenty-seven week transition period ended January 3, 1998, the Company changed the measurement date used in its accounting for pensions.

/s/ PRICE WATERHOUSE LLP

Atlanta, Georgia
March 23, 1998

                   FLOWERS INDUSTRIES, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                                              JANUARY 3,    JUNE 28,     JUNE 29,
                                                                 1998         1997         1996
                                                              ----------   ----------   ----------
                                                                 (AMOUNTS IN THOUSANDS, EXCEPT
                                                                          SHARE DATA)
                                              ASSETS
Current Assets:
  Cash and cash equivalents.................................  $   3,866    $  31,080    $  25,039
  Accounts receivable.......................................    118,147      113,628      120,301
  Inventories...............................................    105,431      104,577       68,576
  Prepaid expenses..........................................      9,421        7,825        5,319
  Deferred income taxes.....................................     16,024       14,421       10,992
                                                              ---------    ---------    ---------
                                                                252,889      271,531      230,227
                                                              ---------    ---------    ---------
Property, Plant and Equipment:
  Land......................................................     20,388       20,692       23,386
  Buildings.................................................    208,179      206,469      183,502
  Machinery and equipment...................................    443,739      446,016      393,319
  Furniture, fixtures and transportation equipment..........     28,095       24,774       21,365
  Construction in progress..................................     46,262       49,062       63,005
                                                              ---------    ---------    ---------
                                                                746,663      747,013      684,577
  Less: accumulated depreciation............................   (308,342)    (299,014)    (264,107)
                                                              ---------    ---------    ---------
                                                                438,321      447,999      420,470
                                                              ---------    ---------    ---------
Other Assets:
  Investment in unconsolidated affiliate....................    100,663       77,071       68,326
  Notes receivable from distributors........................                               61,236
  Other long-term assets....................................     32,620       33,133       24,567
                                                              ---------    ---------    ---------
                                                                133,283      110,204      154,129
                                                              ---------    ---------    ---------
Cost in Excess of Net Tangible Assets.......................     78,368       70,939       45,962
  Less: accumulated amortization............................     (3,480)      (2,486)      (1,345)
                                                              ---------    ---------    ---------
                                                                 74,888       68,453       44,617
                                                              ---------    ---------    ---------
                                                              $ 899,381    $ 898,187    $ 849,443
                                                              =========    =========    =========

                               LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Commercial paper outstanding..............................  $  53,506    $  40,792    $
  Current portion of long-term debt.........................      1,581        6,625        6,593
  Obligations under capital leases..........................      2,651        2,608        1,988
  Accounts payable..........................................     72,311       78,451       98,796
  Accrued taxes other than income taxes.....................      5,230        6,276        5,369
  Income taxes..............................................                     220        1,264
  Other accrued liabilities.................................     97,333      107,497       67,738
                                                              ---------    ---------    ---------
                                                                232,612      242,469      181,748
                                                              ---------    ---------    ---------
Long-Term Notes Payable.....................................    259,249      259,884      254,355
                                                              ---------    ---------    ---------
Obligations Under Capital Leases............................      4,012        2,413        2,573
                                                              ---------    ---------    ---------
Industrial Revenue Bonds....................................     12,950       12,950       17,770
                                                              ---------    ---------    ---------
Deferred Income Taxes.......................................     39,686       38,886       47,270
                                                              ---------    ---------    ---------
Deferred Compensation.......................................      2,305        1,573
                                                              ---------    ---------    ---------
Deferred Income.............................................                               40,403
                                                              ---------    ---------    ---------
Commitments and Contingencies...............................
                                                              ---------    ---------    ---------
Stockholders' Equity:
  Preferred stock -- $100 par value, authorized 10,467
    shares and none issued..................................
  Preferred stock -- $100 par value, authorized 249,533
    shares and none issued..................................
  Common stock -- $.625 par value, authorized 350,000,000
    shares, issued 88,636,089 shares........................     55,398       55,398       55,398
  Capital in excess of par value............................     45,200       43,147       40,317
  Retained earnings.........................................    266,734      260,094      234,069
  Less: Common stock in treasury, 207,670, 563,076 and
    761,010 shares, respectively............................     (2,452)      (6,567)      (6,493)
       Restricted Stock Award and Equity Incentive Award....    (16,313)     (12,060)     (17,967)
                                                              ---------    ---------    ---------
                                                                348,567      340,012      305,324
                                                              ---------    ---------    ---------
                                                              $ 899,381    $ 898,187    $ 849,443
                                                              =========    =========    =========

         (See Accompanying Notes to Consolidated Financial Statements)

                   FLOWERS INDUSTRIES, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENT OF INCOME

                                                   FOR THE 27
                                                     WEEKS
                                                     ENDED             FOR THE 52 WEEKS ENDED
                                                   ----------   ------------------------------------
                                                   JANUARY 3,    JUNE 28,     JUNE 29,     JULY 1,
                                                      1998         1997         1996         1995
                                                   ----------   ----------   ----------   ----------
                                                     (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Sales............................................   $784,097    $1,437,713   $1,238,564   $1,129,203
Gain on sale of distributor notes receivable.....                   43,244
Other income.....................................      2,442         3,540        7,909       10,751
Gain on issuance of additional stock of
  unconsolidated affiliate.......................                                 4,111
                                                    --------    ----------   ----------   ----------
                                                     786,539     1,484,497    1,250,584    1,139,954
                                                    --------    ----------   ----------   ----------
Materials, supplies, labor and other production
  costs..........................................    418,926       787,799      674,762      599,416
Selling, delivery and administrative expenses....    303,868       537,825      468,695      428,833
Depreciation and amortization....................     26,930        45,970       40,848       36,604
Interest.........................................     11,796        25,109       13,004        7,086
Accrual for litigation settlement................                                 4,935
                                                    --------    ----------   ----------   ----------
                                                     761,520     1,396,703    1,202,244    1,071,939
                                                    --------    ----------   ----------   ----------
Income before income taxes.......................     25,019        87,794       48,340       68,015
Federal and state income taxes...................      9,632        33,191       18,185       25,714
Income from investment in unconsolidated
  affiliate......................................     18,061         7,721          613
                                                    --------    ----------   ----------   ----------
Income before cumulative effect of changes in
  accounting principles..........................     33,448        62,324       30,768       42,301
Cumulative effect of changes in accounting
  principles, net of tax benefit of $6,146.......     (9,888)
                                                    --------    ----------   ----------   ----------
Net income.......................................   $ 23,560    $   62,324   $   30,768   $   42,301
                                                    ========    ==========   ==========   ==========
Earnings Per Common Share -- Basic
  Income before cumulative effect of changes in
     accounting principles.......................   $    .38    $      .71   $      .35   $      .49
  Cumulative effect of changes in accounting
     principles, net of tax......................       (.11)
                                                    --------    ----------   ----------   ----------
  Net income per common share....................   $    .27    $      .71   $      .35   $      .49
                                                    ========    ==========   ==========   ==========
  Weighted average shares outstanding............     88,368        88,000       86,933       86,229
                                                    ========    ==========   ==========   ==========
Earnings Per Common Share -- Diluted
  Income before cumulative effect of changes in
     accounting principles.......................   $    .38    $      .71   $      .35   $      .49
  Cumulative effect of changes in accounting
     principles, net of tax......................       (.11)
                                                    --------    ----------   ----------   ----------
  Net income per common share....................   $    .27    $      .71   $      .35   $      .49
                                                    ========    ==========   ==========   ==========
  Weighted average shares outstanding............     88,773        88,401       87,211       86,438
                                                    ========    ==========   ==========   ==========

         (See Accompanying Notes to Consolidated Financial Statements)

                   FLOWERS INDUSTRIES, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                              COMMON STOCK                                                           RESTRICTED
                         ----------------------                                TREASURY STOCK        STOCK AWARD
                         NUMBER OF                CAPITAL IN               -----------------------   AND EQUITY
                           SHARES                 EXCESS OF    RETAINED     NUMBER OF                 INCENTIVE
                           ISSUED     PAR VALUE   PAR VALUE    EARNINGS      SHARES        COST         AWARD
                         ----------   ---------   ----------   ---------   -----------   ---------   -----------
                                              (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Balances at July 2,
  1994.................  86,269,670    $53,919    $  21,083    $ 225,601    (1,893,522)  $ (15,200)   $ (9,672)
Stock issued for
  acquisitions.........   2,366,419      1,479       15,872                    198,598       1,594
Exercise of employee
  stock options........                                (178)                   104,449         841
Purchase of treasury
  stock................                                                       (554,745)     (4,426)
Net income for the
  year.................                                           42,301
Exercise of Restricted
  Stock Award..........                                  63                    (74,634)       (572)        708
Amortization of
  Restricted Stock
  Award and Equity
  Incentive Award......                                                                                  1,825
Dividends
  paid -- $.3622 per
  common share.........                                          (31,257)
                         ----------    -------    ---------    ---------   -----------   ---------    --------
Balances at July 1,
  1995.................  88,636,089     55,398       36,840      236,645    (2,219,854)    (17,763)     (7,139)
Stock issued for
  acquisitions.........                                 180                    137,003       1,119
Exercise of employee
  stock options........                                (764)                   285,366       2,337
Purchase of treasury
  stock................                                                       (144,840)     (1,303)
Net income for the
  year.................                                           30,768
Exercise of Restricted
  Stock Award..........                                 769                   (187,596)     (1,650)      1,526
Exercise of Equity
  Incentive Award......                                 301                   (169,931)     (1,830)      1,434
Stock issued into
  escrow in connection
  with Restricted Stock
  Award................                               2,286                  1,180,295       9,640     (11,918)
Stock issued into
  escrow in connection
  with Equity Incentive
  Award................                                 705                    358,547       2,957      (3,662)
Amortization of
  Restricted Stock
  Award and Equity
  Incentive Award......                                                                                  1,792
Dividends
  paid -- $.3833 per
  common share.........                                          (33,344)
                         ----------    -------    ---------    ---------   -----------   ---------    --------
Balances at June 29,
  1996.................  88,636,089     55,398       40,317      234,069      (761,010)     (6,493)    (17,967)

                   FLOWERS INDUSTRIES, INC. AND SUBSIDIARIES

                              COMMON STOCK                                                           RESTRICTED
                         ----------------------                                TREASURY STOCK        STOCK AWARD
                         NUMBER OF                CAPITAL IN               -----------------------   AND EQUITY
                           SHARES                 EXCESS OF    RETAINED     NUMBER OF                 INCENTIVE
                           ISSUED     PAR VALUE   PAR VALUE    EARNINGS      SHARES        COST         AWARD
                         ----------   ---------   ----------   ---------   -----------   ---------   -----------
                                              (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Stock issued for
  acquisition..........                               1,025                    322,233       2,975
Exercise of employee
  stock options........                              (1,017)                   400,853       3,988
Purchase of treasury
  stock................                                                        (19,335)       (289)
Net income for the
  year.................                                           62,324
Exercise of Restricted
  Stock Award..........                               1,072                    (78,106)     (1,362)      1,169
Exercise of Equity
  Incentive Award......                               1,854                   (151,469)     (2,365)      1,738
Restricted Stock Award
  Reversions...........                                (104)                   (56,430)       (456)        557
Amortization of
  Restricted Stock
  Award and Equity
  Incentive Award......                                                                                  2,443
Stock received from
  escrow...............                                                       (219,812)     (2,565)
Dividends
  paid -- $.4125 per
  common share.........                                          (36,299)
                         ----------    -------    ---------    ---------   -----------   ---------    --------
Balances at June 28,
  1997.................  88,636,089     55,398       43,147      260,094      (563,076)     (6,567)    (12,060)
Exercise of employee
  stock options........                                                         45,000         524
Purchase of treasury
  stock................                                                         (6,227)       (117)
Net income for the 27
  weeks ended January
  3, 1998..............                                           23,560
Equity from investment
  in unconsolidated
  affiliate............                                            2,700
Stock issued into
  escrow in connection
  with Restricted Stock
  Award................                               2,118                    347,609       3,965      (6,083)
Restricted Stock Award
  Reversions...........                                 (65)                   (30,976)       (257)        435
Amortization of
  Restricted Stock
  Award and Equity
  Incentive Award......                                                                                  1,395
Dividends
  paid -- $.2225 per
  common share.........                                          (19,620)
                         ----------    -------    ---------    ---------   -----------   ---------    --------
Balances at January 3,
  1998.................  88,636,089    $55,398    $  45,200    $ 266,734       207,670   $  (2,452)   $(16,313)
                         ==========    =======    =========    =========   ===========   =========    ========

         (See Accompanying Notes to Consolidated Financial Statements)

                   FLOWERS INDUSTRIES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                 FOR THE 27
                                                 WEEKS ENDED          FOR THE 52 WEEKS ENDED
                                                 -----------   ------------------------------------
                                                 JANUARY 3,     JUNE 28,     JUNE 29,     JULY 1,
                                                    1998          1997         1996         1995
                                                 -----------   ----------   ----------   ----------
                                                               (AMOUNTS IN THOUSANDS)
Cash flows from operating activities:
  Cash received from customers.................   $ 779,029    $1,438,870   $1,232,963   $1,117,262
  Interest received............................         325           824        7,741        7,159
  Sale of distributor notes receivable.........                    65,954
  Other........................................       3,055         6,080        5,416        5,890
                                                  ---------    ----------   ----------   ----------
Cash provided by operating activities..........     782,409     1,511,728    1,246,120    1,130,311
                                                  ---------    ----------   ----------   ----------
  Cash paid to suppliers and employees.........     739,575     1,373,583    1,161,431    1,009,931
  Interest paid................................      11,878        25,955        8,582        6,465
  Income taxes paid............................      10,867        32,729       16,748       20,379
                                                  ---------    ----------   ----------   ----------
Cash disbursed for operating activities........     762,320     1,432,267    1,186,761    1,036,775
                                                  ---------    ----------   ----------   ----------
Net cash provided by operating activities (See
  Schedule 1)..................................      20,089        79,461       59,359       93,536
                                                  ---------    ----------   ----------   ----------
Cash flows from investing activities:
  Purchase of property, plant and equipment....     (32,857)      (77,510)     (75,542)     (73,466)
  Acquisition of businesses....................      (7,931)                   (28,118)     (17,018)
  Divestiture of businesses....................                       200        1,061       22,679
  Decrease in divestiture receivables..........       2,399           417          173
  Investment in unconsolidated affiliate.......                                (61,352)
  Escrow funds.................................                                               4,835
  Other........................................       2,145            63       (6,485)      (1,845)
                                                  ---------    ----------   ----------   ----------
Net cash disbursed for investing activities....     (36,244)      (76,830)    (170,263)     (64,815)
                                                  ---------    ----------   ----------   ----------
Cash flows from financing activities:
  Dividends paid...............................     (19,620)      (36,299)     (33,344)     (31,257)
  Purchase of treasury stock...................        (117)         (289)      (1,303)      (4,426)
  Increase in short-term notes payable.........       7,713        40,792
  Increase in long-term notes payable..........     356,000       524,400      356,625      151,391
  Payments of long-term notes payable..........    (355,035)     (525,194)    (217,871)    (132,351)
                                                  ---------    ----------   ----------   ----------
Net cash (disbursed for) provided by financing
  activities...................................     (11,059)        3,410      104,107      (16,643)
                                                  ---------    ----------   ----------   ----------
Net (decrease) increase in cash and cash
  equivalents..................................   $ (27,214)   $    6,041   $   (6,797)  $   12,078
                                                  =========    ==========   ==========   ==========

                   FLOWERS INDUSTRIES, INC. AND SUBSIDIARIES

                                                 FOR THE 27
                                                 WEEKS ENDED          FOR THE 52 WEEKS ENDED
                                                 -----------   ------------------------------------
                                                 JANUARY 3,     JUNE 28,     JUNE 29,     JULY 1,
                                                    1998          1997         1996         1995
                                                 -----------   ----------   ----------   ----------
                                                               (AMOUNTS IN THOUSANDS)
SCHEDULE 1.
Schedule Reconciling Earnings to Net Cash
  Provided by Operating Activities:
     Net income................................   $  23,560    $   62,324   $   30,768   $   42,301
     Noncash expenses, revenues, losses and
       gains included in income:
       Depreciation and amortization...........      26,930        45,970       40,848       36,604
       Gain on sale of distributor notes
          receivable...........................                   (43,244)
       Deferred income taxes...................        (803)        1,506        3,494        2,847
       Cumulative effect of changes in
          accounting principles................       9,888
       Gain on issuance of additional stock of
          unconsolidated affiliate.............                                 (4,111)
       Net income from investment in
          unconsolidated affiliate.............     (18,061)       (7,721)        (613)
     Changes in assets and liabilities, net of
       acquisitions and divestitures:
       (Increase) decrease in accounts
          receivable...........................      (2,282)        7,863      (17,742)      (5,510)
       Increase in inventories.................        (413)      (36,144)     (12,821)      (4,651)
       Increase in prepaid expenses............      (1,495)       (2,242)      (1,650)         (86)
       Decrease in distributor notes
          receivable...........................                    65,954
       (Decrease) increase in accounts
          payable..............................      (6,685)      (21,082)      28,029        5,859
       (Decrease) increase in accrued taxes and
          other liabilities....................     (10,550)        6,277       (6,843)      16,172
                                                  ---------    ----------   ----------   ----------
                                                  $  20,089    $   79,461   $   59,359   $   93,536
                                                  =========    ==========   ==========   ==========
SCHEDULE 2.
Schedule of Noncash Investing and Financing
  Activities:
  Common stock issued in connection with the
     exercise of employee stock options........   $     272    $    2,971   $    1,573   $      663
  Stock issued and held in escrow in connection
     with Restricted Stock Award and Equity
     Incentive Award...........................       6,083                     15,580
  Stock issued for acquisitions................                     4,000        1,299       18,945
  Note payable issued in acquisition of
     business..................................                                 15,000
  Exercise of Restricted Stock Award and Equity
     Incentive Award...........................                     3,727        3,480          572
  Stock released from escrow...................                     2,565

         (See Accompanying Notes to Consolidated Financial Statements)

                   FLOWERS INDUSTRIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CHANGE IN FISCAL YEAR

     In January 1998, the Company changed its fiscal year-end from the Saturday nearest June 30 to the Saturday nearest December 31. As a result, the Company is reporting a twenty-seven week transition period of June 29, 1997 through January 3, 1998.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Flowers Industries, Inc. and its wholly owned subsidiaries. Intercompany accounts and transactions are eliminated in consolidation. The Company's 45% investment interest in Keebler Foods Company is accounted for under the equity method. Equity accounting for this investment is discussed in Note 13 to the consolidated financial statements.

REVENUE RECOGNITION

     Revenue from sale of products is recognized at the time of shipment. Sales to a single customer were approximately $84,000,000, or 10.7% of sales during the twenty-seven weeks transition period ended January 3, 1998, $163,000,000, or 11% of sales during fiscal 1997, $150,000,000, or 12% of sales during fiscal 1996 and $142,000,000, or 13% of sales during fiscal 1995.

CASH AND CASH EQUIVALENTS

     The Company considers deposits in banks, certificates of deposits and short-term investments with original maturities of three months or less as cash and cash equivalents for the purposes of the statement of cash flows.

     The major components of cash and cash equivalents are as follows:

                                                  JANUARY 3, 1998   JUNE 28, 1997   JUNE 29, 1996
                                                  ---------------   -------------   -------------
                                                              (AMOUNTS IN THOUSANDS)
Cash............................................      $                $11,010         $10,484
Time deposits...................................       3,866            20,070          14,555
                                                      ------           -------         -------
          Total.................................      $3,866           $31,080         $25,039
                                                      ======           =======         =======

ACCOUNTS RECEIVABLE

     Accounts receivable consists of trade receivables, current portion of distributor notes receivable and miscellaneous receivables. As the Company has historically experienced an insignificant amount of uncollectible accounts, when a receivable balance is determined to be uncollectible, it is charged directly to expense.

CONCENTRATION OF CREDIT RISK

     The Company grants credit to its distributors and customers, who are primarily in the grocery, foodservice, restaurant and fast-food markets.

INVENTORY

     Inventories are carried at the lower of cost (primarily first-in, first-out) or market.

HEDGING TRANSACTIONS -- RAW MATERIAL COSTS

     The Company's primary raw materials are flour, sugar, shortening and fruit. The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. The

                   FLOWERS INDUSTRIES, INC. AND SUBSIDIARIES

Company enters into various forward purchase agreements and other derivative financial instruments to reduce the impact of volatility in ingredients prices. Amounts payable or receivable under the agreements which qualify as hedges are recognized as deferred gains or losses and are included in other assets or other liabilities. These deferred amounts are charged or credited to cost of sales as the related raw materials costs used in production. Gains and losses on agreements which do not qualify as hedges are recognized immediately as other income or expense. At January 3, 1998, the Company had no material commitments outstanding relating to derivative financial instruments.

     During June 1997, the Company entered into an arrangement that allows for the Company to engage in commodity price agreements based on fixed and floating prices of an agreed type of commodity. At January 3, 1998, no material amounts were outstanding under this agreement.

PROPERTY, PLANT AND EQUIPMENT AND DEPRECIATION

     The Company provides depreciation for financial reporting purposes over the estimated useful lives of fixed assets using the straight-line method. Upon retirement or sale of fixed assets, the book value is removed from the accounts and the difference between such net book value and salvage value received is recorded in income. Expenditures for maintenance and repairs are charged to expense; renovations and improvements are capitalized.

     The approximate annual rates of depreciation are 3% to 5% for buildings, 8% for machinery and equipment and 10% to 25% for furniture, fixtures and transportation equipment. Depreciation expense for the twenty-seven weeks ended January 3, 1998, fiscal 1997, fiscal 1996 and fiscal 1995 was $25,936,000,
$44,829,000, $40,559,000 and $35,874,000, respectively.

INTERNALLY DEVELOPED SOFTWARE

     The Company capitalizes certain costs, primarily hardware, software, and installation costs, associated with internally developed software projects. Such amounts are depreciated over periods not to exceed eight years. The Company does not anticipate that Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed, or Obtained for Internal Use," will have a material impact on the Company's results of operations or financial condition. As further discussed below, during the twenty-seven week period ended January 3, 1998, the Company recorded a cumulative after-tax charge of $8,842,000, to write off business process reengineering costs that had been incurred as part of an information systems development project.

ADVERTISING AND CONSUMER PROMOTION

     Advertising and consumer promotion costs are generally expensed as incurred or no later than when the advertisement appears or the event is run. Advertising and consumer promotion expense was approximately $16,998,000 for the twenty-seven weeks ended January 3, 1998, $19,063,000 for fiscal 1997, $15,081,000 for fiscal 1996 and $15,875,000 for fiscal 1995. There are no deferred advertising costs at January 3, 1998, June 28, 1997 or June 29, 1996.

NOTES RECEIVABLE AND DEFERRED INCOME

     The Company sells its territories to independent distributors. The income from these sales is recognized as the cash payments are received. The sales of the territories were previously financed by the Company with ten year notes. In September 1996, the Company sold these notes, which totaled approximately $66,000,000, to a financial institution. The proceeds were used to repay debt outstanding at that time. Of the notes sold, approximately $44,000,000 were initially without recourse to the Company with approximately $22,000,000 having limited recourse. Concurrently, approximately $43,000,000 of deferred pre-tax income was recognized

                   FLOWERS INDUSTRIES, INC. AND SUBSIDIARIES by the Company during fiscal 1997. Subsequent to September 1996, all distributor purchase arrangements are made directly between the distributor and a financial institution and, pursuant to an agreement, the Company acts as the servicing agent for the financial institution and receives a fee for these services. Such fees aggregated $2,317,000 and $5,029,000 during the twenty-seven weeks ended January 3, 1998 and fiscal 1997, respectively.

AMORTIZATION OF INTANGIBLE ASSETS

     Costs in excess of the net tangible assets acquired are, in the opinion of management, attributable to long-lived intangibles having continuing value. Excess amounts related to the purchases of businesses are amortized over forty years from the acquisition date using the straight-line method. Costs of purchased trademark rights are amortized over the period of expected future benefit, which is approximately ten to forty years. At each balance sheet date, the Company assesses whether there has been an impairment of long-lived assets and the related unamortized goodwill, based on whether certain indicators of impairment are present. If such indicators are present, the Company evaluates whether an impairment exists by comparing the gross, undiscounted cash flows to the carrying value of the related asset. Amortization expense for the twenty-seven weeks ended January 3, 1998, fiscal 1997, fiscal 1996 and fiscal 1995 was $994,000, $1,141,000, $289,000 and $730,000, respectively.

TREASURY STOCK

     The Company records acquisitions of its common stock for treasury at cost. Differences between proceeds for reissuances of treasury stock and average cost are credited to capital in excess of par value or charged to capital in excess of par value to the extent of prior credits and thereafter to retained earnings.

PENSION PLANS

     The Company accounts for pensions in accordance with Statement of Financial Accounting Standards No. 87 -- "Employers' Accounting for Pensions." Pension accounting information is disclosed in Note 8 to the consolidated financial statements.

INCOME TAXES

     The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 -- "Accounting for Income Taxes" (SFAS 109). SFAS 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, SFAS 109 generally considers all expected future events other than enactments of changes in the tax law or rates. Income tax accounting information is disclosed in Note 9 to the consolidated financial statements.

NET INCOME PER COMMON SHARE

     The Company computes net income per common share in accordance with Statement of Financial Accounting Standards No. 128 -- "Earnings Per Share" (SFAS 128). Basic earnings per share in computed by dividing net income by weighted average common shares outstanding for the period. Diluted earnings per share is computed by dividing net income by weighted average common and common equivalent shares outstanding for the period. Common stock equivalents consist of the incremental shares associated with the Company's stock option plans, as determined under the treasury stock method. Earnings per share information for years prior to the twenty-seven weeks ended January 3, 1998, has been restated in accordance with SFAS 128.

                   FLOWERS INDUSTRIES, INC. AND SUBSIDIARIES

CHANGES IN ACCOUNTING PRINCIPLES

     On November 20, 1997, the Emerging Issues Task Force (EITF), a subcommittee of the Financial Accounting Standards Board, issued EITF 97-13, which requires the cost of business process reengineering activities that are part of an information systems development project be expensed as those costs are incurred. Any unamortized costs that were previously capitalized were required to be written off as a cumulative adjustment in the quarter that included November 20, 1997. During the twenty-seven week period ended January 3, 1998, the Company recorded a cumulative after-tax charge of $8,842,000, or $.10 per share, as a result of its adoption of this pronouncement. These costs were attributable to a state-of-the-art management information system at the Company's Mrs. Smith's Bakeries locations.

     The Company measures its pension plan assets three months prior to the beginning of its fiscal year. As a result of the Company's changing its fiscal year, the measurement date has changed from March 31 to September 30. This change resulted in a cumulative adjustment, net of tax, of $1,046,000, or $.01 per share, for the twenty-seven week period ended January 3, 1998.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

BUSINESS SEGMENTS

     The Company's only business is to provide quality fresh and frozen baked food products to grocery, foodservice, restaurant and fast-food markets.

NOTE 2.  INVENTORIES

     The major components of inventories are as follows:

                                                          JANUARY 3,   JUNE 28,   JUNE 29,
                                                             1998        1997       1996
                                                          ----------   --------   --------
                                                               (AMOUNTS IN THOUSANDS)
Ingredients and raw materials...........................   $ 27,310    $ 25,479   $14,951
Packaging materials.....................................     13,149      12,500    10,988
Finished goods..........................................     44,650      47,314    25,527
Supplies................................................     20,322      19,284    17,110
                                                           --------    --------   -------
          Total.........................................   $105,431    $104,577   $68,576
                                                           ========    ========   =======

NOTE 3.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107 -- "Disclosure about Fair Value of Financial Instruments", requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value.

     The carrying value of cash and cash equivalents, notes receivable from distributors, other notes receivable, industrial revenue bonds and long-term debt payable to financial institutions approximates fair value at January 3, 1998, June 28, 1997 and June 29, 1996.

                   FLOWERS INDUSTRIES, INC. AND SUBSIDIARIES

NOTE 4.  DEBT

     In July 1996, the Company entered into a five-year $300,000,000 syndicated loan facility, of which, $122,000,000 was outstanding at January 3, 1998. Amounts are borrowed under this facility for periods not to exceed 180 days and can be reborrowed as necessary during the term of the facility. Interest under the syndicated loan facility is generally payable monthly and is variable based on a performance grid using a choice of LIBOR plus .375% or money market rates. Subsequent to fiscal year-end, on January 30, 1998, this facility was amended to become a five-year $500,000,000 syndicated loan facility. Interest under the amended facility is generally payable monthly and is variable based on a performance grid using a choice of LIBOR plus .475% or money market rates. Subsequent to period end, the Company borrowed $422 million under the amended facility. Such proceeds were primarily used to finance the acquisition of a controlling interest in Keebler.

     In October 1997, the Company amended its short-term commercial paper program to increase the limit from $50,000,000 to $75,000,000 for use in financing inventory. Borrowings under this program at January 3, 1998 were $53,506,000.

     In January 1996, the Company completed a private placement of $125,000,000 of long-term Senior Notes. These notes are due in three tranches: $100,000,000 due in semi-annual instalments from January 5, 2004 through January 5, 2008 which bears interest at 6.80% per annum; $20,000,000 due January 5, 2011 which bears interest at 6.99% per annum; and $5,000,000 due January 5, 2016 which bears interest at 7.08% per annum. Interest on the Senior Notes is payable semiannually. A portion of the proceeds were used to pay off $114,150,000 of debt that was outstanding at that time, with the remaining proceeds being used for working capital and for other general corporate purposes.

     The Company also has a $10,000,000 revolving-term loan agreement entered into in March of 1993, of which no amounts were outstanding at January 3, 1998.

     Several loan agreements of the Company contain restrictions which, among other things, require maintenance of certain financial ratios and restrict encumbrance of assets and creation of indebtedness. At January 3, 1998, the Company was in compliance with these financial ratio requirements.

                   FLOWERS INDUSTRIES, INC. AND SUBSIDIARIES

     Total debt consists of:

                                                        JANUARY 3,   JUNE 28,   JUNE 29,
                                                           1998        1997       1996
                                                        ----------   --------   --------
                                                             (AMOUNTS IN THOUSANDS)
Private placement long-term Senior Notes with interest
  from 6.80% to 7.08% payable in instalments from 2004
  through 2016........................................   $125,000    $125,000   $125,000
Borrowings under syndicated loan facility with
  interest from 5.98% to 6.45%........................    122,000     117,000
Commercial paper program with interest from 5.65% to
  6.25%...............................................     53,506      40,792
Borrowings under revolving-term loan agreements.......                           103,375
Various industrial revenue bonds with interest from
  4.20% to 6.00% payable in instalments through 2017
  secured by property.................................     13,170      13,170     18,170
Borrowings scheduled to mature in equal instalments
  over the next two years with interest from 5.64% to
  6.49%...............................................                 10,000     15,000
Various unsecured notes payable with interest of
  approximately 7.5%, payable in instalments through
  2004................................................     13,610      14,289     17,173
                                                         --------    --------   --------
                                                          327,286     320,251    278,718
Due within one year...................................     55,087      47,417      6,593
                                                         --------    --------   --------
Due after one year....................................   $272,199    $272,834   $272,125
                                                         ========    ========   ========

     Annual maturities of long-term debt for each of the six years following January 3, 1998 are $1,581,000 (excludes $53,506,000 for commercial paper), $5,819,000, $1,362,000, $1,467,000, $1,579,000 and $1,701,000, respectively.

NOTE 5.  COMMITMENTS AND CONTINGENCIES

DESCRIPTION OF OPERATING LEASE ARRANGEMENTS

     The Company leases certain property and equipment under operating leases which expire over the next twenty years. Most of these operating leases provide the Company with the option, after the initial lease term, either to purchase the property at the then fair value or renew its lease at the then fair rental value for periods of one month to ten years. Generally, management expects that leases will be renewed or replaced by other leases in the normal course of business.

     The Company has in place a $50,000,000 ten-year master lease agreement to finance the automated production lines at certain of its facilities. At January 3, 1998, approximately $38,693,000 had been used under this agreement.

                   FLOWERS INDUSTRIES, INC. AND SUBSIDIARIES

     Minimum payments for operating leases having initial or remaining noncancelable terms in excess of one year are as follows:

                                                               (AMOUNTS
                                                                  IN
FISCAL YEAR(S)                                                THOUSANDS)
--------------                                                ----------
1998........................................................    $15,979
1999........................................................     13,948
2000........................................................     11,897
2001........................................................      9,326
2002........................................................      8,233
2003 to termination (aggregate).............................     29,730
                                                                -------
          Total minimum lease payments......................    $89,113
                                                                =======

     Total rent expense for all operating leases amounted to $16,225,000 for the twenty-seven weeks ended January 3, 1998, $24,151,000 for fiscal 1997, $16,936,000 for fiscal 1996 and $18,897,000 for fiscal 1995.

OTHER COMMITMENTS

     The Company's various commodity purchase agreements effectively commit the Company to purchase raw materials in amounts totaling approximately $55,656,000, at January 3, 1998, which will be used in production in future periods.

NOTE 6.  OTHER ACCRUED LIABILITIES

     Other accrued liabilities consist of:

                                                           JANUARY 3,   JUNE 28,   JUNE 29,
                                                              1998        1997       1996
                                                           ----------   --------   --------
                                                                (AMOUNTS IN THOUSANDS)
Compensation.............................................   $ 8,344     $ 13,707   $ 7,518
Vacation cost............................................     9,779       10,277    10,030
Pension cost.............................................    12,217       12,438     8,729
Workers' compensation insurance..........................     8,945        9,009    10,881
Other insurance..........................................     4,484        4,799     5,013
Interest.................................................     5,113        5,195     6,041
Purchase accounting reserves.............................    34,953       35,530
Other....................................................    13,498       16,542    19,526
                                                            -------     --------   -------
          Total..........................................   $97,333     $107,497   $67,738
                                                            =======     ========   =======

NOTE 7.  STOCKHOLDERS' EQUITY

     The Company's Articles provide that the authorized capital of the Company consists of 350,000,000 shares of Common Stock of $.625 par value per share, 10,467 shares of preferred stock, par value $100 per share convertible into Common Stock, and 249,533 shares of preferred stock, par value $100 per share that, at the discretion of the Board of Directors, may be either convertible or nonconvertible, of which 100,000 shares has been designated by the Board of Directors as Series A Junior Participating Preferred Stock ("Series A Preferred Stock").

                   FLOWERS INDUSTRIES, INC. AND SUBSIDIARIES

COMMON STOCK

     The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Subject to preferential rights of any issued and outstanding preferred stock, including the Series A Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors of the Company out of funds legally available therefor. In the event of a liquidation, dissolution or winding-up of the Company, holders of Common Stock are entitled to share ratably in all assets of the Company, if any, remaining after payment of liabilities and the liquidation preferences of any issued and outstanding preferred stock, including the Series A Preferred Stock. Holders of Common Stock have no preemptive rights, no cumulative voting rights and no rights to convert their shares of Common Stock into any other securities of the Company or any other person. The Common Stock is not subject to redemption or sinking fund redemption.

PREFERRED STOCK

     The Board of Directors of the Company has the authority to issue up to 249,533 shares of preferred stock in one or more series and to fix the designations, relative powers, preferences, rights, qualifications, limitations and restrictions of all shares of each such series, including without limitation, dividend rates, conversion rights, voting rights, redemption and sinking fund provisions, liquidation preferences and the number of shares constituting each such series, without any further vote or action by the holders of Common Stock. Pursuant to such authority, the Board of Directors has designated 100,000 shares of preferred stock as Series A Preferred Stock in connection with the adoption of the Company's Shareholders' Rights Plan. The issuance of one or more series of preferred stock will likely decrease the amount of earnings and assets available for distribution to holders of Common Stock as dividends or upon liquidation, respectively, and may adversely affect the rights and powers, including voting rights, of the holders of Common Stock. The issuance of preferred stock also could have the effect of delaying, deterring or preventing a change in control of the Company.

SHAREHOLDER RIGHTS PLAN

     On March 17, 1989, the Company's Board of Directors declared a dividend of one preferred share purchase right (collectively, the "Rights") for each share of Common Stock held of record on April 3, 1989. Under certain circumstances, a Right may be exercised to purchase one one-thousandth of a share of Series A Junior Participating Preferred Stock (the "Preferred Stock") at an exercise price of $33.33.

     The Rights become exercisable 10 days after (i) a person or group acquires 10% or more of the Company's outstanding Common Stock, or (ii) an announcement of a tender offer for 30% or more of the Company's outstanding Common Stock.

     If the Rights become exercisable, each Right will entitle the holder thereof to purchase one-thousandth of a share of the Preferred Stock. If a person or group acquires 10% or more of the outstanding Common Stock of the Company, the holder of each Right not owned by the 10% or more shareholder would be entitled to purchase for $33.33 (the exercise price of the Right) Common Stock of the Company having market value equal to $66.66. If the Company is a party to certain mergers or business combination transactions or transfers 50% or more of its assets or earning power, each Right will entitle its holder to buy a number of shares of Common Stock of the acquiring or surviving entity (or of the Company in certain instances) having a market value of twice the exercise price of the Right, or $66.66. If the Rights are fully exercised, the shares issued thereby would have a dilutive effect on the shares previously outstanding.

     The Rights expire April 2, 1999, and may be redeemed by the Company for $.01 per Right at any time prior to the close of business on the tenth day after a public announcement of an acquisition of 10% or more of the Common Stock of the Company.

                   FLOWERS INDUSTRIES, INC. AND SUBSIDIARIES

     The principal terms of the Rights are set forth in a registration statement on Form 8-A filed with the Securities and Exchange Commission and dated as of March 20, 1989.

STOCK INCENTIVE PLANS

     The Company has 12,050,000 shares of Common Stock authorized for issuance to eligible employees under the Executive Stock Incentive Plan (ESIP). The ESIP authorizes the Compensation Committee of the Board of Directors to grant to eligible participants of the Company and its subsidiaries, through October 1999, stock options, stock appreciation rights, restricted or deferred stock awards, stock purchase rights and other stock-based awards.

     During the twenty-seven weeks ended January 3, 1998 and fiscal 1996, 347,609 and 1,180,295 shares, respectively, of the Company's Common Stock were granted as restricted stock awards (RSA). These shares are held in escrow by the Company and will be released to the grantee upon the grantee's satisfaction of continued employment at the same or a higher level during the restriction periods, which end June 15, 2001, June 15, 1999, May 20, 2000 and June 18, 2000, and upon payment of the purchase price of $8.75, $4.22, $5.11, and $5.89 per share, respectively. The purchase price is fifty percent of the mean of the high and low market value of the Company's Common Stock at the date of grant. The difference between the market price at the date of grant and the purchase price to be paid by the grantee is recognized ratably by the Company as compensation expense over the restriction period. This expense for the twenty-seven weeks ended January 3, 1998, fiscal 1997, fiscal 1996 and fiscal 1995 was $1,066,000, $1,661,000, $1,299,000 and $901,000, respectively.

     With respect to the grant issued during the twenty-seven week period ended January 3, 1998, if the mean of the high and low market value for the Company's Common Stock equals or exceeds $25.63 during the restriction period an additional 347,609 shares at a purchase price of $12.82 per share will be granted. Subsequent to year end, on February 26, 1998, the stated market value was attained and the additional shares were granted. The restriction period for this grant ends February 26, 2000.

     During fiscal 1996, 358,547 shares of the Company's Common Stock were granted as equity incentive awards (EIA). These shares are held in escrow by the Company and may be released ratably to the grantee upon the grantee's satisfaction of continued employment at the same or a higher level during the restriction periods which end May 20, 1999, and upon payment of the purchase price of $5.11 per share. The purchase price is fifty percent of the mean of the high and low market value of the Company's Common Stock at the date of grant. The difference between the market value at the date of grant and the purchase price to be paid by the grantee is recognized ratably by the Company as compensation expense over the restriction period. This expense for the twenty-seven weeks ended January 3, 1998, fiscal 1997, fiscal 1996 and fiscal 1995 was $329,000, $782,000, $493,000 and $924,000, respectively.

     During fiscal 1996, 843,750 shares of the Company's Common Stock were granted as non-qualified stock options (NQSO's). The NQSO's are exercisable at any time, commencing on the first anniversary of the grant date, until the year 2005. The optionees are required to pay the market value of the shares, determined as of the grant date, which was $8.45. As of fiscal year end January 3, 1998, June 28, 1997, and June 29, 1996, there were 787,500, 787,500 and
843,750, NQSO's outstanding, respectively. In addition to the ESIP, the Company has 377,778 shares of Common Stock authorized for issuance to key employees under the Company's Stock Option Plan. Option prices must be 100% of the market value of the Common Stock at the time of the grant. The Plan expired on October 15, 1992, therefore no additional grants will be made pursuant to this Plan.

     The Company has a Nonemployee Directors' Equity Plan (the "Directors' Plan") pursuant to which an aggregate 300,000 shares of Common Stock, may be issued and as to which grants or awards of stock options may be made.

                   FLOWERS INDUSTRIES, INC. AND SUBSIDIARIES

     All individuals who are nonemployee Directors on the first day of the Company's fiscal year (a "Plan Year") are eligible to participate in the Directors' Plan. Under the Directors' Plan, the nonemployee Director may designate the amount of annual compensation payable without regard to the number of Board or committee meetings attended or committee positions held (the "Retainer") which can be invested in stock options (an "Option") under the Directors' Plan. A Director shall be permitted to invest in an Option under the Directors' Plan only if the total amount invested by that Director is equal to at least twenty-five percent (25%) of the Retainer. To the extent a Director elects to invest all or a portion of the Retainer for a Plan Year, an Option shall be granted on the first day of such Plan Year for that number of shares of Common Stock ("Shares") equal to 150% of the amount of the Retainer invested divided by the value of an Option for one Share on the Valuation Date. For this purpose, value shall be determined by the Black-Scholes option pricing model, as applied by the Committee.

     Subject to the expiration or earlier termination of the Option, 100% of the Option shall become exercisable on the first anniversary of the date of grant. An Option shall expire ten years from the date the Option is granted and shall be subject to earlier termination as hereinafter provided. Once an Option becomes exercisable, it may thereafter be exercised, wholly or in part, at any time prior to its expiration or termination. In the event of the Director's termination from service on the Board, an outstanding Option may be exercised only to the extent it was exercisable on the date of such termination and shall expire two years after such termination, or on its stated expiration date, whichever occurs first. Notwithstanding the above, in the event of a termination for cause as determined by the Committee, all unexercised Options shall be forfeited.

     The Company applies Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees," (APB 25) and related interpretations in accounting for its plans. Accordingly, no compensation expense has been recognized for options granted under the Company's Stock Option Plan or the ESIP.

     Had compensation expense for the options and restricted stock awards under the ESIP been determined based on the fair value at the grant dates for the awards consistent with the methodology prescribed under Statement of Financial Accounting Standards No. 123 -- "Accounting for Stock-Based Compensation", the Company's net income and net income per share would have been reduced to the pro forma amounts indicated below:

                                         FOR THE 27
                                         WEEKS ENDED                FOR THE 52 WEEKS ENDED
                                       ---------------   --------------------------------------------
                                       JANUARY 3, 1998   JUNE 28, 1997   JUNE 29, 1996   JULY 1, 1995
                                       ---------------   -------------   -------------   ------------
                                                (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
As Reported:
  Net income.........................      $23,560          $62,324         $30,768        $42,301
  Net income per common share:
     Basic...........................          .27              .71             .35            .49
     Diluted.........................          .27              .71             .35            .49
Pro forma:
  Net income.........................      $22,735          $61,716         $29,694        $42,301
  Net income per common share:
     Basic...........................          .26              .70             .34            .49
     Diluted.........................          .26              .70             .34            .49

     The fair values of the awards granted were estimated as of the date of grant using the Black-Scholes option-pricing model based on the following weighted-average assumptions used for grants during the twenty-seven weeks ended January 3, 1998: no expected dividend yield; expected volatility of 26.8 percent; risk-free interest rate of 6.31 percent; and expected lives of four years; and for grants during fiscal 1996: dividend yield of 3.43 percent; expected volatility of 24.7 percent; risk-free interest rate of 6.23 percent; and expected lives of five years.

                   FLOWERS INDUSTRIES, INC. AND SUBSIDIARIES

     Stock option activity for the twenty-seven weeks ended January 3, 1998, fiscal 1997, fiscal 1996 and fiscal 1995 is set forth below:

                                 FOR THE 27
                                WEEKS ENDED                          FOR THE 52 WEEKS ENDED
                             ------------------   ------------------------------------------------------------
                              JANUARY 3, 1998       JUNE 28, 1997        JUNE 29, 1996         JULY 1, 1995
                             ------------------   ------------------   ------------------   ------------------
                                       WEIGHTED             WEIGHTED             WEIGHTED             WEIGHTED
                                       AVERAGE              AVERAGE              AVERAGE              AVERAGE
                                       EXERCISE             EXERCISE             EXERCISE             EXERCISE
                             OPTIONS    PRICE     OPTIONS    PRICE     OPTIONS    PRICE     OPTIONS    PRICE
                             -------   --------   -------   --------   -------   --------   -------   --------
                                               (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
Outstanding at beginning of
  year.....................   1,211     $7.52      1,664     $7.11      1,114     $5.70      1,222     $5.67
Granted....................                                               844     $8.44
Exercised..................     (46)    $6.06       (453)    $6.03       (294)    $5.59       (108)    $5.40
                              -----                -----               ------                -----
Outstanding at end of
  year.....................   1,165     $7.57      1,211     $7.52      1,664     $7.11      1,114     $5.70
                              =====                =====               ======                =====
Exercisable at end of
  year.....................   1,165                1,211                  820                1,114
                              =====                =====               ======                =====
Weighted average fair value
  of options granted during
  the year.................                                            $ 2.91
                                                                       ======

     All stock options outstanding at January 3, 1998, are exercisable. The weighted average exercise price is $7.57 and the weighted average remaining contractual life is 6.39 years.

NOTE 8.  PENSION PLANS

     The Company has noncontributory defined benefit pension plans covering certain employees who have completed prescribed service requirements. The benefits are based on years of service and the employee's career earnings. The Company also has a supplemental defined benefit pension plan covering certain Company employees which provides benefits to participants commencing at retirement calculated according to the formula contained in the Company's tax-qualified retirement plan, but without regard to statutory limitations on the maximum amount of compensation which may be taken into account by, nor the maximum benefits which may be paid from, such plans. Benefits provided by this supplemental plan are reduced by benefits provided by the defined benefit pension plans. Pension expense was $2,111,000, $4,860,000, $5,660,000 and
$5,003,000 in the twenty-seven weeks ended January 3, 1998, fiscal 1997, fiscal 1996 and fiscal 1995, respectively. Pension plans are funded at amounts deductible for income tax purposes but not less than the minimum funding required by the Employee Retirement Income Security Act of 1974. As of January 3, 1998, June 28, 1997 and June 29, 1996, the assets of the plans include certificates of deposit, marketable equity securities, mutual funds, corporate and government debt securities and annuity contracts. The marketable equity securities include 506,250 shares of Common Stock of the Company with a fair value of approximately $10,346,000, $8,543,000 and $5,442,000 at January 3,
1998, June 28, 1997 and June 29, 1996, respectively.

     During the second quarter of fiscal 1995, the Company recognized an after-tax curtailment gain of $912,000 or $.01 per share, in accordance with Statement of Financial Accounting Standards No. 88 -- "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits." The gain arose from the sale of a portion of the Company's territories to independent distributors and the termination of participation in the Flowers Industries, Inc. Retirement Plans of certain employees.

                   FLOWERS INDUSTRIES, INC. AND SUBSIDIARIES

     Net periodic pension costs of these plans for each of the respective periods includes the following components:

                                                FOR THE 27
                                                WEEKS ENDED      FOR THE 52 WEEKS ENDED
                                                -----------   -----------------------------
                                                JANUARY 3,    JUNE 29,   JUNE 29,   JULY 1,
                                                   1998         1997       1996      1995
                                                -----------   --------   --------   -------
                                                          (AMOUNTS IN THOUSANDS)
Service cost-benefit earned during the
  period......................................   $  2,846     $  5,603   $ 5,765    $ 5,538
Interest cost on projected benefit
  obligation..................................      5,207       10,311     9,341      8,261
Reduction of pension costs due to actual
  return on plan assets.......................    (26,113)     (10,415)   (9,073)    (8,593)
Net amortization and deferral.................     20,171         (639)     (373)      (203)
                                                 --------     --------   -------    -------
                                                 $  2,111     $  4,860   $ 5,660    $ 5,003
                                                 ========     ========   =======    =======

     Assumptions used to determine net periodic pension cost for these plans at each of the respective period ends are as follows:

                                                      JANUARY 3,   JUNE 28,   JUNE 29,   JULY 1,
                                                         1998        1997       1996      1995
                                                      ----------   --------   --------   -------
Discount rate.......................................     8.00%       8.00%      7.75%     8.25%
Rate of increase in compensation levels.............     5.50        5.50       5.25      5.75
Expected long-term rate of return on assets.........     9.00        9.00       9.00      9.00

     Flowers Industries, Inc. Retirement Plans No. 01 and 02 have assets that exceed the accumulated benefit obligation. There are certain plans, however, with accumulated benefit obligations which exceed plan assets. The following table summarizes the funded status of the Company's pension plans and the related amounts that are recognized in the Company's balance sheet at January 3, 1998, June 28, 1997 and June 29, 1996:

                                  PLANS FOR         PLANS FOR         PLANS FOR         PLANS FOR
                                    WHICH             WHICH             WHICH             WHICH
                                ASSETS EXCEED      ACCUMULATED      ASSETS EXCEED      ACCUMULATED
                                 ACCUMULATED     BENEFITS EXCEED     ACCUMULATED     BENEFITS EXCEED
                                  BENEFITS           ASSETS           BENEFITS           ASSETS
                               ---------------   ---------------   ---------------   ---------------
                               JANUARY 3, 1998   JANUARY 3, 1998    JUNE 28, 1997     JUNE 28, 1997
                               ---------------   ---------------   ---------------   ---------------
                                                      (AMOUNTS IN THOUSANDS)
Actuarial present value of
  benefit obligations:
  Accumulated benefit
    obligations:
    Vested...................     $(118,783)         $(4,810)         $(112,419)         $(4,696)
    Nonvested................        (2,604)            (143)            (2,387)            (137)
                                  ---------          -------          ---------          -------
                                  $(121,387)         $(4,953)         $(114,806)         $(4,833)
                                  =========          =======          =========          =======
Plan assets at fair value....     $ 152,748          $ 2,080          $ 135,810          $ 2,009
Projected benefit
  obligations................      (139,244)          (7,693)          (132,122)          (7,473)
                                  ---------          -------          ---------          -------
Plan assets in excess of
  (less than) projected
  benefit obligations........        13,504           (5,613)             3,688           (5,464)
Items not yet recognized in
  earnings:
  Unrecognized net asset at
    transition...............        (4,154)                             (4,366)
  Unrecognized prior service
    cost.....................           528               88                562               33
  Unrecognized net (gain)
    loss.....................       (18,847)           2,277             (9,308)           2,417
                                  ---------          -------          ---------          -------
Contribution payable.........     $  (8,969)         $(3,248)         $  (9,424)         $(3,014)
                                  =========          =======          =========          =======

                                  PLANS FOR         PLANS FOR
                                    WHICH             WHICH
                                 ACCUMULATED       ACCUMULATED
                               BENEFITS EXCEED   BENEFITS EXCEED
                                   ASSETS            ASSETS
                               ---------------   ---------------
                                JUNE 29, 1996     JUNE 29, 1996
                               ---------------   ---------------
                                    (AMOUNTS IN THOUSANDS)
Actuarial present value of
  benefit obligations:
  Accumulated benefit
    obligations:
    Vested...................     $ (98,543)         $(4,615)
    Nonvested................        (1,937)            (136)
                                  ---------          -------
                                  $(100,480)         $(4,751)
                                  =========          =======
Plan assets at fair value....     $ 114,508          $ 2,047
Projected benefit
  obligations................      (117,730)          (6,932)
                                  ---------          -------
Plan assets in excess of
  (less than) projected
  benefit obligations........        (3,222)          (4,885)
Items not yet recognized in
  earnings:
  Unrecognized net asset at
    transition...............        (5,207)
  Unrecognized prior service
    cost.....................          (110)             348
  Unrecognized net (gain)
    loss.....................         2,929            1,417
                                  ---------          -------
Contribution payable.........     $  (5,610)         $(3,120)
                                  =========          =======

                   FLOWERS INDUSTRIES, INC. AND SUBSIDIARIES

     The Company made contributions of approximately $526,000 in the twenty-seven weeks ended January 3, 1998, $371,000 in fiscal 1997, $271,000 in fiscal 1996 and $441,000 in fiscal 1995 to collectively bargained, multiemployer pension plans based on specific rates per hour worked by participating employees.

NOTE 9.  INCOME TAXES

     The provision for income taxes consists of the following:

                                                 FOR THE 27
                                                 WEEKS ENDED      FOR THE 52 WEEKS ENDED
                                                 -----------   -----------------------------
                                                 JANUARY 3,    JUNE 28,   JUNE 29,   JULY 1,
                                                    1998         1997       1996      1995
                                                 -----------   --------   --------   -------
                                                           (AMOUNTS IN THOUSANDS)
Current taxes:
  Federal......................................    $5,686      $26,910    $13,915    $21,886
  State........................................     2,395        5,557      2,621      2,723
                                                   ------      -------    -------    -------
                                                    8,081       32,467     16,536     24,609
                                                   ------      -------    -------    -------
Deferred taxes:
  Federal......................................     2,395        1,587      1,636      1,358
  State........................................      (319)         347        347        854
                                                   ------      -------    -------    -------
                                                    2,076        1,934      1,983      2,212
                                                   ------      -------    -------    -------
Benefit of operating loss carryforwards........      (525)      (1,210)      (334)    (1,107)
                                                   ------      -------    -------    -------
Provision for income taxes.....................    $9,632      $33,191    $18,185    $25,714
                                                   ======      =======    =======    =======

     Deferred tax liabilities (assets) are comprised of the following:

                                                       FOR THE 27     FOR THE 52 WEEKS
                                                       WEEKS ENDED          ENDED
                                                       -----------   -------------------
                                                       JANUARY 3,    JUNE 28,   JUNE 29,
                                                          1998         1997       1996
                                                       -----------   --------   --------
                                                            (AMOUNTS IN THOUSANDS)
Depreciation.........................................   $ 52,936     $ 51,275   $ 47,999
Other................................................     13,871        8,673      7,902
                                                        --------     --------   --------
  Gross deferred tax liabilities.....................     66,807       59,948     55,901
                                                        --------     --------   --------
Self-insurance accrual...............................     (5,228)      (5,274)    (5,926)
Vacation accrual.....................................     (2,080)      (2,275)    (2,554)
Pension accrual......................................     (3,246)      (2,481)    (2,547)
Purchase accounting reserves.........................    (13,921)     (14,483)        --
Loss carryforwards...................................     (4,739)      (4,117)    (3,805)
Other................................................    (16,050)      (9,093)    (7,565)
                                                        --------     --------   --------
  Gross deferred tax assets..........................    (45,264)     (37,723)   (22,397)
Deferred tax assets valuation allowance..............      2,119        2,240      2,774
                                                        --------     --------   --------
                                                        $ 23,662     $ 24,465   $ 36,278
                                                        ========     ========   ========

     The net change in the valuation allowance for deferred tax assets was a decrease of $121,000, related to operating loss carryforwards.

                   FLOWERS INDUSTRIES, INC. AND SUBSIDIARIES

     The provision for income taxes on income differs from the amount computed by applying the U.S. federal income tax rate (35%) because of the effect of the following items:

                                                 FOR THE 27
                                                 WEEKS ENDED      FOR THE 52 WEEKS ENDED
                                                 -----------   -----------------------------
                                                 JANUARY 3,    JUNE 28,   JUNE 29,   JULY 1,
                                                    1998         1997       1996      1995
                                                 -----------   --------   --------   -------
                                                           (AMOUNTS IN THOUSANDS)
Tax at U.S. federal income tax rate............    $8,757      $30,728    $16,919    $23,805
State income taxes, net of U.S. federal income
  tax benefit..................................     1,390        3,837      1,929      2,325
Benefit of operating loss carryforwards........      (525)      (1,210)      (334)    (1,107)
Other..........................................        10         (164)      (329)       691
                                                   ------      -------    -------    -------
  Provision for income taxes...................    $9,632      $33,191    $18,185    $25,714
                                                   ======      =======    =======    =======

     The amount of federal operating loss carryforwards generated by certain subsidiaries prior to their acquisition is $2,825,000 with expiration dates through the fiscal year 2009. The use of pre-acquisition operating losses and tax credit carryforwards is subject to limitations imposed by the Internal Revenue Code. The Company does not anticipate that these limitations will affect utilization of the carryforwards prior to their expiration. Various subsidiaries have state operating loss carryforwards of $63,579,000 with expiration dates through the fiscal year 2013.

     During fiscal 1997, the Internal Revenue Service ("IRS") completed an examination of the Company's federal income tax returns for fiscal years 1993 through 1995. During the examination, the IRS asserted that the Company's independent distributor program generated ordinary income upon the initial sale of the territories. As a result, the Company paid for certain claims by the IRS relating primarily to the Company's independent distributor program.

NOTE 10.  OTHER EMPLOYEE BENEFIT PLANS

     Under the Company's Bonus Plan, approved annually by the Compensation Committee, certain key employees may receive bonus compensation based on attainment of specified income goals. Total compensation under the Bonus Plan was approximately $3,405,000, $6,969,000, $877,000 and $6,157,000 for the
twenty-seven weeks ended January 3, 1998, fiscal 1997, fiscal 1996 and fiscal 1995, respectively.

     The Flowers Industries, Inc. 401(k) Retirement Savings Plan covers substantially all employees who have completed certain service requirements. Generally the cost and contributions for employees who participate in the defined benefit pension plan is 25% of the first $400 contributed by the employee. The costs and contributions for employees who do not participate in the defined benefit pension plan is 2% of compensation and 25% of the employees contributions up to 6% of compensation. During the twenty-seven weeks ended January 3, 1998, fiscal 1997, fiscal 1996 and fiscal 1995, the total cost and contributions was $646,000, $1,367,000, $1,268,000 and $265,000, respectively.

NOTE 11.  LEGAL MATTERS AND CONTINGENCIES

     The Company is engaged in various legal proceedings which arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to those proceedings will not be material to the Company's financial position or results of operations. A reserve of $4,935,000 was recorded during fiscal 1996 and paid during fiscal 1997 representing final settlement of certain litigation involving subsidiary operations in Texas.

                   FLOWERS INDUSTRIES, INC. AND SUBSIDIARIES

NOTE 12.  ACQUISITIONS

     On May 31, 1996, the Company acquired certain assets of Mrs. Smith's, Inc., a manufacturer and marketer of frozen pies, including its brand name and trademarks from the J. M. Smucker Company. Under the terms of the acquisition agreement, Flowers paid $30,000,000, consisting of $15,000,000 in cash at closing and a $15,000,000 note payable. In addition, the Company entered into ten-year leases for the property, plant and equipment used in the business. The acquisition has been accounted for as a purchase, and, accordingly, the results of operations of the acquired business are included in the consolidated statement of income from the date of acquisition.

     The following unaudited condensed combined pro forma results of operations assume the acquisition occurred as of the beginning of each fiscal year:

                                                                   FOR THE YEAR ENDED
                                                              ----------------------------
                                                              JUNE 29, 1996   JULY 1, 1995
                                                              -------------   ------------
                                                                 (AMOUNTS IN THOUSANDS
                                                                 EXCEPT PER SHARE DATA)
Sales.......................................................   $1,351,769      $1,249,461
Net income..................................................       33,056          45,057
Earnings per share -- basic.................................          .38             .52
Earnings per share -- diluted...............................          .38             .52

     The pro forma financial information is not necessarily indicative of the operating results that would have occurred had the acquisition been consummated as of the beginning of the fiscal year, nor are they necessarily indicative of future operating results.

     In addition, the Company acquired certain other businesses during fiscal 1996, fiscal 1997 and the twenty-seven weeks ended January 3, 1998 which have been accounted for as purchases. These acquisitions are immaterial to the results of operations and financial condition of the Company.

     During fiscal 1997, the Company recorded $22,653,000, net of tax of $14,483,000, in additional goodwill related to liabilities anticipated to be incurred for planned activities for certain acquisitions made during fiscal 1996 and fiscal 1997. A reserve of $34,953,000 and $35,530,000 relating to these transactions is included in other accrued liabilities at January 3, 1998 and June 28, 1997, respectively.

NOTE 13.  INVESTMENT IN UNCONSOLIDATED AFFILIATE

     In January 1996, the Company acquired, for $62,500,000, a 49.6% interest in INFLO Holdings Corporation (INFLO), a newly formed corporation jointly owned by the Company and Artal Luxembourg S.A. On January 26, 1996, INFLO acquired 100% of Keebler Corporation for an aggregate consideration of $454,900,000 from United Biscuits (Holdings) plc. Keebler is the second largest cookie and cracker manufacturer in the United States. The acquisition of Keebler Corporation was financed through the equity of INFLO and bank borrowings. The Company accounts for its investment in INFLO using the equity method of accounting.

     On June 4, 1996, Keebler Corporation acquired 100% of Sunshine Biscuits from G. F. Industries, Inc. (GFI) for an aggregate purchase price of $171,600,000. The acquisition was funded by Keebler Corporation's working capital, bank financing and the issuance to GFI of $23,600,000 of INFLO common stock and warrants. In fiscal 1996, the Company recognized a pre-tax gain on the shares issued to GFI of $4,111,000. As a result of this transaction, the Company's interest in INFLO was reduced to 45.2%.

                   FLOWERS INDUSTRIES, INC. AND SUBSIDIARIES

     Condensed financial information of INFLO is as follows:

                                                              APRIL 19, 1997   APRIL 20, 1996
                                                              --------------   --------------
                                                                  (AMOUNTS IN THOUSANDS)
Current assets..............................................    $  332,782        $252,791
Total assets................................................     1,081,984         867,429
Current liabilities.........................................       347,647         384,635
Total liabilities...........................................       911,997         741,174
Common stockholders' equity.................................       169,987         126,255
Total liabilities and common stockholders' equity...........     1,081,984         867,429

                                 APRIL 21, 1996 -- APRIL 19, 1997   JANUARY 26, 1996 -- APRIL 20, 1996
                                 --------------------------------   ----------------------------------
                                                        (AMOUNTS IN THOUSANDS)
Sales..........................             $1,907,307                           $345,600
Gross profit...................              1,030,539                            177,900
Net income.....................                 19,411                              1,255

     On November 20, 1997, INFLO was merged into Keebler Corporation and subsequently changed its name to Keebler Foods Company ("Keebler"). Condensed financial information of Keebler for the period included in the Company's results for the twenty-seven weeks ended January 3, 1998 are as follows:

                                                                 JANUARY 3, 1998
                                                              ----------------------
                                                              (AMOUNTS IN THOUSANDS)
Current assets..............................................        $  301,646
Total assets................................................         1,042,851
Current liabilities.........................................           368,185
Total liabilities...........................................           820,800
Common stockholders' equity.................................           222,051
Total liabilities and common stockholders' equity...........         1,042,851

                                                        JUNE 29, 1997 - JANUARY 3, 1998
                                                        -------------------------------
                                                             (AMOUNTS IN THOUSANDS)
Sales.................................................             $1,164,224
Gross profit..........................................                668,529
Net income............................................                 45,372

     As presented above, the Company's net income from its investment in Keebler for the twenty-seven weeks ended January 3, 1998, includes twenty-seven weeks of Keebler's operating results. The increase in retained earnings reflected as equity from investment in unconsolidated affiliate of $2,700,000 was necessitated by the Company's change in fiscal year end and represents the elimination of the lag of approximately two months in its recognition of Keebler's results.

     Currently, Keebler's existing credit agreement places certain restrictions on its ability to pay dividends. As of January 3, 1998, the Company had recognized aggregate equity of $29 million from its investment in Keebler.

                   FLOWERS INDUSTRIES, INC. AND SUBSIDIARIES

NOTE 14.  UNAUDITED QUARTERLY FINANCIAL INFORMATION

     Results of operations for each of the two quarters of the twenty seven-weeks ended January 3, 1998 and for each of the four quarters of the fiscal years ended June 28, 1997 and June 29, 1996 follow (each quarter represents a period of twelve weeks except the fourth quarter, which includes sixteen weeks and the second quarter of 1998, which includes fifteen weeks):

                  QUARTER                      FIRST      SECOND       THIRD      FOURTH
                  -------                    ---------   ---------   ---------   ---------
                                               1998        1998
                                               1997        1997        1997        1997
                                               1996        1996        1996        1996
                                             ---------   ---------   ---------   ---------
                                             (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
Sales......................................  $308,387    $475,710(1) $     --    $     --
                                              322,710     381,290     301,392     432,321
                                              269,674     290,538     275,013     403,339
Gross Profit...............................   142,911     222,260(1)       --          --
                                              140,438     164,756     142,278     202,442
                                              125,893     130,676     125,398     181,835
Income before income taxes.................    15,364       9,655(1)       --          --
                                               32,925      19,175       9,912      25,782
                                               12,696      12,749       9,135      13,760
Net (loss) income from investment in
  unconsolidated affiliate.................     5,157      12,904(1)       --          --
                                                 (531)        336       6,005       1,911
                                                   --          --          --         613
Net income.................................    14,529       9,031(1)       --          --
                                               19,948      12,263      12,170      17,943
                                                7,897       7,930       5,682       9,259
Basic net income per common share..........       .16         .10(1)       --          --
                                                  .23         .14         .14         .20
                                                  .09         .09         .07         .11
Diluted net income per common share........       .16         .10(1)       --          --
                                                  .23         .14         .14         .20
                                                  .09         .09         .07         .11

---------------

(1) Amounts relate to a fifteen week period ended January 3, 1998 and, as such, do not correspond to the amounts reported in the Company's Second Quarter Form 10-Q for the twelve week period ended December 13, 1997.

                   FLOWERS INDUSTRIES, INC. AND SUBSIDIARIES

NOTE 15.  NET INCOME PER SHARE

     Earnings per share is calculated using the weighted average number of common and common equivalent shares outstanding during each period. The common stock equivalents consist of the incremental shares associated with the Company's stock option plans, as determined under the treasury stock method.

     The following table sets forth the computation of basic and diluted net income per shares:

                                                 27 WEEKS                      52 WEEKS ENDED
                                                   ENDED        --------------------------------------------
                                              JANUARY 3, 1998   JUNE 28, 1997   JUNE 29, 1996   JULY 1, 1995
                                              ---------------   -------------   -------------   ------------
                                                                  (AMOUNTS IN THOUSANDS)
Numerator:
  Income before cumulative effect of changes
     in accounting principles, net of tax...      $33,448          $62,324         $30,768        $42,301
  Cumulative effect of changes in accounting
     principles, net of tax.................       (9,888)
                                                  -------          -------         -------        -------
  Net income................................      $23,560          $62,324         $30,768        $42,301
                                                  =======          =======         =======        =======
Denominator:
  Basic weighted average shares.............       88,368           88,000          86,933         86,229
  Effect of dilutive securities:
     Stock options..........................          405              401             278            209
                                                  -------          -------         -------        -------
  Diluted weighted average shares...........       88,773           88,401          87,211         86,438
                                                  =======          =======         =======        =======

NOTE 16. UNAUDITED OPERATING RESULTS FOR THE TWENTY-SEVEN WEEKS ENDED JANUARY 4, 1997

     The unaudited condensed results of operations for the twenty-seven weeks ended January 4, 1997 are presented below. In the opinion of the Company, the accompanying unaudited consolidated financial statements contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the results of operations.

                                                              (AMOUNTS IN THOUSANDS,
                                                              EXCEPT PER SHARE DATA)
                                                              -----------------------
Sales.......................................................         $774,767
Income before income taxes..................................           50,335
Income taxes................................................           19,027
Net loss from investment in unconsolidated affiliate........             (195)
Net income..................................................           31,113
Earnings per share -- basic.................................              .35
Earnings per share -- diluted...............................              .35

                   FLOWERS INDUSTRIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17.  SUBSEQUENT EVENT

     On February 3, 1998, the Company acquired an additional 11.5% of the common stock of Keebler, giving the Company a controlling ownership position in Keebler of approximately 55%. Under the terms of the acquisition agreement, the Company paid $308,624,000 in cash at closing. The acquisition was financed through borrowings under the $500,000,000 syndicated loan facility.

     The following unaudited condensed combined pro forma results of operations assume the acquisition occurred as of the beginning of each period:

                                                                   FOR THE             FOR THE
                                                              TWENTY-SEVEN WEEKS   FIFTY-TWO WEEKS
                                                                    ENDED               ENDED
                                                               JANUARY 3, 1998      JUNE 28, 1997
                                                              ------------------   ---------------
                                                                (AMOUNTS IN THOUSANDS EXCEPT PER
                                                                          SHARE DATA)
Sales.......................................................      $1,792,419         $3,421,082
Net income..................................................          27,915             56,765
Earnings per share -- basic.................................             .32                .65
Earnings per share -- diluted...............................             .31                .64

     The pro forma financial information is not necessarily indicative of the operating results that would have occurred had the acquisition been consummated as of the beginning of the period, nor are they necessarily indicative of future operating results.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PRELIMINARY PROSPECTUS (SUBJECT TO COMPLETION)

ISSUED MARCH 27, 1998
                               10,000,000 SHARES
                            FLOWERS INDUSTRIES, INC.

                                  COMMON STOCK
                            ------------------------
ALL OF THE SHARES OF COMMON STOCK OFFERED HEREBY ARE BEING SOLD BY THE COMPANY. OF THE 10,000,000 SHARES OF COMMON STOCK OFFERED HEREBY, 2,000,000 SHARES ARE BEING OFFERED INITIALLY OUTSIDE THE UNITED STATES AND CANADA BY THE INTERNATIONAL UNDERWRITERS AND 8,000,000 SHARES ARE BEING OFFERED INITIALLY IN THE UNITED STATES AND CANADA BY THE U.S. UNDERWRITERS. SEE "UNDERWRITERS." THE COMMON STOCK OF THE COMPANY IS LISTED ON THE NEW YORK STOCK EXCHANGE UNDER THE SYMBOL "FLO." ON MARCH 25, 1998, THE LAST REPORTED SALE PRICE OF THE COMMON STOCK ON THE NEW YORK STOCK EXCHANGE WAS $23 1/8 PER SHARE.

   CONCURRENTLY WITH THIS OFFERING OF COMMON STOCK, THE COMPANY IS OFFERING,
   PURSUANT TO A SEPARATE PROSPECTUS, $200,000,000 PRINCIPAL AMOUNT OF     %
     DEBENTURES DUE 2028. CONSUMMATION OF THE COMMON STOCK OFFERING AND THE DEBENTURES OFFERING ARE NOT CONDITIONED UPON EACH OTHER. SEE "USE OF PROCEEDS."
                            ------------------------
             SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR INFORMATION
              THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                            PRICE $          A SHARE
                            ------------------------

                                                                  UNDERWRITING
                                                    PRICE TO     DISCOUNTS AND    PROCEEDS TO
                                                     PUBLIC      COMMISSIONS(1)   COMPANY(2)
                                                    --------     --------------   -----------
Per Share........................................  $                $             $
Total(3).........................................  $                $             $

------------

    (1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriters."
    (2) Before deducting expenses payable by the Company estimated at
        $1,700,000.
    (3) The Company has granted to the U.S. Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an aggregate of 1,500,000 additional shares of Common Stock at the price to public less underwriting discounts and commissions, for the purpose of covering over-allotments, if any. If the U.S. Underwriters exercise such option in full, the total price to public, underwriting discounts and
        commissions and proceeds to Company will be $        , $        and
        $        , respectively. See "Underwriters."
                            ------------------------

     The Shares are offered, subject to prior sale, when, as and if accepted by the Underwriters named herein and subject to approval of certain legal matters by King & Spalding, counsel for the Underwriters. It is expected that delivery
of the Shares will be made on or about           , 1998 at the office of Morgan
Stanley & Co. Incorporated, New York, N.Y. against payment therefor in immediately available funds.
                            ------------------------
MORGAN STANLEY DEAN WITTER                               SBC WARBURG DILLON READ
               , 1998

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PRELIMINARY PROSPECTUS (SUBJECT TO COMPLETION)

ISSUED MARCH 27, 1998
                                  $200,000,000
                            FLOWERS INDUSTRIES, INC.

                             % DEBENTURES DUE 2028
                            ------------------------

                    Interest payable April   and October

                            ------------------------

 THE DEBENTURES WILL BE REDEEMABLE ON AT LEAST 30 DAYS NOTICE AT THE OPTION OF THE COMPANY, IN WHOLE OR FROM TIME TO TIME IN PART, AT A REDEMPTION PRICE EQUAL
   TO THE GREATER OF (I) 100% OF THE PRINCIPAL AMOUNT OF THE DEBENTURES TO BE REDEEMED AND (II) THE SUM OF THE PRESENT VALUES OF THE REMAINING SCHEDULED
  PAYMENTS OF PRINCIPAL AND INTEREST THEREON (EXCLUSIVE OF INTEREST ACCRUED TO SUCH REDEMPTION DATE) DISCOUNTED TO SUCH REDEMPTION DATE ON A SEMIANNUAL BASIS
  (ASSUMING A 360-DAY YEAR CONSISTING OF TWELVE 30-DAY MONTHS) AT THE TREASURY
 RATE PLUS    BASIS POINTS, PLUS IN EITHER CASE, ACCRUED AND UNPAID INTEREST ON
THE PRINCIPAL AMOUNT BEING REDEEMED TO SUCH REDEMPTION DATE. THE DEBENTURES WILL BE REPRESENTED BY A GLOBAL CERTIFICATE REGISTERED IN THE NAME OF THE NOMINEE OF
      THE DEPOSITORY TRUST COMPANY, WHICH WILL ACT AS THE DEPOSITARY (THE "DEPOSITARY"). BENEFICIAL INTERESTS IN THE GLOBAL CERTIFICATE WILL BE SHOWN ON,
 AND TRANSFERS THEREOF WILL BE EFFECTED ONLY THROUGH, RECORDS MAINTAINED BY THE
    DEPOSITARY AND, WITH RESPECT TO THE BENEFICIAL OWNERS' INTERESTS, BY THE DEPOSITARY'S PARTICIPANTS. EXCEPT AS DESCRIBED IN THIS PROSPECTUS, DEBENTURES IN
  DEFINITIVE FORM WILL NOT BE ISSUED. SETTLEMENT FOR THE DEBENTURES WILL BE IN SAME-DAY FUNDS. SEE "DESCRIPTION OF THE DEBENTURES -- BOOK-ENTRY, DELIVERY AND
                                     FORM."

   CONCURRENTLY WITH THIS OFFERING OF THE DEBENTURES, THE COMPANY IS OFFERING 10,000,000 SHARES OF COMMON STOCK OF THE COMPANY (11,500,000 SHARES IF THE
OVER-ALLOTMENT OPTION TO THE U.S. UNDERWRITERS IS EXERCISED IN FULL) IN A UNITED STATES OFFERING AND AN INTERNATIONAL OFFERING (THE "COMMON STOCK OFFERING"). THE
   NET PROCEEDS OF THE COMMON STOCK OFFERING AND THE DEBENTURES OFFERING ARE EXPECTED TO BE USED TO REPAY INDEBTEDNESS AND FOR GENERAL CORPORATE PURPOSES.
    SEE "USE OF PROCEEDS." CONSUMMATION OF THE COMMON STOCK OFFERING AND THE DEBENTURES OFFERING ARE NOT CONDITIONED ON EACH OTHER. APPLICATION WILL BE MADE
        FOR THE DEBENTURES TO BE LISTED ON THE NEW YORK STOCK EXCHANGE.

                            ------------------------

            SEE "RISK FACTORS" BEGINNING ON PAGE    FOR INFORMATION
              THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                   PRICE      % AND ACCRUED INTEREST, IF ANY
                            ------------------------

                                                                      UNDERWRITING
                                                        PRICE TO     DISCOUNTS AND     PROCEEDS TO
                                                        PUBLIC(1)    COMMISSIONS(2)   COMPANY(1)(3)
                                                        ---------    --------------   -------------
Per Debenture........................................            %             %                %
Total................................................  $                $              $

------------

(1) Plus accrued interest, if any, from       , 1998.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriters."
(3) Before deducting expenses payable by the Company estimated at $1,300,000.

                            ------------------------

    The Debentures are offered, subject to prior sale, when, as and if accepted by the Underwriters named herein and subject to approval of certain legal matters by King & Spalding, counsel for the Underwriters. It is expected that
delivery of the Debentures will be made on or about           , 1998, through
the book-entry facilities of the Depositary against payment therefor in immediately available funds.
                            ------------------------

MORGAN STANLEY DEAN WITTER                          SBC WARBURG DILLON READ INC.
             , 1998

     NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE DEBENTURES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREBY SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                         ------------------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Incorporation of Certain Information by Reference...........     i
Available Information.......................................    ii
Summary.....................................................     1
The Offering................................................     6
Forward Looking Statements..................................     9
Risk Factors................................................     9
Use of Proceeds.............................................    12
Price Range of Common Stock and Dividends...................    12
Capitalization..............................................    14
Unaudited Pro Forma Condensed Consolidated Financial
  Statements................................................    15
Selected Consolidated Historical Financial Data.............    21
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................    22
Business....................................................    29
Management..................................................    40
Description of Capital Stock................................    42
Underwriters................................................    46
Legal Matters...............................................    49
Experts.....................................................    49
Index to Consolidated Financial Statements..................   F-1

                         ------------------------------

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE DEBENTURES. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, DEBENTURES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITERS."

                                  THE OFFERING

Securities Offered.........  $200,000,000 aggregate principal amount at maturity
                               of      % Debentures due 2028 (the "Debentures").
                               See "Description of the Debentures."

Interest Rate..............       % per annum

Interest Payment Dates.....  April   and October   of each year, commencing
                               October   , 1998.

Redemption by Company......  The Debentures will be redeemable on at least 30 days notice at the option of the Company, in whole or from time to time in part, at the redemption price set forth in "Description of the Debentures -- Redemption at the Option of the Company," in each case together with accrued and unpaid interest.

Certain Covenants..........  The Indenture governing the Debentures contains certain covenants that, among other things, limit the ability of the Company and certain of its subsidiaries to create liens, enter into sale and lease-back transactions and engage in mergers and consolidations or transfer substantially all of the Company's assets. See "Description of the Debentures -- Covenants."

Use of Proceeds............  The net proceeds from the issuance of the
                               Debentures will be used to repay the Company's indebtedness and for other general corporate purposes. See "Use of Proceeds."

Concurrent Equity
Offering...................  Concurrently with the Debenture Offering, the
                               Company intends to issue 10,000,000 shares of Common Stock (11,500,000 if the U.S. Underwriters' over-allotment option is exercised). The Company intends to use the net proceeds of the Common Stock Offering to repay indebtedness under a revolving credit facility. See "Use of Proceeds." Consummation of the Debentures Offering and the Common Stock Offering are not conditioned upon each other.

Listing....................  The Company intends to make application to list the
                               Debentures on the NYSE.

                                  RISK FACTORS

     [NOTE: THIS RISK FACTOR SUPPLEMENTS THE RISK FACTORS CONTAINED IN THE COMMON STOCK PROSPECTUS.]

ABSENCE OF PRIOR PUBLIC MARKET FOR THE DEBENTURES

     Prior to the Debentures Offering, there has been no trading market for the Debentures. Although the Company intends to make application to list the Debentures on the NYSE, there can be no assurance that an active trading market for the Debentures will develop or, if one does develop, that it will be maintained. If an active market for the Debentures fails to develop or be sustained, the trading price of such Debentures could be materially adversely affected.

                                USE OF PROCEEDS

     The net proceeds to be received by the Company from the sale of the Debentures, after deducting the expenses of this offering, are estimated to be approximately $197 million. The Company intends to apply the net proceeds from both the Debentures Offering and the Common Stock Offering to repay indebtedness, principally incurred in connection with the Keebler Acquisition, under the Amended and Restated Credit Agreement dated as of January 30, 1998, among the Company, Wachovia Bank, N.A., as Agent, The Bank of Nova Scotia, as Documentation Agent, NationsBank, N.A., as Syndications Agent, and the banks (the "Banks") named therein (the "Revolving Credit Facility") and the prepayment of other miscellaneous indebtedness (the "Miscellaneous Indebtedness") and for general corporate purposes. The Revolving Credit Facility permits the Company to borrow from time to time up to $500 million and terminates on January 29, 2003, unless extended by the Banks in their sole discretion. Amounts drawn as of March 26, 1998, under the Revolving Credit Facility aggregated approximately $422 million in principal amount and bear interest that is generally payable monthly at a current annual rate of 6.1% rate based on a performance grid using a choice of LIBOR plus .475% or money market rates. The Revolving Credit Facility contains certain financial covenants, including minimum consolidated net worth, a maximum leverage ratio and a minimum fixed charges coverage ratio. The aggregate principal amount of the Miscellaneous Indebtedness is approximately $13 million with a weighted average interest rate of 7.41%. The Company intends to use any remaining net proceeds of the Common Stock Offering and of the Debentures Offering for general corporate purposes. Pending such uses, the Company will invest the proceeds in marketable, investment grade debt instruments of the United States Government.

                         DESCRIPTION OF THE DEBENTURES

     The Debentures will be unsecured general obligations of the Company and
will be issued under an Indenture, to be dated as of             , 1998 (the
"Indenture"), between the Company and SunTrust Bank, Atlanta, as Trustee (the "Trustee"). The following description of certain terms of the Indenture and the Debentures does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Indenture, including the definitions therein and those terms made a part thereof by reference to the Trust Indenture Act of 1939, as amended. Whenever particular defined terms of the Indenture not otherwise provided herein are referred to, such defined terms are incorporated herein by reference. For definitions of certain capitalized terms used in the following summary, see "-- Certain Definitions."

GENERAL

     The Debentures will bear interest from             , 1998, at the rate
shown on the front cover of this Prospectus. Interest will be payable on October
and April   of each year, commencing on October   , 1998, to holders of record
of such Debentures at the close of business on the preceding           and . The
Debentures will mature on             , 2028. The Debentures will be limited to
$           million aggregate principal amount. The Debentures are not subject to any sinking fund.

REDEMPTION AT THE OPTION OF THE COMPANY

     The Debentures will be redeemable, in whole or from time to time in part, at the option of the Company on any date (a "Redemption Date"), at a redemption price equal to the greater of (i) 100% of the principal amount of the Debentures to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to such Redemption Date) discounted to such Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury
Rate plus        basis points, plus, in either case, accrued and unpaid interest on the principal amount being redeemed to such Redemption Date; provided that installments of interest on Debentures which are due and payable on an Interest Payment Date falling on or prior to the relevant Redemption Date shall be payable to the Holders of such Debentures, registered as such at the close of business on the relevant record date according to their terms and the provisions of the Indenture.

     "Comparable Treasury Issue" means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Debentures to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Debentures.

     "Comparable Treasury Price" means, with respect to any Redemption Date of the Debentures, (i) the average of five Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

     "Independent Investment Banker" means Morgan Stanley & Co. Incorporated or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee after consultation with the Company.

     "Lien" means any mortgage or deed of trust, pledge, assignment, security interest, lien, charge, or other encumbrance or preferential arrangement (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

     "Principal Property" means land, land improvement, buildings and associated factory and laboratory equipment used by the Company or any Subsidiary primarily for processing, producing, packaging or storing its products, raw materials, inventories or other materials or supplies, in any case owned or leased pursuant to a capital lease by the Company or any Subsidiary, or any interest of the Company or any Subsidiary in such property (in each case including the real estate related thereto) located within the United States of America.

     "Reference Treasury Dealer" means (i) Morgan Stanley & Co. Incorporated and its successors; provided, however, that if the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company will substitute therefor another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealer selected by the Independent Investment Banker after consultation with the Company.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

     "Treasury Rate" means, with respect to any Redemption Date for the Debentures, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities" for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the maturity date of the Debentures, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate shall be calculated on the third Business Day preceding the Redemption Date.

     Notice of redemption by the Company will be mailed at least 30 days but not more than 60 days before any Redemption Date to each Holder of Debentures to be redeemed. If less than all the Debentures are to be redeemed at the option of the Company, the Trustee shall select, in such manner as it shall deem fair and appropriate, the Debentures to be redeemed in whole or in part.

     Unless the Company defaults in payment of the redemption price, on and after any Redemption Date interest will cease to accrue on the Debentures or portions thereof called for redemption.

COVENANTS

     The Indenture contains various covenants, including the following:

     Limitation on Liens. The Company will not, and will not permit any Subsidiary to, Incur any Debt secured by a Lien on any Principal Property or on any shares of stock or indebtedness of any Subsidiary, without making effective provision for securing the Debentures equally and ratably with such Debt.

     The foregoing restrictions will not apply to: (i) Liens on any Principal Property acquired, constructed or improved after the date of the Indenture, which Liens are created within 180 days of such acquisition, construction or improvement, to secure Debt Incurred for the payment of all or any part of the purchase price or the cost of construction or improvement of the Principal Property in an aggregate principal amount not to exceed the fair market value of such property, construction or improvements; (ii) Liens on any Principal Property, shares of stock or indebtedness of a Person existing prior to the time
(A) such Person becomes a Subsidiary of the Company, (B) such Person merges into or consolidates with the Company or a Subsidiary of the Company or (C) a Subsidiary of the Company merges into or consolidates with such Person (in a transaction in which such Person becomes a Subsidiary of the Company); (iii) Liens on Principal Property securing Debt owed by a Subsidiary to the Company or any other Subsidiary; (iv) Liens on Principal Property in existence on the date of the Indenture; (v) Liens on any unimproved real Principal Property constructed or improved after the date of the Indenture to secure the payment of all or part of the cost of such construction or improvement; (vi) Liens on any Principal Property of the Company or any Subsidiary in favor of governmental bodies; (vii) Liens created by pledges or deposits required in connection with workers' compensation, unemployment insurance and other social security legislation and deposits securing obligations to insurance carriers under insurance policies or self-insurance arrangements of the Company or a Subsidiary; (viii) Liens to secure taxes not yet due or which are being contested in good faith by the Company or a Subsidiary; and (ix) Liens to secure any extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Debt secured by Liens referred to in the foregoing clauses (i) through (viii), so long as such Lien does not extend to any other property and the Debt so secured is not increased.

     Notwithstanding the foregoing, the Company or any Subsidiary may Incur Debt secured by Liens which otherwise would be subject to the foregoing restrictions, in an aggregate amount which, together with all other such Debt outstanding secured by Liens and all Attributable Debt outstanding in respect of Sale and Leaseback Transactions (other than as permitted by the first paragraph under the "Limitation on Sale and Leaseback Transactions" covenant below), does not exceed 10% of Consolidated Net Tangible Assets.

     Limitation on Sale and Leaseback Transactions. The Company will not, and will not permit any Subsidiary to, enter into any Sale and Leaseback Transaction on any Principal Property (except transactions between the Company and any Subsidiary and transactions for a period not exceeding three years) unless: (i) the Company or such Subsidiary would be entitled to incur a Lien to secure Debt by reason of the provisions described in clauses (i) through (ix) of the second paragraph under the "Limitation on Liens" covenant in an amount equal to the Attributable Debt of such Sale and Leaseback Transaction without equally and ratably securing the Debentures or (ii) the Company or such Subsidiary applies within 120 days an amount equal to, in the case of a sale or transfer for cash, the net proceeds (not exceeding the net book value), and, otherwise, an amount equal to the fair value (as determined by its Board of Directors), of the property so leased to (A) the retirement of Debt Securities or other Funded Debt of the Company or such Subsidiary or (B) the acquisition of property which constitutes a Principal Property.

     Limitation on Consolidation, Merger and Sale of Assets. The Indenture provides that the Company may consolidate with, or sell, convey or lease all or substantially all of its assets to, or merge with or into, any other corporation, if (i) either the Company is the continuing corporation, or the successor corporation is a domestic corporation and expressly assumes the due and punctual payment of the principal of and interest on the Debentures outstanding under the Indenture according to their tenor and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed or observed by the Company and (ii) immediately after such merger or consolidation, or such sale, conveyance or lease, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing.

EVENTS OF DEFAULT

     The Indenture defines the following events as "Events of Default": (a) failure to pay interest on the Debentures after the interest becomes due and payable and continuance of such default for a period of 30 days; (b) failure to pay all or any portion of the principal of the Debentures when such principal becomes due and payable, without any grace period; (c) default in the performance, or breach, of any covenant which results in the acceleration of Debt of the Company or any Subsidiary in excess of $10 million and failure of such acceleration to be rescinded or such Debt to be discharged within 10 days;
(d) failure to pay any amount due and payable in respect of any Debt of the Company or any Subsidiary in excess of $10 million and the failure of such default to be rescinded or such Debt to be discharged within 10 days; (e) default in the performance, or breach, of any other covenant of the Company for the benefit of the Debentures that continues for a period of 60 days (or such other period specified in the Indenture) after written notice of such default has been given (i) to the Company by the Trustee or (ii) to the Company and the Trustee by the holders of at least 25% of the Debentures then outstanding; or
(f) certain events of bankruptcy, insolvency, or reorganization.

     The Indenture provides that the Trustee shall notify the holders of the Debentures of any continuing default known to the Trustee which has occurred with respect to the Debentures within 90 days after the occurrence thereof. The Indenture provides that notwithstanding the foregoing, except in the case of default in the payment of the principal of or interest on the Debentures the Trustee may withhold such notice if the Trustee in good faith determines that the withholding of such notice is in the interests of the holders of the Debentures.

     The Indenture provides that if an Event of Default (other than an Event of Default described in clause (f) above) with respect to the Debentures shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of the Debentures then outstanding may declare the principal amount of, and accrued and unpaid interest on, the Debentures to be due and payable immediately. Upon certain conditions such acceleration may be annulled. The Indenture provides that if an Event of Default described in clause
(f) shall have occurred and be continuing, the principal amount of (and accrued and unpaid interest on) the Debentures shall ipso facto become due and payable immediately, without any declaration or other act on the part of the Trustee or any holder. Any past defaults and the consequences thereof (except a default in the payment of principal of or interest on the Debentures) may be waived by the holders of a majority in principal amount of the Debentures then outstanding. The Indenture also permits the Company not to comply with certain covenants in the Indenture with respect to the Debentures upon waiver by the holders of a majority in principal amount of the Debentures then outstanding.

     Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default with respect to the Debentures shall occur and be continuing, the Trustee shall not be under any obligation to exercise any of the trust powers vested in it by the Indenture at the request or direction of any of the holders of the Debentures, unless such holders shall have offered to the Trustee reasonable security or indemnity. The holders of a majority in aggregate principal amount of the Debentures then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the Indenture or exercising any trust power conferred on the Trustee with respect to the Debentures; provided that the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture and subject to certain other limitations.

     No holder of the Debentures will have any right by virtue or by availing of any provision of the Indenture to institute any proceeding at law or in equity or in bankruptcy or otherwise upon or under or with respect to the Indenture or for any remedy thereunder, unless such holder shall have previously given the Trustee written notice of an Event of Default with respect to the Debentures and unless also the holders of at least 25% in aggregate principal amount of the outstanding Debentures shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee and the Trustee shall have failed to institute such proceeding within 60 days after its receipt of such request, and the Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding Debentures a direction inconsistent with such request. However, the right of a holder of any Debenture to receive payment of the principal of and any interest on such Debenture on or after the due dates expressed in such Debenture, or to institute suit for the enforcement of any such payment on or after such dates, shall not be impaired or affected without the consent of such holder.

SATISFACTION AND DISCHARGE OF INDENTURE

     The Indenture with respect to the Debentures (except for certain specified surviving obligations including, among other things. the Company's obligation to pay the principal of and interest on the Debentures) will be discharged and canceled upon the satisfaction of certain conditions, including the payment of all principal of and interest on all the Debentures or the deposit with the Trustee of cash or appropriate Government Obligations or a combination thereof sufficient for such payment in accordance with the Indenture and the terms of the Debentures.

MODIFICATION OF THE INDENTURE

     The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the Debentures at the time outstanding under the Indenture, to execute supplemental indentures adding any provisions to, or changing in any manner or eliminating any of the provisions of, the Indenture or any supplemental indenture with respect to the Debentures or modifying in any manner the rights of the holders of the Debentures; provided that no such supplemental indenture may (i) extend the stated maturity of the principal of any Debenture or reduce the principal amount thereof or reduce the rate or extend the time of payment of any interest thereof, or impair or affect the right of any holder of Debentures to institute suit for payment thereof, or any right of repayment at the option of the holders of the Debentures, without the consent of the holder of each Debenture so affected, or (ii) reduce the aforesaid percentage of Debentures the consent of holders of which is required for any such supplemental indenture, without the consent of the holders of all Debentures so affected. Additionally, in certain prescribed instances, including the establishment of the forms or terms of the Debentures, the Company and the Trustee may execute supplemental indentures without the consent of the holders of the Debentures.

DEFEASANCE AND COVENANT DEFEASANCE

     The Indenture provides that the Company may elect either (a) to terminate (and be deemed to have satisfied) all its obligations with respect to such Debentures (except for the obligations to register the transfer or exchange of such Debentures, to replace mutilated, destroyed, lost or stolen Debentures, to maintain an office or agency in respect of the Debentures, to compensate and indemnify the Trustee and to punctually pay or cause to be paid the principal of and interest on, all Debentures when due) ("defeasance") or (b) to be released from its obligations with respect to such Debentures described above under "-- Covenants"

("covenant defeasance"), upon the deposit with the Trustee, in trust for such purpose, of money and/or Government Obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient (in the opinion of a nationally recognized firm of independent public accountants) to pay the principal of and interest, if any, on the outstanding Debentures, on the scheduled due dates therefor. Such a trust may be established only if, among other things, (i) the Company has delivered to the Trustee an opinion of counsel (as specified in the Indenture) with regard to certain matters, including an opinion to the effect that the holders of such Debentures will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and discharge and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred, and (ii) no Event of Default has occurred or is occurring.

APPLICABLE LAW

     The Debentures and the Indenture will be governed by, and construed in accordance with, the laws of the State of New York.

CONCERNING THE TRUSTEE

     The Trustee may provide various commercial banking services to the Company from time to time.

CERTAIN DEFINITIONS

     The terms set forth below are defined in the Indenture as follows:

     "Attributable Debt" when used in connection with a Sale and Leaseback Transaction involving a Principal Property shall mean, at the time of determination, the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof (including any renewal term or period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the Debentures pursuant to the Indenture compounded semi-annually. For purposes of the foregoing definition, rent shall not include amounts required to be paid by the lessee on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

     "Consolidated Net Tangible Assets" means the total of all the assets appearing on the consolidated balance sheet of the Company and its Subsidiaries, less the following: (a) current liabilities and (b) intangible assets, including, but without limitation, such items as goodwill, trademarks, trade names, patents and unamortized debt discount and expense carried as an asset on said balance sheet. Consolidated Net Tangible Assets shall be determined in accordance with generally accepted accounting principles applied on a consistent basis and shall be determined by reference to the most recent publicly available quarterly or annual, as the case may be, consolidated balance sheet of the Company.

     "Debt" of a Person means all indebtedness of such Person which is for money borrowed.

     "Funded Debt" means Debt which by its terms matures at, or can be extended or renewed at the option of the obligor to, a date more than twelve months after the date of the Debt's creation, including, but not limited to, outstanding revolving credit loans.

     "Government Obligations" means, unless otherwise specified pursuant to the Indenture, securities which are (i) direct obligations of the United States government for which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by, or acting as an agency or instrumentality of, the United States government, the payment of which obligations is unconditionally guaranteed by the United States government, and which, in either case, are full faith and credit obligations of the United States government, and which are not callable or redeemable at the option of the issuer thereof prior to their stated maturity.

     "Incur" means to issue, incur, assume, guarantee, become liable, contingently or otherwise, with respect to, or otherwise become responsible for the payment of, any Debt.

     "Sale and Leaseback Transaction" of any Person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such person of any property or asset of such Person which has been or is being sold or transferred by such Person more than one year after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset. The stated maturity of such arrangement shall be the date of the last payment of rent or any other similar amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.

     "Subsidiary" means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of the outstanding capital stock (or other interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, general partners, managers, managing members, managing partners or trustees thereof or, if such persons are not elected, to vote on any matter that is submitted to the vote of all persons holding ownership interests in such entity) is at the time owned or controlled, directly or indirectly, by (i) the Company, (ii) the Company and one or more Subsidiaries or (iii) one or more Subsidiaries; provided, however, that the term Subsidiary does not include (a) Keebler Foods Company and its subsidiaries or (b) any other corporation, association, partnership or other business entity (1) of which the Company owns or controls directly or indirectly less than 80% of such total voting power of the outstanding capital stock and (2) which has outstanding securities that have been registered under the Securities Act or the Exchange Act.

BOOK-ENTRY, DELIVERY AND FORM

     The Debentures to be sold as set forth herein will be issued in the form of a fully registered Global Certificate (the "Global Certificate"). The Global Certificate will be deposited on the date of the closing of the sale of the Debentures offered hereby with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of its nominee (such nominee being referred to herein as the "Global Certificate Holder") or will remain in the custody of the Trustee pursuant to a FAST Balance Certificate Agreement or similar agreement between the Depositary and the Trustee.

     Except as set forth below, the Global Certificate may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

     The Depositary has advised the Company and the Underwriters as follows: the Depositary is a limited purpose trust company created to hold securities that its participating organizations ("Participants") deposit with the Depositary and to facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes to accounts of its Participants, thereby eliminating the need for physical movement of certificates. "Participants" include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to the Depositary's book-entry system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with Participants, either directly or indirectly ("Indirect Participants"). Persons who are not Participants may beneficially own securities held by the Depositary only through Participants or Indirect Participants.

     The Depositary has also advised that pursuant to procedures established by it (i) upon the issuance by the Company of the Debentures, the Depositary will credit the accounts of Participants designated by the Underwriters with the principal amount of the Debentures purchased by the Underwriters and (ii) ownership of beneficial interests in the Global Certificate will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary (with respect to Participants' interests), the Participants and the Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities which they own. Consequently, the ability to transfer beneficial interests in the Global Certificate is limited to such extent.

     All payments on the Global Certificate registered in the name of the Depositary's nominee will be made by the Company through the Paying Agent to the Depositary's nominee as the registered owner of the Global Certificate. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Debentures are registered as the owners of such Debentures for the purpose of receiving payment of principal and interest on such Debentures and for all other purposes whatsoever. Therefore, neither the Company, the Trustee nor the Paying Agent has any direct responsibility or liability for the payment of principal or interest on the Debentures to owners of beneficial interests in the Global Certificate. The Depositary has advised the Company and the Trustee that its current practice is, upon receipt of any payment of principal or interest, to credit immediately the accounts of the Participants with payments in amounts proportionate to their respective holdings in principal amount of beneficial interests in the Global Certificate as shown in the records of the Depositary. Payments by Participants and Indirect Participants to owners of beneficial interests in the Global Certificate will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name" and will be the responsibility of such Participants or Indirect Participants.

     The Company will issue Debentures in definitive form in exchange for the Global Certificate if, and only if, either (1) the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, (2) an Event of Default has occurred and is continuing and the Trustee has received a request from the Depositary to issue Debentures in definitive form in lieu of all or a portion of the Global Certificate (in which case the Company shall execute within 30 days of such request, and the Trustee, upon receipt of a Company Order, shall promptly authenticate and make available for delivery Debentures in definitive form), or
(3) the Company determines not to have Debentures represented by a Global Certificate. In any such instance, an owner of a beneficial interest in the Global Certificate will be entitled to have Debentures equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such Debentures in physical form. Debentures so issued in definitive form will be issued in denominations of $1,000 and whole multiples thereof and will be issued in registered form only, without coupons.

     So long as the Global Certificate Holder is the registered owner of the Global Certificate, the Global Certificate Holder will be considered the sole Holder under the Indenture of any Debentures evidenced by the Global Certificate. Beneficial owners of Debentures evidenced by the Global Certificate will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the Debentures.

                                  UNDERWRITERS

     Under the terms of and subject to the conditions contained in an Underwriting Agreement dated the date hereof (the "Debentures Underwriting Agreement"), the Underwriters named below, for whom Morgan Stanley & Co. Incorporated and SBC Warburg Dillon Read Inc. are acting as Representatives, have severally agreed to purchase, and the Company has agreed to sell to them, severally, the respective principal amounts of the Debentures set forth after
their names below at a purchase price of      % of the principal amount thereof,
plus accrued interest, if any, from        , 1998, to the date of payment and
delivery:

                                                                PRINCIPAL
                                                                 AMOUNT
NAME                                                          OF DEBENTURES
----                                                          -------------
Morgan Stanley & Co. Incorporated...........................
SBC Warburg Dillon Read Inc. ...............................

                                                              ------------
          Total.............................................  $200,000,000
                                                              ============

     The Debentures Underwriting Agreement provides that the obligations of the Underwriters to pay for and accept delivery of the Debentures are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the Debentures if any are taken.

     The Underwriters initially propose to offer part of the Debentures to the public at the public offering price set forth on the cover page hereof, and part to certain dealers at a price that represents a concession not in excess of
     % of the principal amount of the Debentures. The Underwriters may allow,
and such dealers may reallow, a concession not in excess of      % of the
principal amount of the Debentures to certain other dealers. After the initial offering of the Debentures, the public offering price and other selling terms may from time to time be varied by the Underwriters.

     The Company intends to make application to list the Debentures on the NYSE.

     In order to facilitate the offering of the Debentures, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Debentures. Specifically, the Underwriters may overallot in connection with the offering of the Debentures, creating a short position in the Debentures for their own account. In addition, to cover overallotments or to stabilize the price of the Debentures, the Underwriters may bid for, and purchase, the Debentures in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Debentures in the offering if the syndicate repurchases previously distributed Debentures in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Debentures above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

     The Debentures Underwriting Agreement provides that the Company will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

     From time to time, the Representatives have provided, and continue to provide, investment banking services to the Company.

                                 LEGAL MATTERS

     The validity of the Debentures offered hereby will be passed upon for the Company by Jones, Day, Reavis & Pogue, Atlanta, Georgia, and for the Underwriters by King & Spalding, Atlanta, Georgia.

                                    EXPERTS

     The consolidated financial statements of Flowers at January 3, 1998, June 28, 1997 and June 29, 1996 and for the 27 weeks ended January 3, 1998, and the 52 weeks ended June 28, 1997, June 29, 1996, and July 1, 1995, included in this Prospectus and incorporated by reference herein from the Company's Transition Report on Form 10-K for the transition period ended January 3, 1998 have been so included and incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Keebler (including its predecessor company) as of and for the fiscal year ended January 3, 1998, the 48-week period ended December 28, 1996, the four week period ended January 26, 1996, and the fiscal year ended December 30, 1995, incorporated by reference in this Prospectus from the Company's Transition Report on Form 10-K for the transition period ended January 3, 1998 and the Company's Current Report on Form 8-K/A dated March 13, 1998, have been audited by Coopers & Lybrand L.L.P., independent accountants, and are incorporated by reference herein in reliance on the report of such firm, given on the authority of that firm as experts in accounting and auditing.

     The financial statements of Sunshine as of March 31, 1995 and 1996 and for each of the three years in the period ended March 31, 1996, incorporated by reference in this Prospectus from the Company's Current Report on Form 8-K/A dated March 13, 1998, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Estimated expenses in connection with the issuance and distribution of the securities to be registered, other than underwriting discounts and commissions, are as follows:

ITEM                                                            AMOUNT
----                                                          -----------
Registration fee............................................  $   140,632
Printing and engraving expenses.............................       *
Legal fees and expenses.....................................       *
Accounting fees and expenses................................       *
Miscellaneous expenses......................................       *
                                                              -----------
          Total.............................................       *
                                                              ===========

---------------

* To be filed by amendment.

     All such expenses will be borne by the Company.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code provides that a corporation may indemnify or obligate itself to indemnify an individual made a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if (1) such individual conducted himself or herself in good faith; and (2) such individual reasonably believed
(A) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation, (B) in all other cases, that such conduct was at least not opposed to the best interests of the corporation; and
(C) in the case of any criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful. Subsection (d) of Section 14-2-851 of the Georgia Business Corporation Code provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct, or in connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity. Notwithstanding the foregoing, pursuant to
Section 14-2-854 a court may order a corporation to indemnify a director if such court determines, in view of all the relevant circumstances, that it is fair and reasonable to indemnify the director even if the director has not met the relevant standard of conduct set forth in subsections (a) and (b) of Section 14-2-851 of the Georgia Business Corporation Code or was adjudged liable in a proceeding referred to in subsection (d) of Section 14-2-851 of the Georgia Business Corporation Code, but if the director was adjudged so liable, the indemnification shall be limited to reasonable expenses incurred in connection with the proceeding.

     Section 14-2-852 of the Georgia Business Corporation Code provides that, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which a he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

     Section 14-2-857 of the Georgia Business Corporation Code provides that a corporation may indemnify an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director. If the officer is not a director (or if the officer is a director but the sole basis on which he or she is made a party to the proceeding is an act or omission solely as an officer), to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors, or contract except for liability arising out of conduct that constitutes (1) appropriation, in violation of his or her duties, of any business opportunity of the corporation, (2) acts or omissions which involve intentional misconduct or a knowing violation of law, (3) the types of liability set forth in Section 14-2-832 of the Georgia Business Corporation Code or, (4) receipt of an improper personal benefit. An officer of a corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 of the Georgia Business Corporation Code and may apply to a court under Section 14-2-854 of the Georgia Business Corporation Code for indemnification, in each case to the same extent to which a director may be entitled to indemnification under those provisions. Finally, a corporation may also indemnify an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action by its board of directors, or contract.

     As permitted by Section 14-2-202(b)(4) of the Georgia Business Corporation Code, the Company's Articles provide that a Director shall not be personally liable to the Company or its shareholders for monetary damages for breach of duty of care or other duty as a Director, except for liability: (i) for any appropriation, in violation of that Director's duties, of any business opportunity of the Company; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for the types of liability set forth in Section 14-2-831 of the Georgia Business Corporation Code; or (iv) for any transaction from which the Director derived an improper personal benefit.

     The Company's Bylaws (Article 8) provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he or a person of whom he is the legal representative is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in the proceeding if he acted in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that a person did not act in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

     In connection with a proceeding by or in the right of the Company, the Company shall indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding or completed action or suit, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in actually and reasonably incurred by such person in the proceeding if he acted in good faith and in manner he reasonably believed to be in or not opposed to the best interests of the Company. However, no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     Every such person, to the extent that such person has been successful, on the merits or otherwise, in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, shall be indemnified by the Company against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     Determination concerning whether or not the applicable standard of conduct has been met shall be made by (i) the Board of Directors by a majority vote of a quorum of Directors who were not parties to such action, suit or proceeding;
(ii) if such a quorum is not obtainable or, even if obtainable, a quorum of disinterested Directors so directs, by independent legal counsel in a written opinion; or (iii) the affirmative vote of a majority of the shares entitled to vote thereon.

     Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding, as authorized in the specific case, upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company. Indemnification and advancement of expenses pursuant to Article 8 of the Company's Bylaws is not exclusive of any rights to which such director, officer, employee or agent may be entitled by any Bylaw or resolution approved by the Board, the notice of which specified that such Bylaw or resolution would be placed before the Shareholders, both as to action by a director, officer, employee or agent in such person's official capacity and as to action in another capacity while holding such office or position, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     The Company's Bylaws provide that the Company and its officers shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company or who is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Company would have the power to indemnify such person against such liability.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits. The following exhibits are filed as part of this Registration Statement.

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
  1.1*     --  Form of Common Stock Underwriting Agreement
  1.2*     --  Form of Debentures Underwriting Agreement
  4.1*     --  Form of Indenture between the Company and SunTrust Bank,
               Atlanta, as Trustee
  5.1*     --  Opinion of Jones, Day, Reavis & Pogue
 12.1      --  Computation of Ratio of Earnings to Fixed Charges
 23.1      --  Consent of Price Waterhouse LLP
 23.2      --  Consent of Coopers & Lybrand L.L.P.
 23.3      --  Consent of Deloitte & Touche LLP
 23.4*     --  Consent of Jones, Day, Reavis & Pogue (included in Exhibit
               5.1)
 24.1      --  Power of Attorney (included in signature page hereto)
 25.1*     --  Statement of Eligibility under the Trust Indenture Act of
               1939 of SunTrust Bank, Atlanta

---------------

* To be filed by amendment.

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Thomasville, in the State of Georgia, on the 27th day of March, 1998.

                            FLOWERS INDUSTRIES, INC.

By: /s/ AMOS R. MCMULLIAN        By: /s/ ROBERT P. CROZER        By: /s/ C. MARTIN WOOD III
   -------------------------        -------------------------        --------------------------
       Amos R. McMullian                 Robert P. Crozer                C. Martin Wood III
   Chairman of the Board and           Vice Chairman of the           Senior Vice President and
    Chief Executive Officer                   Board                    Chief Financial Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints C. Martin Wood III and G. Anthony Campbell, jointly and severally, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

                   SIGNATURE                                    TITLE                    DATE
                   ---------                                    -----                    ----

             /s/ AMOS R. MCMULLIAN                Chairman of the Board, Chairman       March 24, 1998
------------------------------------------------    of the Executive Committee and
               Amos R. McMullian                    Chief Executive Officer

              /s/ ROBERT P. CROZER                Vice Chairman of the Board and a      March 27, 1998
------------------------------------------------    Director
                Robert P. Crozer

             /s/ C. MARTIN WOOD III               Senior Vice President, Chief          March 27, 1998
------------------------------------------------    Financial Officer and a
               C. Martin Wood III                   Director

              /s/ EDWARD L. BAKER                 Director                              March 24, 1998
------------------------------------------------
                Edward L. Baker

               /s/ JOE E. BEVERLY                 Director                              March 27, 1998
------------------------------------------------
                 Joe E. Beverly

             /s/ FRANKLIN L. BURKE                Director                              March 27, 1998
------------------------------------------------
               Franklin L. Burke

            /s/ G. ANTHONY CAMPBELL               General Counsel, Secretary and a      March 27, 1998
------------------------------------------------    Director
              G. Anthony Campbell

                   SIGNATURE                                    TITLE                    DATE
                   ---------                                    -----                    ----

             /s/ LANGDON S. FLOWERS               Director                              March 24, 1998
------------------------------------------------
               Langdon S. Flowers

           /s/ JOSEPH L. LANIER, JR.              Director                              March 27, 1998
------------------------------------------------
             Joseph L. Lanier, Jr.

             /s/ J. V. SHIELDS, JR.               Director                              March 27, 1998
------------------------------------------------
               J. V. Shields, Jr.

             /s/ HEETH VARNEDOE III               Director                              March 27, 1998
------------------------------------------------
               Heeth Varnedoe III

             /s/ JIMMY M. WOODWARD                Treasurer and Chief Accounting        March 27, 1998
------------------------------------------------    Officer
               Jimmy M. Woodward